UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒ Preliminary Proxy Statement ☐ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

FIBERNET TELECOM GROUP, INC.

(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share, of FiberNet Telecom Group, Inc.

(2)	Aggregate number of securities to which transaction applies:

7,667,368	Shares of Common Stock issued and outstanding as of May 1, 2009
135,402	Shares of Common Stock issuable upon exercise of stock options, or with respect to restricted stock units and other equity awards, outstanding as of May 1, 2009, which includes 26,013 shares of Common Stock subject to stock options with exercise prices in excess of $11.45 per share
250,764	Shares of Common Stock issuable upon exercise of warrants outstanding as of May 1, 2009

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 7,667,368 shares of Common Stock multiplied by $11.45 per share; (B) options to purchase 109,389 shares of Common Stock with exercise prices less than $11.45 per share multiplied by $6.454 (which is the difference between $11.45 and the weighted average exercise price of $4.996 per share); (C) warrants to purchase 250,764 shares of Common Stock multiplied by $8.81 (which is the difference between $11.45 and the exercise price of the warrants of $2.64 per share). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000558 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$90,706,539

(5)	Total fee paid:

$5,061.43

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT, SUBJECT TO COMPLETION, JUNE [    ], 2009

Dear Stockholder,

You are cordially invited to attend a special meeting of FiberNet Telecom Group, Inc. (“FiberNet”) stockholders to be held on [                    ], 2009, starting at [                    ], local time, at the offices of Willkie Farr & Gallagher LLP, located at 787 Seventh Avenue, New York, NY 10019.

At the special meeting, you will be asked to consider and vote upon (i) a proposal to adopt the Agreement and Plan of Merger, dated as of May 28, 2009, by and among FiberNet, Zayo Group, LLC (“Zayo Group”) and Zayo Merger Sub, Inc., a wholly owned subsidiary of Zayo Group, and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement. If the merger is consummated, FiberNet, as the surviving corporation, will become a wholly owned subsidiary of Zayo Group and you, as a holder of our common stock, will be entitled to receive $11.45 in cash, without interest and less any applicable withholding taxes (but subject to a potential downward purchase price adjustment), for each share of our common stock owned by you at the consummation of the merger, as more fully described in the enclosed proxy statement. The consideration that you will receive is subject to a potential downward purchase price adjustment in the event of a difference between the capitalization of FiberNet as of the closing and the capitalization set forth in our representations and warranties in the merger agreement if such difference causes the aggregate consideration payable by Zayo Group in the merger to be increased by more than $10,000. The merger consideration of $11.45 per share of our common stock represents an approximately 15.54% premium over the closing price of our shares of common stock on the NASDAQ Capital Market on May 28, 2009, the last trading day before we announced the execution of the merger agreement.

After careful consideration, our board of directors has unanimously declared the merger agreement advisable and determined that the merger is fair to, and in the best interests of, FiberNet and our stockholders. Therefore, the board unanimously recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement.

Your vote is very important, regardless of the number of shares of common stock you own. We cannot consummate the merger unless the merger agreement is approved by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on [                    ], 2009, the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. In addition, the proposal to adjourn the special meeting must be approved by the affirmative vote of holders of at least a majority of FiberNet’s outstanding shares of common stock that are entitled to vote at, and are present in person or represented by proxy at, the special meeting. Therefore, if you fail to vote your shares, it will have the same effect as a vote against the adoption of the merger agreement.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy in the accompanying reply envelope, or submit your proxy by telephone or the Internet, using the telephone number or Internet voting instructions printed on your proxy card prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to record your vote via the Internet. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, all of your shares of common stock will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

The attached proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the proxy statement and the merger agreement carefully and in their entirety. You may also obtain more information about FiberNet from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares, please call Georgeson Inc., our proxy solicitor, toll free at (866) 729-6815.

Thank you in advance for your continued support and your consideration of this matter.

Sincerely,

Jon A. DeLuca
President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the attached proxy statement. Any representation to the contrary is a criminal offense.

The attached proxy statement is dated [                    ], 2009, and is first being mailed to stockholders on or about such date.

FIBERNET TELECOM GROUP, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [                    ], 2009

To the Stockholders of FiberNet Telecom Group, Inc.:

A special meeting of stockholders of FiberNet Telecom Group, Inc., a Delaware corporation, or FiberNet, will be held on [                    ], 2009, starting at [            ], local time, at the offices of Willkie Farr & Gallagher LLP, located at 787 Seventh Avenue, New York, NY 10019 for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of May 28, 2009, among FiberNet, Zayo Group, LLC, a Delaware limited liability company, and Zayo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Zayo Group, LLC, as such agreement may be amended from time to time, pursuant to which Zayo Merger Sub, Inc. will merge with and into FiberNet, with FiberNet surviving the merger as a wholly owned subsidiary of Zayo Group, LLC.

2. To consider and vote on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement.

3. To consider and vote on such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Our board of directors has specified [                    ], 2009, as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at (in person or by proxy), the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting and at any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held on the record date. A complete list of our stockholders of record entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting. The list will also be available at the meeting for inspection by any stockholder present at the meeting.

Under Delaware law, FiberNet stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the stockholder vote on the merger agreement and otherwise comply with the requirements of Delaware law as explained in the accompanying proxy statement.

The adoption of the merger agreement must be approved by the affirmative vote of holders of at least a majority of FiberNet’s outstanding shares of common stock that are entitled to vote at the special meeting. The adjournment or postponement of the special meeting to a later date or time must be approved by the affirmative vote of holders of at least a majority of FiberNet’s outstanding shares of common stock that are entitled to vote at, and are present in person or represented by proxy at, the special meeting.

Regardless of whether you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting. If you have Internet access, we encourage you to record your vote via the Internet. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your prompt attention is greatly appreciated.

THE FIBERNET BOARD OF DIRECTORS HAS UNANIMOUSLY DECLARED THE MERGER AGREEMENT ADVISABLE AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, FIBERNET AND ITS STOCKHOLDERS. THEREFORE, THE FIBERNET BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING.

By Order of the Board of Directors,

Michael S. Hubner
Secretary

[                    ], 2009

ADDITIONAL INFORMATION

This document incorporates important business and financial information about FiberNet from documents that are not included in or delivered with this document. See “Where You Can Find More Information” on page 71. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from FiberNet Investor Relations at 220 West 42nd Street, 13th Floor, New York, NY 10036, or by calling (212) 405-6200. You will not be charged for any of the documents that you request. If you wish to request documents, you should do so by [                    ], 2009 in order to receive them before the special meeting.

If you have additional questions about the merger or require assistance in submitting proxies or voting shares of our common stock, or if you would like to receive additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Georgeson Inc.

199 Water St., 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

All Others Toll Free: (866) 729-6815

1

2

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	69
OTHER MATTERS	71
STOCKHOLDER PROPOSALS	71
STOCKHOLDERS SHARING AN ADDRESS	71
WHERE YOU CAN FIND MORE INFORMATION	71

ANNEXES

3

SUMMARY TERM SHEET

The following summary term sheet highlights selected information in this proxy statement and may not contain all the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in, or incorporated by reference into, this proxy statement. We sometimes make reference to FiberNet Telecom Group, Inc. in this proxy statement by using the terms “FiberNet,” the “company,” “we,” “our” or “us.” Each item in this summary term sheet includes a page reference directing you to a more complete description of the item in this proxy statement.

The Merger Agreement (page 46)

The Agreement and Plan of Merger, dated as of May 28, 2009 (which we refer to as the merger agreement), among FiberNet, Zayo Group, LLC (which we refer to as Zayo Group) and Zayo Merger Sub, Inc. (which we refer to as Zayo Merger Sub), provides that Zayo Merger Sub, a wholly owned subsidiary of Zayo Group, will merge with and into FiberNet, with FiberNet continuing after the merger as the surviving corporation. As a result of the merger, FiberNet will become a wholly owned subsidiary of Zayo Group. If the merger is completed, shares of our common stock will no longer be listed on any stock exchange or quotation system. If the merger is completed, each outstanding share of our common stock will be converted into the right to receive $11.45 in cash, without interest and less any applicable withholding taxes (but subject to a potential downward purchase price adjustment) (other than (i) any shares of our common stock that are owned by FiberNet (as treasury stock or otherwise), Zayo Group, Zayo Merger Sub or any of their respective direct or indirect wholly owned subsidiaries and (ii) shares of our common stock held by any holder who has properly exercised appraisal rights with respect to such shares in accordance with Section 262 of the Delaware General Corporation Law, as described in this proxy statement). We refer to this amount in this proxy statement as the merger consideration. In the event that the aggregate amount of payments to be made by Zayo Group pursuant to Article III of the merger agreement is increased by more than $10,000 as a result of a difference between the capitalization of FiberNet as of the closing and the capitalization set forth in our representations and warranties in the merger agreement, the merger consideration will be ratably and equitably reduced so that the aggregate amount of payments to be made by Zayo Group pursuant to Article III of the merger agreement is reduced by the amount of such excess above $10,000.

The Special Meeting (page 23)

Date, Time and Place. The special meeting will be held on [                    ], 2009, starting at [            ], local time, at the offices of Willkie Farr  & Gallagher LLP, located at 787 Seventh Avenue, New York, NY 10019.

Purpose. You will be asked to consider and vote upon (1) a proposal to adopt the merger agreement, (2) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement and (3) such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [                    ], 2009, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were [            ] shares of our common stock issued and outstanding and entitled to vote. The presence, in person or by proxy, of stockholders representing a majority of the shares of our common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. In the event that a quorum is not present at the special meeting, the meeting may be adjourned or postponed to a later date or time, if necessary or appropriate, to solicit additional proxies.

Vote Required. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date (which we refer to as the required stockholder approval). Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote on the matter.

Voting and Proxies. Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, via the Internet, by returning the enclosed proxy card by mail or by voting in person at the special meeting. If you intend to submit your proxy by mail, telephone or the Internet you must do so no later than [            ] on [                    ], 2009. If you do not return your proxy card, submit your proxy by mail, phone or the Internet or attend the special meeting, your shares of our common stock will not be voted, which will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Even if you plan to attend the special meeting, if you hold your shares of common stock in your own name as the stockholder of record, please vote your shares after carefully reading and considering the information contained in this proxy statement by completing, signing, dating and returning the enclosed proxy card or by using the telephone number printed on your proxy card or by using the Internet voting instructions printed on your proxy card.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement.

If your shares of our common stock are held in “street name,” you should instruct your brokerage firm, bank, trust or other nominee on how to vote such shares of common stock using the instructions provided by your brokerage firm, bank, trust or other nominee. If your shares of our common stock are held in “street name,” you must obtain a proxy from such nominee in order to vote in person at the special meeting. If you fail to provide your brokerage firm, bank, trust or other nominee with instructions on how to vote your shares of our common stock, it will not be able to vote such shares at the special meeting. Although brokers who hold shares in “street name” for customers may have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners, such brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the approval of the merger agreement. As a result, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes” can only be counted for purposes of determining whether a quorum is present at the special meeting.

Because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date, the failure to provide your brokerage firm, bank, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement requires the affirmative vote of a majority of the shares of our common stock present or represented by proxy at the special meeting and entitled to vote thereon, and because your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote on the proposal, the failure to provide your brokerage firm, bank, trust or other nominee with voting instructions on how to vote your shares will have no effect on the approval of that proposal.

Revocability of Proxy. Any stockholder of record of our common stock may revoke his or her proxy at any time before it is voted at the special meeting by any of the following actions:

•

delivering to our Corporate Secretary at any time prior to [            ] on the date of the special meeting, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering to us at any time prior to [ ] on the date of the special meeting, a new proxy, relating to the same shares of our common stock and bearing a later date; or

•	submitting another proxy by telephone or on the Internet (the latest telephone or Internet voting instructions will be followed) at any time prior to [ ] on the date of the special meeting.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Corporate Secretary

FiberNet Telecom Group, Inc.

220 West 42nd Street

13th Floor

New York, NY 10036

Fax: (212) 405-6262

If you are a “street name” holder of our common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

The Parties to the Merger Agreement (page 27)

FiberNet Telecom Group, Inc. FiberNet, a Delaware corporation, owns and operates integrated colocation facilities and diverse transport routes in the gateway markets of New York/New Jersey, Los Angeles, Chicago and Miami, designed to provide comprehensive broadband interconnectivity enabling the exchange of traffic over multiple networks. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. Our principal executive offices are located at 220 West 42nd Street, 13th Floor, New York, NY 10036, and our telephone number is (212) 405-6200.

Zayo Group, LLC. Based in Louisville, Colorado, Zayo Group (www.zayo.com) is a competitive regional provider of telecom services–including bandwidth, voice, and managed services–to carrier, enterprise, SME, and government customers. Zayo Group provides these services over its fiber network that spans 129 markets in 23 states. Zayo Group is comprised of three complementary business units. Zayo Bandwidth is focused on providing highly reliable fiber-based bandwidth solutions to targeted carrier and large enterprise customers. Onvoy Voice Services delivers wholesale voice services to carriers and incumbent rural LECs, and Zayo Enterprise Networks focuses on providing converged IP services to small and medium enterprise customers.

Zayo Group’s principal executive offices are located at 901 Front Street, Suite 200, Louisville CO, 80027, and its telephone number is (303) 381-4683.

Zayo Merger Sub, Inc. Zayo Merger Sub, a Delaware corporation and a wholly owned subsidiary of Zayo Group, was formed for the purpose of facilitating Zayo Group’s acquisition of FiberNet. Zayo Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the proposed merger, Zayo Merger Sub will merge with and into FiberNet and will cease to exist. Zayo Merger Sub’s principal executive offices are located at 901 Front Street, Suite 200, Louisville, Colorado 80027, and its telephone number is (800) 390-6094.

Reasons for the Merger; Recommendation of Our Board of Directors (page 31)

In reaching its decision to declare the merger agreement advisable and in determining that the merger is fair to, and in the best interests of, FiberNet and our stockholders, and in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement, our board of directors consulted with our management, as well as our financial and legal advisors, and considered a number of factors that the board believed supported its decision, including its knowledge of our business and the communications services industry, the recent and historical market price for our common stock, ownership concentration of a majority of our shares, the fact that the merger consideration will be paid entirely in cash, the burdens of remaining a public company, the lack of a financing condition in the merger agreement, its belief that the merger agreement presented the most favorable option available to our stockholders, presentations and written opinions from our financial advisor, the financial and other terms and conditions of the merger agreement, the fact that the merger agreement allowed for a solicitation period during which we could solicit other potential buyers, the fact that we are permitted to consider unsolicited offers in certain circumstances following the conclusion of the solicitation period, the fact that Zayo Group has agreed to pay us a $25 million termination fee if the agreement is terminated by us due to Zayo Merger Sub’s failure to consummate the merger under certain circumstances, the fact that we are permitted to terminate the merger agreement and pay a $2,721,041 termination fee under certain circumstances and the fact that an affirmative vote of a majority of our stockholders is required under Delaware law.

After careful consideration, our board of directors unanimously declared the merger agreement advisable and determined that the merger is fair to, and in the best interests of, FiberNet and our stockholders, and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Our board of directors unanimously recommends that our stockholders vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement.

Opinions of Needham & Company, LLC (page 34 and Annexes B and C)

On May 21, 2009, Needham & Company, LLC (which we refer to as Needham) rendered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated May 21, 2009, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received by holders of our common stock pursuant to the merger agreement was fair to such holders from a financial point of view. Needham subsequently delivered a second oral opinion on May 27, 2009 and a second written opinion, dated as of May 27, 2009. The oral and written opinions delivered by Needham on May 27, 2009 were substantially identical to those delivered on May 21, 2009, and reaffirmed Needham’s opinion that the merger consideration to be received by holders of our common stock pursuant to the merger agreement was fair to such holders from a financial point of view. The bases used in the preparation of Needham’s opinion on May 21, 2009 were substantially identical to the bases used in the preparation of Needham’s opinion on May 27, 2009. The full text of Needham’s written opinions, dated May 21, 2009 and May 27, 2009, which describe the assumptions made, procedures followed, matters considered and limitations on the review undertaken, are attached to this proxy statement as Annex B and Annex C and are incorporated by reference in their entirety into this proxy statement. We urge you to read the opinions in their entirety. Needham’s opinions were provided to our board of directors in connection with its evaluation of the merger consideration from a financial point of view. Needham’s opinions do not address any other aspects or implications of the merger and do not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed merger.

Pursuant to an engagement letter between us and Needham, dated May 8, 2009, we have agreed to pay Needham for its financial advisory services in connection with the merger an aggregate fee of $150,000, which became payable upon the delivery by Needham of its oral opinion on May 21, 2009. Subject to certain limitations, we also have agreed to reimburse Needham for reasonable travel and other expenses incurred by Needham in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Needham and related persons against liabilities arising out of its engagement.

Treatment of Stock Options and Warrants (page 47)

Stock Options. Each option to purchase shares of our common stock, whether vested or not, outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such stock option will receive an amount (subject to any applicable withholding) in cash equal to the product of (x) the excess, if any, of the merger consideration over the exercise price per share of common stock underlying such stock option multiplied by (y) the number of shares of common stock underlying such stock option (with the aggregate amount of such payment rounded up to the nearest whole cent). If the applicable exercise price of any stock option equals or exceeds the merger consideration, such stock option shall be cancelled without payment of any consideration, and all rights with respect to such stock option shall terminate as of the effective time of the merger. The holders of stock options will have no further rights in respect of any stock options from and after the effective time of the merger. All payments with respect to stock options will be made by the paying agent within five business days of the effective time of the merger.

Warrants. Warrants to purchase shares of our common stock that are outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive an amount that the holders would be entitled to receive under the terms and conditions of their warrants. All payments with respect to warrants will be made by the paying agent within five business days of the effective time of the merger.

Interests of Our Directors and Executive Officers in the Merger (page 39)

In considering the recommendation of our board of directors that you vote to adopt the merger agreement, you should be aware that some of our executive officers and directors may have economic interests in the merger that are different from, or in addition to, those of our stockholders generally. Our board of directors was aware of and considered these interests, among other matters, in reaching its decision to declare the merger agreement advisable and in determining that the merger is fair to, and in the best interests of, FiberNet and our stockholders, and in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement.

As of the date hereof, no member of our management team has entered into any employment, retention or other similar agreements with Zayo Group or any of its affiliates with respect to the terms and conditions of his or her employment upon closing of the transaction, although there can be no assurances that such arrangements will not be agreed upon in the future.

Our Change in Control Plan (which we refer to as the CIC Plan), effective as of August 17, 2006, provides for certain payments and benefits to employees holding the titles of Vice President, Senior Vice President or President (“Qualified Employees”) in the event that a Qualified Employee is terminated without Cause or resigns for Good Reason (as each term is defined in the CIC Plan) during the period beginning on a Change in Control (as defined in the CIC Plan) and ending on the first anniversary of the Change in Control. In the event of such termination or resignation, a Qualified Employee will be entitled to the following: (i) his or her accrued obligations (namely, all accrued but unpaid base salary, bonus and vacation pay as of the date of termination); (ii) an aggregate amount equal to (A) the Applicable Percentage (which is 50% for each Vice President and Senior Vice President of FiberNet and 100% for the President of FiberNet) multiplied by his or her current base salary plus (B) the higher of (x) a pro-rated portion of the annual bonus paid to such Qualified Employee for the prior fiscal year, if any or (y) a pro-rated portion of the annual bonus for the current year, determined at target corporate and individual performance levels for such Qualified Employee; and (iii) continuation of health benefits for the Qualified Employee and his or her family during the Designated Time Period, provided the Qualified Employee pays his or her portion of the premium associated with such coverage, if any. The Designated Time Period is six months for each Vice President and Senior Vice President of FiberNet and twelve months for the President of FiberNet. Pursuant to the terms of the merger agreement, two of FiberNet’s executive officers, Jon A. DeLuca and Charles Wiesenhart Jr., will become entitled to payments and benefits under the CIC Plan effective as of the consummation of the merger. In addition, other executive officers of FiberNet would receive payments and benefits under the CIC Plan if their employment with FiberNet is terminated after the merger. There can be no assurance, however, that their employment with FiberNet will be terminated after the merger. (See “Interests of Our Directors and Executive Officers in the Merger”).

On May 26, 2009, we entered into a letter agreement with Burnham Hill Partners LLC (which we refer to as Burnham) pursuant to which Burnham agreed to provide certain financial advisory services to us, including, among other services, assisting us in identifying parties for a potential superior proposal and assisting us in the evaluation, negotiation and implementation of such superior proposals. In exchange for Burnham’s agreement to provide these services, we have an obligation to pay Burnham a one-time cash fee of $400,000 and have agreed to reimburse Burnham for its reasonable out-of-pocket expenses. Michael Liss, one of our directors, holds an equity interest in Burnham and is one of its Senior Managing Directors.

Our executive officers and directors also have rights to indemnification and coverage under directors’ and officers’ liability insurance that will survive the consummation of the merger, though such coverage may be under different insurance policies.

Common Stock Ownership of Our Directors and Executive Officers (page 42)

As of [                    ], 2009, the record date for the special meeting, our directors and executive officers beneficially owned in the aggregate approximately [            ] shares of our common stock entitled to vote at the special meeting or approximately [    ]% of our outstanding common stock as of [                    ], 2009. We currently expect that each of these individuals will vote all of his or her shares of our common stock in favor of Proposals 1 and 2.

Appraisal Rights (page 63)

Under Delaware law, our stockholders who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for such an appraisal prior to the stockholder vote on the merger agreement and otherwise comply with Delaware law. Annex D to this proxy statement contains the full text of Section 262 of the Delaware General Corporation Law, which relates to your right of appraisal. We encourage you to read Annex D carefully and in its entirety.

Conditions to the Merger (page 59)

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following mutual conditions:

1)	adoption of the merger agreement by holders of a majority of the outstanding shares of our common stock;

2)	the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the HSR Act), will have expired or been earlier terminated, and any approvals required thereunder shall have been obtained;

3)	no governmental entity will have enacted, issued, promulgated, enforced or entered any laws or orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement; and

4)	any waiting periods required under each of FiberNet’s licenses with the Federal Communications Commission, the California Public Utilities Commission, the New York Public Service Commission and the New Jersey Board of Public Utilities shall have expired or been earlier terminated, and any approvals required thereunder shall have been obtained.

Conditions to FiberNet’s Obligations. Our obligation to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

1)	the representations and warranties of Zayo Group and Zayo Merger Sub made in the merger agreement will be true and correct in all respects when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all respects as of such specified date), except where the failure of these representations and warranties to be so true and correct (disregarding any materiality and material adverse effect qualifications contained in these representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Zayo Group’s and Zayo Merger Sub’s ability to consummate the transactions contemplated by the merger agreement; and

2)	Zayo Group and Zayo Merger Sub will have performed in all material respects their respective obligations, and complied in all material respects with their respective agreements and covenants, required to be performed or complied with by them under the merger agreement.

Conditions to Zayo Group’s and Zayo Merger Sub’s Obligations. The obligations of Zayo Group and Zayo Merger Sub to consummate the merger are subject to the satisfaction or waiver of further conditions, including:

1)	our representations and warranties relating to power, authority, certain employee benefits matters and certain change in control payment obligations made in the merger agreement will be true and correct in all material respects when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all material respects as of such specified date);

2)	our other representations and warranties made in the merger agreement will be true and correct when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all respects as of such specified date), except where the failure of these representations and warranties to be so true and correct (disregarding materiality and material adverse effect qualifications contained in these representations and warranties) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (See “The Merger Agreement—Representations and Warranties”);

3)	we will have performed in all material respects our obligations, and complied in all material respects with our agreements and covenants, required to be performed or complied with by us under the merger agreement;

4)	the aggregate amount of FiberNet’s and our subsidiaries’ Indebtedness (as defined in the merger agreement) will not exceed $13,500,000;

5)	since May 28, 2009, there will not have occurred any Company Material Adverse Effect (See “The Merger Agreement—Representations and Warranties”); and

6)	following the expiration of the time period during which stockholders may exercise appraisal or dissenters’ rights under Section 262 of the Delaware General Corporation Law, holders of shares representing less than 15% of the outstanding shares shall have demanded and perfected their right to an appraisal of the shares in accordance with Section 262(d) of the Delaware General Corporation Law and not withdrawn such demand.

Termination of the Merger Agreement (page 60)

Termination by Either Party. We and Zayo Group may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, either we or Zayo Group acting alone may terminate the merger agreement at any time before the consummation of the merger if:

1)	the merger is not consummated on or before December 31, 2009 (which we refer to as the end date); however, if either the HSR approval condition or licensing condition described above (see Items 2 and 4 under “—Conditions to Each Party’s Obligations”) has not been satisfied by the end date, but all of the other conditions to the consummation of the merger have been satisfied, then the end date will be automatically extended until March 31, 2010 (however, the right to terminate the merger agreement under this provision will not be available to any party whose breach of any covenant or obligation in the merger agreement has resulted in the failure of any conditions to the merger to be satisfied on or before the end date);

2)	the merger agreement has been submitted to our stockholders for adoption and the required stockholder approval has not been obtained upon a final vote taken at the special meeting (or any adjournment or postponement thereof); or

3)	any law or order prohibits consummation of the merger or if any order restrains, enjoins or otherwise prohibits consummation of the merger, and such order has become final and nonappealable.

Termination by Zayo Group. Zayo Group may also terminate the merger agreement if:

1)	an adverse recommendation change (See “The Merger Agreement—Go-Shop Period; No Solicitations”) has occurred;

2)	our board of directors has approved, endorsed or recommended any takeover proposal other than the merger with Zayo Merger Sub;

3)	our board of directors has approved, endorsed, recommended or caused us or any of our subsidiaries to enter into a binding written merger agreement or similar sale agreement, other than the merger agreement with Zayo Group and Zayo Merger Sub;

4)	FiberNet or our board has resolved or announced its intention to take any of the actions described in the above Items 1, 2 and 3; or

5)

we breach any of our covenants contained in the merger agreement, or if any of our representations or warranties in the merger agreement were inaccurate when made or become inaccurate, in either case such that the related closing condition would not be satisfied; however, in the event that the breach or inaccuracies are curable by us, Zayo Group will not be permitted to terminate the merger agreement under this clause unless we fail to cure such breach or inaccuracies within a twenty business day period after delivery of written notice from Zayo Group to us of such breach or inaccuracies; in addition, Zayo Group may not terminate the merger agreement under this clause if Zayo Group or Zayo Merger Sub is then in material breach of any provision of the merger agreement.

Termination by FiberNet. We may also terminate the merger agreement if:

1)	Zayo Group or Zayo Merger Sub breaches any of its covenants contained in the merger agreement, or if any representation or warranty of Zayo Group or Zayo Merger Sub was inaccurate when made or becomes inaccurate, in either case such that the related closing condition would not be satisfied; however, in the event that the breach or inaccuracies are curable by Zayo Group or Zayo Merger Sub, we will not be permitted to terminate the merger agreement under this clause unless Zayo Group fails to cure such breach or inaccuracies within a twenty business day period after delivery of written notice from us to Zayo Group of such breach or inaccuracies; in addition, we may not terminate the merger agreement under this clause if we are then in material breach of any provision of the merger agreement;

2)	prior to the adoption of the merger agreement by our stockholders, our board of directors determines in good faith to enter into a definitive acquisition agreement in respect of a superior proposal in order to comply with its fiduciary duties (See “The Merger Agreement—Go-Shop Period; No Solicitations”); however, if we terminate the merger agreement under this clause we are required to pay Zayo Group a termination fee of $2,721,041 and the reasonable out-of-pocket expenses of Zayo Group and Zayo Merger Sub, not to exceed $1 million, at or prior to the termination of the merger agreement (See “The Merger Agreement—FiberNet Termination Fee and Zayo Group Expenses” on page 61); or

3)	all of the conditions described in the paragraphs labeled “Conditions to Each Party’s Obligations” and “Conditions to FiberNet’s Obligations” in the section labeled “Conditions to the Merger” above have been satisfied or waived in writing (other than such conditions which would be satisfied at the closing of the merger) and Zayo Merger Sub breaches its obligation to consummate the closing of the merger and fund the payment fund, or if Zayo Group or Zayo Merger Sub is in breach of any of their respective representations, warranties or covenants and such breaches, individually or in the aggregate, have had or would reasonably be expected to have an material adverse effect on Zayo Group’s ability to close the merger, and are not cured within twenty business days of Zayo Group’s or Zayo Merger Sub’s receipt of notice from FiberNet of such breaches.

FiberNet Termination Fee and Zayo Group Expenses (page 61)

We have agreed to pay Zayo Group (a) a termination fee of $2,721,041 (which we refer to as the FiberNet termination fee) and (b) Zayo Group’s reasonable out-of-pocket expenses in connection with the transaction, not to exceed $1 million (which we refer to as the Zayo Group expenses), in the event that (i) the merger agreement is terminated by Zayo Group pursuant to any of the provisions described in Items 1, 2, 3 and 4 in the paragraph labeled “Termination by Zayo Group” under “—Termination of the Merger Agreement” above (in which case the FiberNet termination fee and Zayo Group expenses will be paid within two business days after such termination), or (ii) the merger agreement is terminated by us pursuant to the provision described in Item 2 in the paragraph labeled “Termination by FiberNet” under “—Termination of the Merger Agreement” above (in which case the FiberNet termination fee and Zayo Group expenses will be paid in advance or concurrently with such termination).

In addition, if:

1)	either we or Zayo Group terminate the merger agreement because the required stockholder approval has not been obtained at the special meeting (or any adjournment or postponement of the special meeting); or

2)	Zayo Group terminates the merger agreement in connection with our breach any of our covenants contained in the merger agreement, or inaccuracy of any of our representations or warranties in the merger agreement, in either case such that the related closing condition would not be satisfied;

and in each case:

(a)	prior to the special meeting, a takeover proposal has been (i) made to our stockholders and not withdrawn, (ii) publicly disclosed and not withdrawn or (iii) otherwise communicated to us or our board of directors and not withdrawn; and

(b)	within 180 days following the date of such termination, (i) we enter into, or submit to our stockholders for adoption, a written agreement with respect to a takeover proposal or (ii) a takeover proposal is consummated (which, in each case, need not be the same takeover proposal that shall have been made, publicly disclosed or communicated prior to the special meeting), then we have agreed to pay to Zayo Group, within five business days after the consummation of such definitive agreement or transaction, the FiberNet termination fee and the Zayo Group expenses.

Zayo Group Termination Fee (page 62)

Zayo Group has agreed to pay us a termination fee of $25 million if the merger agreement is terminated by us and either (i) all of the conditions described in the paragraphs labeled “Conditions to Each Party’s Obligations” and “Conditions to FiberNet’s Obligations” in the section labeled “Conditions to the Merger” above have been satisfied or waived in writing (other than such conditions which would be satisfied at the closing of the merger) and Zayo Merger Sub breaches its obligation to consummate the closing of the merger and fund the payment fund, or (ii) Zayo Group or Zayo Merger Sub is in breach of any of their respective representations, warranties or covenants and such breaches, individually or in the aggregate, have had or would reasonably be expected to have an material adverse effect on Zayo Group’s ability to close the merger, and are not cured within twenty business days of Zayo Group’s or Zayo Merger Sub’s receipt of notice from FiberNet of such breaches. In either case, Zayo Group is required to make payment of the $25 million termination fee within two business days of such termination by us.

Specific Performance (page 62)

Subject to the terms of the merger agreement, FiberNet and Zayo Group have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were breached by FiberNet. The parties have accordingly agreed that Zayo Group and Zayo Merger Sub will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Chancery Court of the State of Delaware. However, Zayo Group’s rights are subject to certain limitations including FiberNet’s right to terminate the merger agreement to accept a superior proposal (in which case, Zayo Group’s remedies would be limited to receipt of the FiberNet termination fee and Zayo Group expenses).

FiberNet has no right to seek or enforce specific performance against Zayo Group or Zayo Merger Sub. Our sole remedy in the event that Zayo Group breaches its obligation to consummate the merger and fund the payment fund is to receive the $25 million termination fee described above.

Go-Shop Period; No Solicitations (page 53)

From May 28, 2009 through June 17, 2009 (which we refer to as the solicitation period), we had the right to (i) initiate, solicit and encourage takeover proposals (as defined below) (or inquiries, proposals or offers or other efforts or attempts that may lead to takeover proposals), including by way of providing access to non-public information pursuant to (but only pursuant to) a confidentiality agreement that is no less favorable than our confidentiality agreement with Zayo Group (provided that we provide the same information to Zayo Group within 24 hours) and (ii) enter into and maintain discussions or negotiations with respect to takeover proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations. Within two business days after June 17, 2009, we are required to provide Zayo Group with a description of the material terms and conditions of each takeover proposal received from an excluded party (as defined below) and keep Zayo Group informed of the occurrence of any changes, developments, discussions or negotiations) of the status of any takeover proposal within two business days of any such changes. Except with respect to excluded parties or as otherwise permitted under Section 6.4 of the merger agreement, after June 17, 2009, we must (i) immediately cease and terminate all existing discussions or negotiations with any person with respect to any takeover proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any person in respect of a takeover proposal and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement and enforce the provisions of any such agreement. Any excluded party ceases to be an excluded party when its takeover proposal is withdrawn, is terminated, expires or fails, in the reasonable judgment of our board of directors, to continuously satisfy certain requirements to being an excluded party.

Except with respect to a takeover proposal submitted by an excluded party during the solicitation period or as otherwise permitted by Section 6.4 of the merger agreement, we agreed not to:

1)	initiate, solicit, knowingly encourage or facilitate the submission of any inquiries, proposals or offers with respect to any takeover proposal;

2)	participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to FiberNet or any of our subsidiaries, or otherwise knowingly cooperate with or knowingly assist any person, in each case, in connection with a takeover proposal;

3)	approve, endorse or recommend any takeover proposal (but specifically excluding any acceptable confidentiality agreements);

4)	enter into any merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement relating to a takeover proposal; or

5)	resolve, propose or agree to do any of the foregoing.

Notwithstanding these restrictions, at any time prior to the effective time of the merger or termination of the merger agreement, if we have not materially breached the non-solicitation covenant and our board of directors receives a bona fide written takeover proposal from a third party that our board of directors determines in good faith constitutes or would be reasonably likely to result in a superior proposal, and determines, after consultation with its outside counsel, that the failure to take the actions described in the following clauses (i) and (ii) would be inconsistent with its fiduciary duties to the stockholders of FiberNet under applicable law, then we may (i) furnish the third party with information about FiberNet pursuant to a confidentiality agreement, and (ii) engage in discussions and negotiations with the third party regarding the takeover proposal. In both cases, we must promptly provide Zayo Group with access to any material non-public information that is provided to the third party if such information was not previously provided to Zayo Group.

Subject to the exceptions in Section 6.4 of the merger agreement (which are summarized above and below), our board of directors will not:

1)	withdraw, modify or qualify in any manner adverse to Zayo Group or Zayo Merger Sub, the board’s approval, recommendation or declaration of the advisability of the merger; or

2)	adopt, approve, endorse or otherwise declare advisable, any takeover proposal (other than with Zayo Group); or

3)	resolve, agree or propose to take either action described in the above Items 1 and 2.

We refer to each of the foregoing actions as an adverse recommendation change.

In addition, subject to the exceptions in Section 6.4 of the merger agreement (which are summarized above and below), we have agreed that we will not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (which we refer to as an alternative acquisition agreement) which is or is reasonably likely to lead to any takeover proposal.

Notwithstanding the restrictions in Section 6.4 of the merger agreement (which are summarized above), at any time prior to the effective time, if our board of directors determines in good faith that failure to do so would be inconsistent with its fiduciary duties to the stockholders of FiberNet under applicable law, our board of directors may make an adverse recommendation change or, in response to a superior proposal that did not result from a material breach of Section 6.4 of the merger agreement, cause FiberNet to terminate the merger agreement and concurrently enter into a binding alternative acquisition agreement with respect to the superior proposal (provided that FiberNet pays the FiberNet termination fee and Zayo Group expenses (as defined above)).

However:

1)	our board of directors is not permitted to make an adverse recommendation change or terminate the merger agreement and cause us to enter into an alternative acquisition agreement unless we promptly notify Zayo Group, in writing, at least four business days (which we refer to as the notice period) before our board of directors takes either action, and we attach to the notice a description of the superior proposal and the identity of the third party making the superior proposal;

2)	during the notice period, we are required to negotiate with Zayo Group in good faith (to the extent Zayo Group seeks to negotiate) to make such adjustments to the terms and conditions of the merger agreement as would enable the board of directors to proceed with its recommendation of the merger agreement and not make an adverse recommendation change; and

3)	we shall not terminate the merger agreement to enter into an alternative acquisition agreement if, prior to the expiration of the notice period, Zayo Group makes a binding written proposal to adjust the terms and conditions of the merger agreement that our board of directors determines in good faith (after consultation with our outside counsel and our financial advisor) to be at least as favorable as the superior proposal.

“Excluded party” means any person who has submitted a written takeover proposal prior to the end of the solicitation period that (i) our board of directors determines in good faith to be bona fide, (ii) our board of directors determines in good faith constitutes or would be reasonably likely to result in a superior proposal and (iii) after consultation with its outside counsel, our board of directors determines in good faith that the failure to take such actions or the failure to (A) furnish information pursuant to (but only pursuant to) an acceptable confidentiality agreement with respect to FiberNet and its subsidiaries to the person making such takeover proposal or (B) engage in discussions or negotiations with such person regarding such takeover proposal would be inconsistent with its fiduciary duties to the stockholders of FiberNet under applicable law. Such written takeover proposal must meet the requirements described in (i), (ii) and (iii) above as of the solicitation period end time and at all times thereafter.

“Superior proposal” means any bona fide written takeover proposal that is on terms that our board of directors determines in good faith (after consultation with FiberNet’s outside counsel), taking into account all legal, financial, regulatory and other aspects of the takeover proposal that our board deems in good faith, to be material, including the person making the takeover proposal and the financing terms thereof, is more favorable to

FiberNet’s stockholders than the merger (taking into account all of the terms of any binding and irrevocable proposal by Zayo Merger Sub to amend or modify the terms of the merger and the other transactions contemplated by the merger agreement); provided, that for purposes of this definition in the merger agreement, references in the term takeover proposal to “20%” shall be deemed to be references to “50%.”

“Takeover proposal” means (i) any inquiry, proposal or offer from any person or group of persons other than Zayo Group, Zayo Merger Sub or their affiliates relating to any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes (x) 20% or more of the net revenues, net income or assets of FiberNet and our subsidiaries, taken as a whole, or (y) 20% or more of the equity interest in FiberNet (by vote or value); (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the equity interest (by vote or value) in FiberNet; or (iii) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, or similar transaction involving FiberNet (or any subsidiary or subsidiaries of FiberNet whose business constitutes 20% or more of the net revenues, net income or assets of FiberNet and its subsidiaries, taken as a whole).

Consummation of the Merger (page 45)

We currently anticipate that the merger will be completed in the second half of 2009. However, we cannot predict the exact timing of the consummation of the merger and whether the merger will be consummated. In order to consummate the merger, we must obtain the required stockholder approval and the other closing conditions under the merger agreement, including receipt of certain regulatory approvals, must be satisfied or, to the extent legally permitted, waived.

Current Market Price of Common Stock (page 45)

The closing per share sale price of our common stock on the NASDAQ Capital Market on May 28, 2009, the last full trading day before we announced the execution of the merger agreement with Zayo Group, was $9.91. The closing per share sale price of our common stock on the NASDAQ Capital Market on [                    ], 2009, the last full trading day before the filing of this proxy statement, was $[            ].

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following questions and answers briefly address some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a holder of shares of our common stock. For important additional information, please refer to the more detailed discussion contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in, or incorporated by reference into, this proxy statement. We sometimes make reference to FiberNet Telecom Group, Inc. in this proxy statement by using the terms “FiberNet,” the “company,” “we,” “our” or “us.”

Q:	Why am I receiving this proxy statement?

A:	We entered into a merger agreement, dated as of May 28, 2009, with Zayo Group, LLC and Zayo Merger Sub, Inc., a wholly owned subsidiary of Zayo Group, LLC. If the merger contemplated by the merger agreement is completed, FiberNet will become a wholly owned subsidiary of Zayo Group, LLC and shares of our common stock will no longer be listed on any stock exchange or quotation system. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to consummate the merger, the merger agreement must be adopted by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date. Our board of directors is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the special meeting of stockholders. You should carefully read this proxy statement, the attached annexes and the documents referred to in, or incorporated by reference into, this proxy statement. The enclosed proxy card and voting instructions allow you, as a stockholder, to vote your shares without attending the special meeting.

Q:	When and where will the special meeting of stockholders be held?

A:	The special meeting of our stockholders will be held on [ ], 2009, starting at [ ] local time, at the offices of Willkie Farr & Gallagher LLP, located at 787 Seventh Avenue, New York, NY 10019. You should read the section entitled “The Special Meeting” beginning on page 23.

Q:	What are the proposals that will be voted on at the special meeting?

A:	You will be asked to consider and vote on (1) the proposal to adopt the merger agreement, (2) the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement and (3) such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Q:	What will I be entitled to receive when the merger occurs?

A:

For every share of our common stock you hold at the time of the merger, you will be entitled to receive $11.45 in cash, without interest and less any applicable withholding taxes (but subject to a potential downward purchase price adjustment). This does not apply to shares held by you if you perfect your appraisal rights under Delaware law with respect to those shares. For more information regarding appraisal rights, you should read the section entitled “Appraisal Rights” beginning on page 63. In the event that the aggregate amount of payments to be made by Zayo Group pursuant to Article III of the merger agreement would be increased by more than $10,000 as a result of a difference between the capitalization of FiberNet as of the closing and the capitalization set forth in our representations and warranties in the merger agreement, the merger consideration will be ratably and equitably reduced so that the aggregate amount of payments to be made by Zayo Group pursuant to Article III of the merger agreement is reduced by the amount of such excess above $10,000. The effect this may have on the merger consideration is best understood through an example (which is included solely for illustrative purposes and is not intended to represent the sole instance in which a downward purchase price adjustment could occur).

If the number of outstanding shares as of the closing is actually 7,677,368 (resulting in a difference between the capitalization of FiberNet as of the closing and the capitalization set forth in our representations and warranties in the merger agreement), then the aggregate merger consideration payable by Zayo Group would be $114,500 greater than if there were no difference between the capitalization of FiberNet as of the closing and the capitalization set forth in our representations and warranties in the merger agreement. Consequently, the $104,500 adjustment (which is the excess of $114,500 less $10,000) would decrease the $11.45 per share merger consideration by approximately $0.013 per share (which is the result of dividing the $104,500 excess by the 8,037,521 shares actually outstanding or underlying outstanding in-the-money options or warrants as of the closing date) to approximately $11.437 per share.

Q:	When is the merger expected to occur?

A:	If the merger agreement is approved by our stockholders at the special meeting, we expect to complete the merger with Zayo Merger Sub no later than five business days following the satisfaction of all necessary conditions to closing under the merger agreement, which include certain regulatory approvals. We and Zayo Group are working toward satisfying the conditions to closing and completing the merger as soon as reasonably practicable. However, there can be no assurance that the merger will be completed at all or, if completed, when it will be completed.

Q:	How does the merger consideration compare to the market price of our common stock?

A:	The merger consideration of $11.45 per share of our common stock represents (i) an approximately 15.54% premium over the closing price of our shares of common stock on the National Association of Securities Dealers Automated Quotations, or the NASDAQ Capital Market, on May 28, 2009, the last trading day before we publicly announced the merger agreement, and (ii) an approximately 13.91% premium over the volume weighted average price on the NASDAQ Trading System for the 90 day period ending on the last trading day before we publicly announced the merger agreement. The closing per share sale price of our common stock on the NASDAQ Capital Market on [ ], 2009, the last full trading day before the filing of this proxy statement, was $[ ]. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

Q:	Who is entitled to notice of, and to vote at, the special meeting?

A:	The record date for the special meeting is [ ], 2009. If you own shares of our common stock as of the close of business on the record date, you are entitled to notice of, and to vote at (in person or by proxy), the special meeting or any adjournment or postponement of the special meeting. As of the record date, there were approximately [ ] shares of our common stock issued and outstanding.

Q:	How many votes are required to adopt the merger agreement?

A:	Under the Delaware General Corporation Law, the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date (which we refer to as the required stockholder approval).

Q:	How many votes are required to adopt the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement?

A:

The adoption of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereon.

Q:	How does our board of directors recommend that I vote on the proposals?

A:	After careful consideration, our board of directors has unanimously declared the merger agreement advisable and determined that the merger is fair to, and in the best interests of, FiberNet and our stockholders. The board of directors therefore unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement. See the section entitled “Proposal #1: Proposal to Adopt the Merger Agreement—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 31 of this proxy statement. Our board of directors also unanimously recommends that you vote “FOR” the adoption of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of elections appointed for the special meeting, who will separately count “FOR” and “AGAINST” votes and abstentions. Because under Delaware law the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date, the failure to vote or the abstention from voting will have the same effect as a vote “AGAINST” the adoption of the merger agreement. Because the adoption of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereon, abstentions will count as a vote “AGAINST” the proposal but the failure to vote your shares will have no effect on the outcome of this proposal.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, including the annexes attached to this proxy statement and the other documents referred to in, or incorporated by reference into, this proxy statement, please vote your shares as described below. You have one vote for each share of our common stock you own as of the close of business on the record date.

Q:	How do I vote if I am a stockholder of record?

A:	You may vote:

•	by completing, signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	by using the telephone number printed on your proxy card;

•	by using the Internet voting instructions printed on your proxy card; or

•	in person by appearing at the special meeting.

If you are voting by mail, telephone or via the Internet, your voting instructions must be received by [                    ], on [                    ], 2009.

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from voting in person at the special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the special meeting in person to ensure that your shares of our common stock are represented at the special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the adoption of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement. With respect to any other matter that properly comes before the special meeting, the persons appointed as proxies will vote the shares of our common stock represented by the proxy as directed by our board of directors.

Q:	How do I vote if my shares are held by my brokerage firm, bank, trust or other nominee?

A:	If your shares are held in a brokerage account or by another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares. However, you still are considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank, trust or other nominee how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the special meeting if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your brokerage firm, bank, trust or other nominee regarding how to instruct them to vote your shares. If you wish to vote in person at the special meeting, you must bring a proxy from your brokerage firm, bank, trust or other nominee authorizing you to vote at the special meeting.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q:	What if I fail to instruct my brokerage firm, bank, trust or other nominee how to vote?

A:	Your brokerage firm, bank, trust or other nominee will not be able to vote your shares unless you have properly instructed it on how to vote. Because the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date, the failure to provide your brokerage firm, bank, trust or other nominee with voting instructions will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Because the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement requires the affirmative vote of a majority of the shares of our common stock present or represented at the special meeting and entitled to vote thereon, and because your brokerage firm, bank, trust or other nominee does not have discretionary authority to vote on this proposal, the failure to provide your brokerage firm, bank, trust or other nominee with voting instructions on how to vote your shares will have no effect on the approval of that proposal.

Q:	What constitutes a quorum for the special meeting?

A.

The presence, in person or by proxy, of stockholders representing a majority of the shares of our common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. If you are a stockholder of record and you submit a properly executed proxy card, vote by telephone or via the Internet or vote in person at the special meeting, then your shares will be counted as part of the quorum. If you are a “street name” holder of shares and you provide your brokerage firm, bank, trust or other nominee with instructions as to how to vote your shares or obtain a proxy from such brokerage firm, bank, trust or other nominee to vote your shares in person at the special meeting, then your shares will be counted as part of the quorum. All shares of our common stock held by stockholders that are present in person or represented by proxy and entitled to vote at the special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q:	What does it mean if I receive more than one proxy?

A:	If you receive more than one proxy, it means that you hold shares that are registered in more than one account. For example, if you own your shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and you will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Therefore, to ensure that all of your shares are voted, you will need to sign and return each proxy card you receive or vote by telephone or via the Internet by using the different control number(s) on each proxy card.

Q:	May I change my vote after I have delivered my proxy?

A:	Yes. If you are the stockholder of record of our common stock, you have the right to change or revoke your proxy before it is voted at the special meeting by any of the following actions:

•

delivering to our Corporate Secretary at any time prior to [                    ] on the date of the special meeting, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering to us at any time prior to [ ] on the date of the special meeting, a new proxy, relating to the same shares of our common stock and bearing a later date; or

•	submitting another proxy by telephone or on the Internet (the latest telephone or Internet voting instructions will be followed) at any time prior to [ ] on the date of the special meeting.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Corporate Secretary

FiberNet Telecom Group, Inc.

220 West 42nd Street

13th Floor

New York, NY 10036

Fax: (212) 405-6262

If you are a “street name” holder of our common stock, you should contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Q:	Should I send in my stock certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of our common stock for the merger consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. PLEASE DO NOT SEND IN YOUR CERTIFICATES NOW.

Q:	What happens if I sell my shares of FiberNet common stock before the special meeting?

A:

The record date for stockholders entitled to notice of, and to vote at (in person or by proxy), the special meeting is earlier than the date of the special meeting and the expected closing date of the merger. If you sell your shares of our common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to receive notice of, and to vote at (in person or by proxy), the special meeting but will transfer the right to receive the merger consideration to the person to whom you sold your shares. In addition, if you sell your shares prior to the special meeting or prior to the effective time of the merger, you will not be eligible to exercise your appraisal rights in respect of the merger with respect to the shares that you have sold.

Q:	Am I entitled to appraisal rights in connection with the merger?

A:	Stockholders are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, provided they satisfy the special criteria and conditions set forth in Section 262 of the Delaware General Corporation Law. For more information regarding appraisal rights, see “Appraisal Rights” on page 63. In addition, a copy of Section 262 of the Delaware General Corporation Law is attached as Annex D to this proxy statement.

Q:	What are the material U.S. federal income tax consequences of the merger?

A:	If you are a U.S. holder (as defined in “Proposal #1: Proposal to Adopt the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash by you in exchange for your shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local and foreign tax laws. In general, you will recognize, for U.S. federal income tax purposes, gain or loss equal to the difference, if any, between the amount of cash received and your adjusted tax basis in the shares of common stock exchanged for cash pursuant to the merger. If you are a U.S. holder and if the shares of common stock sold or exchanged constitute capital assets in your hands, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual stockholder are eligible for preferential rates of U.S. federal income tax if the shares of common stock were held for more than one year. If the shares are held for one year or less, such capital gains recognized by an individual stockholder will be subject to tax at ordinary income tax rates.

If you are a Non-U.S. holder (as defined in “Proposal #1: Proposal to Adopt the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger”), the receipt of cash for shares of our common stock pursuant to the merger generally will not be subject to U.S. federal income tax, unless: (1) the gain on the shares of our common stock is effectively connected with the conduct by the Non-U.S. holder of a trade or business in the United States; (2) the Non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met; or (3) the Non-U.S. holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

We recommend that you consult your own tax advisors as to the particular tax consequences to you of the merger, including the effect of United States federal, state and local tax laws or foreign tax laws. See “Proposal #1: Proposal to Adopt the Merger Agreement—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed description of the U.S. federal income tax consequences of the merger.

Q:	What happens if the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason?

A:	If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, our stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the NASDAQ Capital Market. Under specified circumstances, we may be required to pay to Zayo Group a termination fee, as described in this proxy statement under the caption “The Merger Agreement—FiberNet Termination Fee and Zayo Group Expenses” on page 61.

Q:	What will happen if the proposal to adjourn the special meeting is approved by our stockholders?

A:	If the Proposal to Adjourn the Special Meeting is approved and the Proposal to Adopt the Merger Agreement is not approved at the special meeting while a quorum is present, we will be able to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the Proposal to Adopt the Merger Agreement. If you have previously submitted a proxy on the proposals discussed in this proxy statement and wish to revoke it upon adjournment or postponement of the special meeting, you may do so.

Q:	Am I entitled to appraisal or dissenters’ rights in connection with the Proposal to Adjourn the Special Meeting?

A:	No. The Delaware General Corporation Law does not provide for stockholder appraisal or dissenters’ rights in connection with this type of action.

Q:	What will I be asked to vote upon at the special meeting?

A:	At the special meeting, you will be asked to vote upon the following:

•	to approve the Proposal to Adopt the Merger Agreement;

•	to approve the Proposal to Adjourn the Special Meeting; and

•	such other matters as may properly come before the special meeting or any adjournment or postponement of the meeting.

Q:	Does FiberNet’s board of directors recommend that our stockholders vote “FOR” the Proposal to Adopt the Merger Agreement and “FOR” the Proposal to Adjourn the Special Meeting?

A:	Yes. After careful consideration, our board of directors recommends that you vote:

•	“FOR” the Proposal to Adopt the Merger Agreement;

•	“FOR” the Proposal to Adjourn the Special Meeting.

You should read “Proposal #1: Proposal to Adopt the Merger Agreement—Reasons for the Merger; Recommendation of Our Board of Directors” for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the sale of FiberNet. In addition, in considering the recommendation of our board of directors with respect to the sale of FiberNet, you should be aware that some of the Company’s directors and executive officers have interests in the transaction that are different from, or in addition to, the interests of our stockholders generally. See “Proposal #1: Proposal to Adopt the Merger Agreement—Interests of Our Directors and Executive Officers in the Merger.”

Q:	How are proxies solicited?

A:	FiberNet has engaged Georgeson Inc. (which we refer to as Georgeson) to serve as its proxy solicitor for the transaction. Georgeson may solicit proxies by personal interview, mail, email telephone, facsimile or other means of communication. Georgeson is being paid a fee of $7,500 for its efforts. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of common stock of FiberNet that the brokers and fiduciaries hold of record. Upon request, we will reimburse the brokers and other fiduciaries for their reasonable out-of-pocket expenses.

Q:	What are the costs of soliciting these proxies?

A:	FiberNet will bear the entire cost of soliciting proxies from our stockholders, which includes the costs of preparing, assembling, printing, mailing and distributing these proxy materials. In addition, we are paying Georgeson a fee of $7,500 for its efforts in soliciting proxies.

We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

Q:	How do I obtain an additional copy of this proxy statement or copies of the Company’s most recent annual report on Form 10-K or quarterly report on Form 10-Q?

A:

If you would like an additional copy of this proxy statement or a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2009, or our most recent quarterly report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 15, 2009, we will send you one without charge. Please either send your request in writing to FiberNet Telecom Group, Inc., 220 West 42nd Street, 13th Floor, New York, NY 10036, Attention: Investor Relations, by calling (212) 405-6200 or visiting our web site at www.ftgx.com.

Q:	Who can answer further questions?

A:	If you have additional questions about the merger or require assistance in submitting proxies or voting shares of our common stock, or if you would like to receive additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Georgeson Inc.

199 Water St., 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

All Others Toll Free: (866) 729-6815

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary,” “The Special Meeting,” “The Merger,” “Opinions of Needham & Company, LLC,” “Financial Projections,” “Regulatory Approvals,” and “Litigation Related to the Merger,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “predicts,” “potential,” “contemplates,” “expects,” “may,” “will,” “likely,” “could,” “should” or “would” or other similar words or phrases. These statements are subject to risks, uncertainties, and other factors, including, among others:

•	the effect of the announcement of the merger on our business relationships, operating results and business generally;

•	the retention of certain of our key employees;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceedings that may be instituted against us, Zayo Group or others related to the merger agreement;

•

the required stockholder approval may not be obtained or other conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	our and Zayo Group’s ability to meet expectations regarding the timing and completion of the merger.

In addition, we are subject to risks and uncertainties and other factors detailed in our annual report on Form 10-K for the fiscal year ended December 31, 2008, filed with the Securities and Exchange Commission (which we refer to as the SEC) on March 18, 2009, and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 15, 2009, which should be read in conjunction with this proxy statement. See “Where You Can Find More Information” on page 71. Many of the factors that will impact the completion of the proposed transaction are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained in this proxy statement, readers should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and it should not be assumed that the statements made in this proxy statement remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements, except as required by law.

THE SPECIAL MEETING

Date, Time and Place

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [                    ], 2009, starting at [            ], local time, at the offices of Willkie Farr & Gallagher LLP, located at 787 Seventh Avenue, New York, NY 10019, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote on (1) the proposal to adopt the merger agreement, (2) the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement and (3) such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting. The holders of a majority of the shares of our common stock outstanding must vote to adopt the merger agreement in order for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. You are urged to carefully read the merger agreement in its entirety.

Record Date and Quorum

We have fixed the close of business on [                    ], 2009 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to notice of, and to vote at (in person or by proxy), the special meeting. As of [                    ], 2009, there were [            ] shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

The presence, in person or by proxy, of stockholders representing a majority of the shares of our common stock entitled to vote at the special meeting will constitute a quorum for the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of our common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies, provided that the proposal to adjourn the special meeting has been adopted by the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereon.

Vote Required for Approval

You may vote FOR or AGAINST, or you may ABSTAIN from voting on, the proposal to adopt the merger agreement. Consummation of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date. Therefore, if you abstain or fail to vote, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The adoption of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement requires the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the special meeting and entitled to vote thereon. Therefore, if you abstain, it will have the same effect as a vote “AGAINST” the adoption of the proposal to adjourn the special meeting and if you fail to vote, it will have no effect on the outcome of the proposal.

As of [                    ], 2009, the record date for the special meeting, our directors and executive officers held and are entitled to vote, in the aggregate, approximately [            ] shares of our common stock, representing

approximately [    ]% of our outstanding common stock. We currently expect that each of our directors and executive officers will vote their shares of our common stock in favor of the proposals to be presented at the special meeting.

Proxies and Revocation

If you are a stockholder of record of your shares of our common stock and you submit a proxy by telephone or the Internet or by returning a signed and dated proxy card by mail that is received by us at any time prior to [            ] on the date of the special meeting, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement.

If your shares of our common stock are held in “street name,” you will receive instructions from your brokerage firm, bank, trust or other nominee that you must follow in order to have your shares voted. If you have not received such voting instructions or require further information regarding such voting instructions, contact your brokerage firm, bank, trust or other nominee. Nominees who hold shares of our common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, nominees are typically not allowed to exercise their voting discretion with respect to the approval of matters that are “non-routine,” such as adoption of the merger agreement, without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal. If your brokerage firm, bank, trust or other nominee holds your shares of our common stock in “street name,” your brokerage firm, bank, trust or other nominee will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by brokerage firm, bank, trust or other nominee with this proxy statement. Because it is expected that brokers and other nominees will not have discretionary authority to vote on either proposal, we anticipate that there may be broker non-votes in connection with each proposal.

Proxies received by us at any time prior to [            ] on the date of the special meeting, which have not been revoked or superseded before being voted, will be voted at the special meeting.

If you are a stockholder of record of your shares of our common stock, you have the right to change or revoke your proxy at any time before the vote taken at the special meeting by:

•

delivering to our Corporate Secretary at any time prior to [            ] on the date of the special meeting, a signed written notice of revocation bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	signing and delivering to us at any time prior to [ ] on the date of the special meeting, a new proxy, relating to the same shares of our common stock and bearing a later date; or

•	submitting another proxy by mail, telephone or on the Internet (the latest voting instructions received will be followed) at any time prior to [ ] on the date of the special meeting.

Written notices of revocation and other communications with respect to the revocation of any proxies should be addressed to:

Corporate Secretary

FiberNet Telecom Group, Inc.

220 West 42nd Street

13th Floor

New York, NY 10036

Fax: (212) 405-6262

If you are a “street name” holder of our common stock, you may change your vote by submitting new voting instructions to your brokerage firm, bank, trust or other nominee. You must contact your brokerage firm, bank, trust or other nominee to obtain instructions as to how to change or revoke your proxy.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies to approve the Proposal to Adopt the Merger Agreement. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement requires, assuming a quorum is present, the affirmative vote of holders of at least a majority of FiberNet’s outstanding shares of common stock that are entitled to vote at, and are present at, the special meeting. If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Proposal to Adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies to approve the Proposal to Adopt the Merger Agreement. In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (i) no quorum is present for the transaction of business or (ii) our board of directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which our board of directors determines has not been made sufficiently or timely available to stockholders or otherwise to effectively exercise their voting rights. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

We have retained Georgeson to assist in the solicitation of proxies for the special meeting for a fee of approximately $7,500, plus reimbursement of reasonable out-of-pocket expenses. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses.

Questions and Additional Information

If you have questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call our proxy solicitor, Georgeson Inc., toll-free at (866) 729-6815 (banks and brokers may call (212) 440-9800).

Availability of Documents

Documents incorporated by reference (excluding exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents) will be provided by first class mail without charge to each person to whom this proxy statement is delivered upon written or oral request of such person. In addition, our list of stockholders entitled to vote at the special meeting will be available for inspection at our principal executive offices at least 10 days prior to the date of the special meeting and continuing through the special meeting for any purpose germane to the meeting; the list will also be available at the meeting for inspection by any stockholder present in person at the meeting.

PROPOSAL #1: PROPOSAL TO ADOPT THE MERGER AGREEMENT

This section of the proxy statement describes certain aspects of the proposed merger between FiberNet and Zayo Merger Sub. However, this description may not provide all of the information that may be important to you. We highly recommend that you carefully read the merger agreement included as Annex A to this proxy statement for the complete terms of the merger and other information that may be important to you.

Parties to the Merger Agreement

FiberNet

FiberNet, a Delaware corporation, owns and operates integrated colocation facilities and diverse transport routes in the gateway markets of New York/New Jersey, Los Angeles, Chicago and Miami, designed to provide comprehensive broadband interconnectivity enabling the exchange of traffic over multiple networks. FiberNet’s customized connectivity infrastructure provides an advanced, high bandwidth, fiber-optic solution to support the demand for network capacity and to facilitate the interconnection of multiple carriers’ and customers’ networks. Our principal executive offices are located at 220 West 42nd Street, 13th Floor, New York, NY 10036, and our telephone number is (212) 405-6200. For more information about us, please visit our corporate website at www.ftgx.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and is not incorporated herein by reference. See also “Where You Can Find More Information” on page 71 of this proxy statement. Our common stock is publicly traded on the NASDAQ Capital Market under the symbol “FTGX”.

Zayo Group

Based in Louisville, Colorado, Zayo Group (www.zayo.com) is a competitive regional provider of telecom services—including bandwidth, voice, and managed services—to carrier, enterprise, SME, and government customers. Zayo Group provides these services over its fiber network that spans 129 markets in 23 states. Zayo Group is comprised of three complementary business units. Zayo Bandwidth is focused on providing highly reliable fiber-based bandwidth solutions to targeted carrier and large enterprise customers. Onvoy Voice Services delivers wholesale voice services to carriers and incumbent rural LECs, and Zayo Enterprise Networks focuses on providing converged IP services to small and medium enterprise customers. Zayo Group’s principal executive offices are located at 901 Front Street, Suite 200, Louisville CO, 80027, and its telephone number is (303) 381-4683.

Zayo Merger Sub

Zayo Merger Sub, a Delaware corporation and a wholly owned subsidiary of Zayo Group, was formed for the purpose of facilitating Zayo Group’s acquisition of FiberNet. Zayo Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement. Upon consummation of the merger, Zayo Merger Sub will merge with and into FiberNet and will cease to exist. Zayo Merger Sub’s principal executive offices are located at 901 Front Street, Suite 200, Louisville, Colorado 80027, and its telephone number is (800) 390-6094.

Background of the Merger

On April 24, 2006, FiberNet signed an engagement letter for Deutsche Bank Securities Inc. (“Deutsche Bank”) to serve as its financial advisor to assist FiberNet in considering strategic alternatives.

On March 5, 2009, FiberNet and Zayo Group had an initial discussion regarding a possible strategic transaction. The parties continued this discussion on March 9, 2009 and the FiberNet board of directors met on March 10, 2009 and discussed the initial communications with Zayo Group.

On March 13, 2009, Zayo Group delivered an initial due diligence request list and FiberNet responded to certain of these requests during the following weeks.

On April 1, 2009, FiberNet and Deutsche Bank held an initial discussion of the correspondence with Zayo Group, the terms of a potential transaction and the process of negotiating a possible transaction.

On April 15, 2009, Zayo Group delivered a non-binding letter of interest expressing a desire to acquire FiberNet. On April 15, 2009, the board of directors of FiberNet held a meeting to discuss, among other things, the letter of interest delivered by Zayo Group. At that meeting, the board concluded that it was in the best interest of FiberNet and its stockholders to proceed with discussions with Zayo Group on an exclusive basis. Thereafter, on April 17, 2009, the parties executed confidentiality and exclusivity agreements and began preliminary discussions regarding a potential acquisition by Zayo Group of FiberNet.

On April 16, 2009, Willkie Farr & Gallagher LLP (“Willkie Farr”) was retained as legal counsel to FiberNet. Shortly thereafter, following discussions with FiberNet regarding the material terms of the proposed transaction, Willkie Farr began preparing an initial draft of the merger agreement.

On April 16, 2009, Zayo Group delivered a detailed due diligence request list, and on April 20, 2009, Zayo Group and its representatives continued its due diligence process (including meetings with FiberNet in New York). The exchange of due diligence information continued until the merger agreement was executed.

On April 22, 2009, FiberNet and Willkie Farr held a teleconference regarding the draft of the merger agreement and discussed key terms including the structure of the transaction, conditions to closing of the merger, termination events and fees, representations and warranties and the treatments of stock options and warrants. Following this discussion, on April 22, 2009, Willkie Farr delivered an initial draft of the merger agreement to Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), legal counsel to Zayo Group.

On April 28, 2009, Gibson Dunn delivered a revised draft of the merger agreement to Willkie Farr. Also on such date, FiberNet, Willkie Farr and Kelley Drye & Warren LLP, FiberNet’s regulatory counsel, held a teleconference to discuss state regulatory approvals required to consummate the merger. The parties discussed the process for obtaining these approvals and the anticipated length of time before the state regulatory authorities would grant such approvals.

On April 29, 2009, FiberNet, Willkie Farr and Deutsche Bank held a teleconference to discuss Gibson Dunn’s revised draft of the merger agreement and other aspects of the proposed merger.

On April 30, 2009, Willkie Farr held a teleconference with Gibson Dunn to discuss the merger agreement and key terms including the structuring of the transaction and merger agreement to increase the certainty of the transaction being consummated, conditions to closing, specific performance, the concept of a reverse termination fee and the sources of Zayo Group’s financing for the transaction. Following this teleconference, Willkie Farr then held a teleconference with FiberNet to discuss the status of the negotiations.

On May 1, 2009, FiberNet and Zayo Group discussed various terms of the merger agreement including the structure of the transaction, specific performance and Zayo Group’s financing sources.

On May 5, 2009, FiberNet and Zayo Group discussed a variety of financial matters that could potentially impact the pricing for the transaction, including matters arising out of Zayo Group’s due diligence, as well as the rent increases necessitated by the proposed amendments to FiberNet’s leases of real property located at 60 Hudson Street in New York, New York (the “Hudson Street Lease”) and 165 Halsey Street in Newark, New Jersey (the “Halsey Street Lease”), which amendments Zayo Group required before consummating the proposed transaction.

After discussion with FiberNet and subsequent revisions to the merger agreement, on May 6, 2009, Willkie Farr delivered a revised draft of the merger agreement to Gibson Dunn. On May 7, 2009, after the parties executed an additional confidentiality agreement, Zayo Group delivered copies of its organizational documents specifying the sources for its financing of the transaction.

On May 8, 2009, FiberNet engaged Needham & Company, LLC (“Needham”) to serve as financial advisor for the proposed transaction with Zayo Group, and in connection therewith, to render to the FiberNet board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be received by FiberNet’s stockholders in connection with the transaction.

On May 8, 2009, the board of directors of FiberNet held a meeting to discuss key terms of the transaction including the aggregate price that Zayo Group would pay to consummate the merger, various contractual provisions of the merger agreement and the proposed amendments to the Hudson Street Lease and the Halsey Street Lease. In addition, representatives from Needham joined the meeting and discussed the terms of the proposed transaction and the services to be performed by Needham in connection with its engagement.

On May 8, 2009, Willkie Farr held a teleconference with FiberNet regarding the merger agreement and the key open terms including specific performance and closing conditions. Zayo Group also delivered an analysis detailing proposed adjustments to the purchase price that had previously been discussed.

On May 11, 2009, Gibson Dunn delivered a revised draft of the merger agreement to Willkie Farr.

On May 12, 2009, FiberNet, Willkie Farr, Deutsche Bank, Zayo Group and Gibson Dunn held a teleconference regarding the merger agreement and the key open terms including conditions to closing of the merger and closing conditions. The parties also discussed the prospect of a reverse termination fee in lieu of FiberNet receiving a right to seek specific performance.

On May 12, 2009, FiberNet and Zayo Group discussed the issue of specific performance and the possibility of a reverse termination fee that would be paid to FiberNet upon certain breaches of the merger agreement by Zayo. FiberNet agreed, subject to the approval of FiberNet’s board of directors, to a reverse termination fee of $25 million in lieu of a Zayo Group obligation of specific performance.

On May 13, 2009, after further revisions to the merger agreement, Willkie Farr delivered a revised draft to Gibson Dunn.

On May 13, 2009, FiberNet, Willkie Farr and Deutsche Bank held a teleconference regarding the mechanics of the period of time following the execution of the merger agreement during which FiberNet and its advisors would be permitted to solicit proposals that may prove to be superior to the transaction with Zayo Group (the “Go-Shop Period”).

On May 13, 2009, FiberNet, Willkie Farr, Deutsche Bank, Zayo Group and Gibson Dunn held a teleconference regarding Zayo Group’s sources of financing for the transaction and Zayo Group’s cash on hand. FiberNet and Willkie Farr then reviewed and discussed Zayo Group’s organizational and financing documents. FiberNet and Zayo Group then further discussed the certainty that financing for the transaction would be available and certain representations and covenants that Zayo may make in respect thereto.

On May 13, 2009, the board of directors of FiberNet held a meeting and discussed the progress of negotiations with Zayo Group and the key terms of the merger agreement. Willkie Farr also participated in the meeting and described to the board of directors the fiduciary duties that apply to directors in the context of a sale transaction under applicable law. In addition, FiberNet and Zayo Group executed an extension to their exclusivity arrangement.

On May 14, 2009, Willkie Farr held a teleconference with Gibson Dunn regarding the merger agreement and discussed, among other items, closing conditions and the merger agreement’s termination provisions.

On May 15, 2009, FiberNet and Zayo Group held a teleconference to discuss the purchase price. During this meeting, Zayo Group indicated that based on its findings during its due diligence review of FiberNet, the purchase price that it would offer would be reduced to $11.45 per share of common stock.

On May 15, 2009, FiberNet received a telephone call from a potential strategic acquiror expressing a willingness to meet and discuss a potential transaction with FiberNet. FiberNet did not respond to the potential acquiror at that time because FiberNet was bound by its exclusivity arrangement with Zayo Group. Given the advanced nature of the negotiations with Zayo Group and the preliminary nature of any discussion with the potential strategic acquiror, FiberNet decided not to contact the potential strategic acquiror until the Go-Shop Period or until the exclusivity agreement with Zayo Group had expired and negotiations with Zayo Group had terminated.

On May 18, 2009, Zayo Group delivered an analysis of its due diligence review in support of its reduction of the offered purchase price to $11.45 per share.

On May 18, 2009, FiberNet, Willkie Farr and Deutsche Bank held a teleconference regarding Gibson Dunn’s draft of the merger agreement and Zayo Group’s sources of financing. Following this discussion, Willkie Farr and Gibson Dunn held a teleconference regarding the merger agreement and discussed key open items including closing conditions, Zayo Group’s sources of financing, required regulatory consents and governmental licenses and the accuracy of FiberNet’s capitalization representation at signing and closing. The parties discussed a possible purchase price adjustment in the event that FiberNet’s capitalization representation was not accurate at closing. On May 19, 2009, FiberNet, Willkie Farr, Zayo Group and Gibson Dunn held a subsequent teleconference in which many of these topics were again discussed.

Later on May 19, 2009, FiberNet, Willkie Farr, Deutsche Bank, Zayo Group and Gibson Dunn held a series of teleconferences regarding FiberNet’s tax representations in the merger agreement and Zayo Group’s sources of financing. Based on this series of conversations, Willkie Farr revised the merger agreement and delivered drafts to Gibson Dunn.

On May 21, 2009, FiberNet held a board meeting to discuss the merger agreement and a letter agreement regarding the potential engagement of Burnham Hill Partners LLC, an entity with which Michael S. Liss is affiliated, to assist FiberNet during the Go-Shop Period (the “Burnham Engagement Letter”). At the meeting, Needham presented its written fairness analysis and its oral fairness opinion, which stated that Needham had concluded that the proposed merger was fair, from a financial point of view, to FiberNet and FiberNet’s stockholders. Willkie Farr presented an overview of, and answered questions from the FiberNet board in respect of, the merger agreement and the fiduciary duties owed by FiberNet’s board of directors to FiberNet and its stockholders. The FiberNet board of directors approved the merger agreement and determined that the terms of the merger and the merger agreement were fair to and in the best interest of FiberNet’s stockholders, by the unanimous vote of all directors then present. The board of directors also approved the Burnham Engagement Letter. The board of directors also discussed that the merger agreement would not be executed until the proposed amendments for the Hudson Street Lease and the Halsey Street Lease were fully executed.

On May 22, 2009, the Company received an email from the same potential strategic acquiror who contacted FiberNet on May 15 again expressing a willingness to meet and discuss a potential transaction with FiberNet. FiberNet did not respond to the email at that time because FiberNet was bound by its exclusivity arrangement with Zayo Group. Given the advanced nature of the negotiations with Zayo Group and the preliminary nature of any discussion with the potential strategic acquiror, FiberNet decided not to contact the potential strategic acquiror until the Go-Shop Period or until the exclusivity agreement with Zayo Group had expired and negotiations with Zayo Group had terminated.

On May 26, 2009, FiberNet executed the Burnham Engagement Letter.

On May 26 and 27, 2009, Willkie Farr had various discussions with FiberNet and Gibson Dunn regarding the amendment to the Halsey Street Lease and Zayo Group’s obligation to maintain directors and officers insurance following the consummation of the merger.

The amendment to the Hudson Street Lease was executed on May 26, 2009. On May 27, 2009, the amendment to the Halsey Street Lease was executed and the board of directors of FiberNet held a meeting. The board requested that Needham supplement its fairness analysis and again given its oral and written opinion as to the fairness of the merger, from a financial point of view, to FiberNet and its stockholders. Needham provided supplemental information and again opined orally and in writing that the merger was fair, from a financial point of view, to FiberNet and its stockholders. The FiberNet board also discussed the revisions to the merger agreement in respect of the Halsey Street Lease and the directors & officers tail insurance policy. The FiberNet board of directors unanimously approved the merger agreement and determined that the terms of the merger and the merger agreement were fair to and in the best interest of FiberNet’s stockholders.

On May 28, 2009, the merger agreement was executed and FiberNet issued a press release to announce the execution of the merger agreement.

On May 29, 2009, FiberNet filed a Form 8-K with the SEC disclosing the execution of the merger agreement and related transactions.

During the Go-Shop Period, which ends at 11:59 PM New York time on June 17, 2009, 39 potential acquirors were contacted by FiberNet and its financial advisors, and of the 39 potential acquirors, four ultimately executed confidentiality agreements with FiberNet. At the direction of FiberNet’s board of directors, members of management and our financial advisors met on separate occasions with representatives of these four potential acquirors, one of which was the same potential strategic acquiror that contacted FiberNet during its exclusive negotiations with Zayo Group. During these meetings, management presented certain information regarding the business and operations of FiberNet. FiberNet also provided these four parties with certain confidential information regarding FiberNet and its business.

Starting on May 29, 2009 and throughout the Go-Shop Period, FiberNet has had several conversations with, and delivered various due diligence materials to, the strategic acquiror who had contacted FiberNet prior to execution of the merger agreement. On June 10, 2009, this strategic acquiror delivered a non-binding proposal to acquire FiberNet for $12.50 per share. On June 16, 2009, this strategic acquiror delivered a second non-binding proposal to acquire FiberNet for $12.50 per share. FiberNet’s board of directors determined that the June 16, 2009 proposal was reasonably likely to result in a superior proposal and accordingly determined that the strategic acquiror submitting the proposal was an excluded party under the merger agreement.

Reasons for the Merger; Recommendation of Our Board of Directors

After careful consideration, our board of directors unanimously declared the merger agreement advisable and determined that the merger is fair to, and in the best interests of, FiberNet and our stockholders, and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. In reaching this decision, our board of directors consulted with our management, as well as our financial and legal advisors, and considered a number of positive factors that the board believed supported its decision, including the following factors:

•	its knowledge of our business, operations, financial condition, earnings and prospects, compared to the relative certainty of realizing a fair cash value for our stockholders in the merger;

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its knowledge of the current environment in the communications services industry, including the information provided by our management and financial advisors, and the likely effects of these factors on our potential growth and future valuation;

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the recent and historical market prices for our common stock, as compared to the financial terms of the merger, including the fact that the merger consideration represented (i) an approximately 15.54% premium over the closing price of our shares of common stock on the NASDAQ Capital Market on May 28, 2009, the last trading day before we publicly announced the merger agreement, and (ii) an approximately 13.91% premium over the volume weighted average price on the NASDAQ Trading System for the 90 day period ending on the last trading day before we publicly announced the merger agreement;

•	the fact that the ownership concentration of a substantial majority of our shares by a small amount of large holders has resulted in limited opportunities for liquidity for owners of shares;

•	the fact that the merger consideration consists solely of cash, providing our stockholders with certainty of value and immediate liquidity;

•	the burdens of remaining a public company, including compliance, accounting, insurance, regulatory and other costs, and the fact that the merger will have the effect of making us a private company;

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the fact that the merger agreement does not contain a financing condition and that Zayo Group and Zayo Merger Sub have represented that Zayo Merger Sub will have an amount in cash necessary to consummate the merger and the other transactions contemplated by the merger agreement;

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its belief that the merger agreement and the transactions contemplated by the merger agreement were more favorable to our stockholders than other alternatives reasonably available to us, including continuing to operate our business on a stand-alone basis, our undertaking of a significant restructuring of our business and operations, or our acquisition of an industry participant, taking into account the significant risks and uncertainties associated with such alternatives compared to the relative certainty of realizing a fair cash value for our stockholders in the merger;

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the financial presentation of Needham and its written opinions, dated May 21, 2009 and May 27, 2009, to the effect that, as of such dates and based on and subject to the matters described in the opinions, the merger consideration was fair, from a financial point of view, to the holders of our common stock. The full text of the May 21, 2009 and May 27, 2009 written opinions of Needham, which describe the assumptions made, procedures followed, matters considered and limitations on the review undertaken, are attached to this proxy statement as Annex B and Annex C and are incorporated by reference in their entirety into this proxy statement. A discussion of the presentations and opinions of Needham appears in the section below entitled “The Merger—Opinions of Needham & Company, LLC”;

•	the fact that Deutsche Bank was retained as our financial advisor and assisted us in the negotiations of the merger agreement;

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the fact that the financial and other terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including, but not limited to, the limited number and customary nature of the conditions to Zayo Group’s and Zayo Merger Sub’s obligations to consummate the merger and the obligations of Zayo Group with respect to obtaining all regulatory approvals required for the consummation of the merger, were the product of extensive arms-length negotiations among the parties and were designed to provide a high degree of certainty that the merger would ultimately be consummated on a timely basis;

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the fact that the merger agreement contemplates a solicitation period, during which FiberNet and our financial advisors contacted several parties to gauge their interest in submitting a takeover proposal, and that to date such solicitation period has not resulted in any offers that our board of directors or our financial advisors have concluded to be superior proposals to the proposed merger with Zayo Group;

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the fact that, following the end of the solicitation period, subject to compliance with the terms and conditions of the merger agreement and following consultation with counsel, we are permitted to furnish information to, and participate in discussions and negotiations with, any third party that makes an unsolicited bona fide written takeover proposal that constitutes or may reasonably be expected to result in a superior proposal, provided that the failure to take action on such proposal would be inconsistent with the board of directors’ fiduciary duties to our stockholders. We may continue to furnish information to, and negotiate with, such third party for as long as such proposal, in our board of directors’ good faith opinion, remains reasonably likely to result in a superior proposal (see the section below entitled “The Merger Agreement—Go-Shop Period; No Solicitations”);

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the fact that Zayo Group has agreed to pay us a termination fee of $25 million if the merger agreement is terminated by us and if either (i) all of the conditions described in the paragraphs labeled “Conditions to Each Party’s Obligations” and “Conditions to FiberNet’s Obligations” in the section below entitled “The Merger Agreement—Conditions to the Merger” have been satisfied or waived in writing (other than such conditions which would be satisfied at the closing of the merger) and Zayo Merger Sub breaches its obligation to consummate the closing of the merger and fund the payment fund, or (ii) Zayo Group or Zayo Merger Sub is in breach of any of their respective representations, warranties or covenants and such breaches, individually or in the aggregate, have had or would reasonably be expected to have an material adverse effect on Zayo Group’s ability to close the merger, and are not cured within twenty business days of Zayo Group’s or Zayo Merger Sub’s receipt of notice from FiberNet of such breaches;

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the fact that, subject to compliance with the terms and conditions of the merger agreement, we are permitted to terminate the merger agreement in order to enter into an agreement with a third party that has made a takeover proposal that constitutes a superior proposal, subject to the payment to Zayo Group of a $2,721,041 termination fee and payment of Zayo Group’s reasonable out-of-pocket expenses not to exceed $1 million, which our board determined was reasonable in light of, among other things, the benefits of the merger to our stockholders and the typical range and size of such fees in similar transactions (see the sections below entitled “The Merger Agreement—Go-Shop Period; No Solicitations” and “The Merger Agreement—FiberNet Termination Fee and Zayo Group Expenses”); and

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the fact that a vote of our stockholders on the merger is required under Delaware law, and that stockholders who do not vote in favor of the adoption of the merger agreement will have the right to demand appraisal of the fair value of their shares under Delaware law.

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following factors:

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the risks and costs to us if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential adverse effect on our customer and other commercial relationships;

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the fact that the merger might not be completed in a timely manner or at all due to a failure to receive necessary approvals, clearances or expirations of waiting periods, including under the HSR Act, or the failure to receive necessary consents required under each of our licenses with the Federal Communications Commission, the California Public Utilities Commission, the New York Public Service Commission and the New Jersey Board of Public Utilities;

•	the fact that, following the merger, our stockholders will cease to participate in any of our future earnings or benefit from any future increase in our value;

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the restrictions on the conduct of our business prior to the consummation of the merger, which may delay or prevent us from undertaking business opportunities that may arise during the term of the merger agreement, whether or not the merger is consummated;

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the restrictions on our ability to solicit or participate in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that we pay a $2,721,041 termination fee and Zayo Group’s reasonable out-of-pocket expenses not to exceed $1 million in order to accept a superior proposal and in certain other circumstances specified in the merger agreement, which our board of directors understood, while potentially having the effect of discouraging third parties from proposing a competing business combination transaction, were conditions to Zayo Group’s willingness to enter into the merger agreement and were reasonable in light of, among other things, the benefits of the merger to our stockholders;

•	the fact that the receipt of the merger consideration in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes; and

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the fact that some of our directors and executive officers may have interests in the merger that are different from, or in addition to, those of our stockholders generally, including under our Change in Control Plan (see “—Interests of Our Directors and Executive Officers in the Merger”).

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive. Our board of directors did not quantify or assign any relative weights to the factors it considered in reaching its decision to declare the merger agreement advisable, in determining that the merger is fair to and in the best interests of FiberNet and our stockholders, and in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement. Additionally, individual directors may have given different weight to different factors. Our board of directors considered all of these factors as a whole, including discussions with and questioning of our management and financial and legal advisors, and, overall, considered the factors to be favorable to and in support of its decision.

For the reasons set forth above, our board of directors unanimously declared the merger agreement advisable and determined that the merger is fair to, and in the best interests of, FiberNet and our stockholders, and unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement.

Opinions of Needham & Company, LLC

We retained Needham as one of our financial advisors in connection with the merger. In connection with this engagement, and pursuant to an engagement letter dated May 8, 2009, we requested that Needham evaluate the fairness, from a financial point of view, of the consideration to be received in the merger by holders of our common stock. On May 21, 2009, at a meeting of our board of directors, Needham rendered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated May 21, 2009, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration to be received by holders of our common stock pursuant to the merger agreement was fair to such holders from a financial point of view. Needham subsequently delivered a second oral opinion on May 27, 2009 and a second written opinion, dated as of May 27, 2009. The oral and written opinions delivered by Needham on May 27, 2009 were substantially identical to those delivered on May 21, 2009, and reaffirmed Needham’s opinion that the merger consideration to be received by holders of our common stock pursuant to the merger agreement was fair to such holders from a financial point of view. The bases used in the preparation of Needham’s opinion on May 21, 2009 were substantially identical to the bases used in the preparation of Needham’s opinion on May 27, 2009.

Needham provided its opinions for the information and assistance of the board of directors in connection with and for the purpose of the board’s evaluation of the transactions contemplated by the merger agreement. The Needham opinions relate only to the fairness, from a financial point of view, to the holders of common stock of the merger consideration, which was determined through arm’s length negotiations between us and Zayo Group and not by Needham. The Needham opinions do not address any other aspect of the merger, or any related transaction, and do not constitute a recommendation to any stockholder of our company as to how that stockholder should vote or act on any matter relating to the merger. Needham was not requested to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of our company or any alternative transaction. Needham was not engaged to, and did not, provide independent financial advice to our board of directors during the course of the negotiations between us and Zayo Group and did not participate in any of those negotiations. The decision to approve and recommend the merger was made independently by our board of directors.

The full text of Needham’s written opinions, dated May 21, 2009 and May 27, 2009, which describe the assumptions made, procedures followed, matters considered and limitations on the review undertaken, are attached to this proxy statement as Annex B and Annex C and are incorporated by reference in their entirety into this proxy statement. We urge you to read the opinions in their entirety. Needham’s opinions were provided to our board of directors in connection with its evaluation of the merger consideration from a financial point of view. Needham’s opinions do not address the relative merits of the merger as compared to other business or financial strategies that might be available to the company or the underlying business decision of the company to engage in the merger. The following is a summary of Needham’s opinions and the methodology that Needham used to render its opinions.

In arriving at its opinions, Needham, among other things:

•	reviewed a draft version of the merger agreement dated May 21, 2009 and a draft of the execution version of the merger agreement dated May 27, 2009;

•	reviewed certain publicly available information concerning us and certain other relevant financial and operating data of our company that we furnished to Needham;

•	reviewed the historical stock prices and trading volumes of our common stock;

•	held discussions with members of our management concerning our current operations and future business prospects;

•	reviewed certain financial forecasts with respect to our company prepared by our management and held discussions with members of our management concerning those forecasts;

•	compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham deemed relevant to similar data for our company;

•	reviewed the financial terms of certain other business combinations that Needham deemed generally relevant; and

•	reviewed such other financial studies and analyses and considered such other matters as Needham deemed appropriate.

In connection with its review and in arriving at its opinions, Needham assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by it for purposes of its opinions and did not independently verify, nor did Needham assume responsibility for independent verification of, any of that information. Needham assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Needham also assumed that the merger will be consummated on the terms and subject to the conditions set forth in the draft merger agreement furnished to Needham without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on us, Zayo Group or the contemplated benefits of the merger. In addition, Needham assumed that the financial forecasts for our company provided to Needham by our management were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management, at the time of preparation, of our future operating and financial performance. Needham expressed no opinion with respect to any of those forecasts or estimates or the assumptions on which they were based.

Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of our assets or liabilities or those of Zayo Group nor did Needham evaluate the solvency or fair value of our company or Zayo Group under any state or federal laws relating to bankruptcy, insolvency or similar matters. Needham’s opinions state that they were based on economic, monetary and market conditions as they existed and could be evaluated as of their respective dates, and Needham assumed no responsibility to update or revise its opinions based upon circumstances and events occurring after such dates. Needham’s opinions are limited to the fairness, from a financial point of view, to the holders of our common stock of the merger consideration to be received by those holders pursuant to the merger agreement and Needham expressed no opinion as to the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of our company, or as to our underlying business decision to engage in the merger or the relative merits of the merger as compared to other business strategies that might be available to us. In addition, Needham expressed no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the merger, or any class of those persons, relative to the merger consideration to be received by the holders of our common stock pursuant to the merger agreement or with respect to the fairness of any such compensation.

We imposed no limitations on Needham with respect to the investigations made or procedures followed by Needham in rendering its opinions.

In preparing its opinions, Needham performed a variety of financial and comparative analyses. The following paragraphs summarize the material financial analyses performed by Needham in arriving at its opinions. The order of analyses described does not represent relative importance or weight given to those analyses by Needham. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Needham, the tables must be read together with the full text of each summary. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed on or prior to May 27, 2009, and is not necessarily indicative of current or future market conditions. The bases used in the preparation of Needham’s opinion on May 21, 2009 were substantially identical for the bases used in the preparation of Needham’s opinion on May 27, 2009.

Selected Company Analysis. Using publicly available information, Needham compared selected historical and projected financial and market data ratios for us to the corresponding data and ratios of publicly traded companies that Needham deemed relevant because they have lines of businesses that may be considered similar to certain of our lines of business. These companies, referred to as the selected companies, consisted of the following:

Cogent Communications Group, Inc.

Equinix, Inc.

PAETEC Holding Corp.

SAVVIS, Inc.

Switch & Data Facilities Company, Inc.

Terremark Worldwide, Inc.

tw telecom inc.

The following table sets forth information concerning the following multiples for the selected companies and for us:

•	enterprise value as a multiple of last 12 months, or LTM, revenues;

•	enterprise value as a multiple of projected calendar year 2009 revenues;

•	enterprise value as a multiple of LTM earnings before interest, taxes, depreciation and amortization, or EBITDA;

•	enterprise value as a multiple of projected calendar year 2009 EBITDA;

•	enterprise value as a multiple of LTM earnings before interest and taxes, or EBIT;

•	enterprise value as a multiple of projected calendar year 2009 EBIT;

•	enterprise value as a multiple of LTM EBITDA minus capital expenditures;

•	enterprise value as a multiple of assets; and

•	price as a multiple of book value.

Needham calculated multiples for the selected companies based on the closing stock prices of those companies on May 26, 2009 and calculated multiples for us based on the merger consideration of $11.45 per share of our common stock. Projected calendar year 2009 multiples for us were calculated based on forecasts by our management using two cases, a “budget” case and a “downside” case.

	Selected Companies				Merger Consideration
	High	Low	Mean	Median	Using “Budget” Case	Using “Downside” Case
Enterprise value to LTM revenues	5.0x	0.8x	2.4x	2.3x	1.6x	1.6x
Enterprise value to projected calendar year 2009 revenues	4.3x	0.8x	2.1x	1.9x	1.5x	1.5x
Enterprise value to LTM EBITDA	13.9x	5.5x	9.6x	9.5x	9.1x	9.1x
Enterprise value to projected calendar year 2009 EBITDA	9.8x	4.9x	7.0x	6.6x	8.3x	8.7x
Enterprise value to LTM EBIT	46.7x	23.4x	32.6x	30.3x	411.2x	411.2x
Enterprise value to projected calendar year 2009 EBIT	52.8x	16.0x	31.5x	26.6x	151.5x	N/A
Enterprise value to LTM EBITDA minus CapEx	55.1x	13.0x	31.3x	25.8x	43.0x	43.0x
Enterprise value to assets	1.7x	0.8x	1.2x	1.2x	1.4x	1.4x
Price to book value	3.7x	2.1x	2.9x	2.8x	2.6x	2.6x

Selected Transaction Analysis. Needham analyzed publicly available financial information for the following selected merger and acquisition transactions, which represent transactions completed since January 1, 2006 that involved target companies that were involved in communications businesses:

Acquirer	Target
PAETEC Holding Corp.	McLeodUSA Incorporated
Xfone, Inc.	NTS Communications, Inc.
Consolidated Communications Holdings, Inc.	North Pittsburgh Systems, Inc.
RCN Corporation	NEON Communications Group, Inc.
Integra Telecom Holdings, Inc.	Eschelon Telecom, Inc.
Q-Comm Corporation	Journal Communications, Inc. (Norlight Telecommunications, Inc.)
Cavalier Telephone Corporation	Talk America Holdings, Inc.
Time Warner Telecom Inc.	Xspedius Communications, LLC
Eschelon Telecom, Inc.	Mountain Telecommunications, Inc.
Level 3 Communications, Inc.	Looking Glass Networks Holding Co., Inc.
U.S. TelePacific Holdings Corp.	Mpower Holding Corporation
Level 3 Communications, Inc.	Bay Harbour Management LLC (TelCove, Inc.)
Level 3 Communications, Inc.	ICG Communications Inc.
Integra Telecom Holdings, Inc.	Citizens Communications Company (Electric Lightwave, LLC)

In examining the selected transactions, Needham analyzed, for the selected transactions and for the merger,

•	enterprise value as a multiple of LTM revenues;

•	enterprise value as a multiple of LTM EBITDA;

•	enterprise value as a multiple of LTM EBIT; and

•	enterprise value as a multiple of forward EBITDA.

Needham calculated enterprise value to forward EBITDA multiples for the selected transactions using the acquired companies’ projected EBITDA for the calendar year in which the respective transactions occurred, based on guidance issued by those companies. Needham calculated multiples for us based on the merger consideration of $11.45 per share of our common stock and, in the case of our forward EBITDA multiple, based on forecasts by our management using the “budget” case.

The following table sets forth information concerning the multiples described above for the selected transactions and the same multiples implied by the merger.

	Selected Transactions				Merger
	High	Low	Mean	Median
Enterprise value to LTM revenues	4.0x	0.5x	2.0x	1.9x	1.6x
Enterprise value to LTM EBITDA	20.8x	3.9x	10.0x	11.5x	9.1x
Enterprise value to LTM EBIT	44.1x	12.6x	24.1x	22.8x	411.2x
Enterprise value to forward EBITDA	11.8x	4.0x	8.2x	8.3x	8.3x

Stock Price Premium Analysis. Needham analyzed publicly available financial information for 20 merger and acquisition transactions, which represent transactions announced and closed since January 1, 2006 that involved all cash consideration, transaction values exceeding $50 million, and acquired companies that were publicly-traded communications companies. In reviewing these transactions, Needham analyzed the premium of consideration offered to the acquired company’s stock price one trading day, five trading days and 30 trading days prior to the announcement of the transaction and to the acquired company’s 52-week high stock price.

Needham calculated premiums for us based on the merger consideration of $11.45 per share of our common stock, the closing prices of our common stock one trading day, five trading days and 30 trading days prior to May 27, 2009, and the 52-week high price of our common stock as of May 27, 2009. The following table sets forth information concerning the stock price premiums in the selected transactions and the stock price premium implied by the merger.

	Selected Transactions				Merger at $11.45
	High	Low	Mean	Median
One trading day stock price premium	80.9%	1.6%	24.5%	20.4%	12.7%
Five trading day stock price premium	105.7%	1.6%	27.1%	25.6%	12.3%
30 trading day stock price premium	97.8%	3.0%	29.0%	27.1%	6.1%
Premium (discount) to 52-week high	14.6%	(77.4)%	(7.1)%	(1.0)%	(6.1)%

No company, transaction or business used in the “Selected Company Analysis,” “Selected Transaction Analysis” or “Stock Price Premium Analysis” as a comparison is identical to us or to the merger. Accordingly, an evaluation of the results of these analyses is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the selected companies or selected transactions or the business segment, company or transaction to which they are being compared.

The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of its opinions. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. Needham did not attribute any specific weight to any factor or analysis considered by it. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our or Zayo Group’s control. Any estimates contained in or underlying these analyses, including estimates of our future performance, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates. Additionally, analyses relating to the values of businesses or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. Needham’s opinions and their related analyses were only one of many factors considered by our board of directors in their evaluation of the merger and should not be viewed as determinative of the views of our board of directors or management with respect to the merger consideration or the merger.

Under the terms of our engagement letter with Needham, dated May 8, 2009, we have agreed to pay Needham for its financial advisory services in connection with the merger an aggregate fee of $150,000, which became payable upon the delivery by Needham of its oral opinion on May 21, 2009. Subject to certain limitations, we also have agreed to reimburse Needham for reasonable travel and other expenses incurred by Needham in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Needham and related persons against liabilities arising out of its engagement.

Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was retained by our board of directors to render an opinion in connection with the merger based on Needham’s experience as a financial advisor in mergers and acquisitions as well as Needham’s familiarity with us and our industry generally. Needham has not had any other investment banking relationship with us or Zayo Group during the past two years. Needham may in the future provide investment banking and financial advisory services to us, Zayo Group or our or their respective affiliates unrelated to the merger, for which services Needham would expect to receive compensation. In the normal course of its business, Needham may actively trade our equity securities for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in those securities.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors that you vote to adopt the merger agreement, you should be aware that some of our executive officers and directors may have economic interests in the merger that are different from, or in addition to, those of our stockholders generally. Our board of directors was aware of and considered these interests, among other matters, in reaching its decision to declare the merger agreement advisable and in determining that the merger is fair to, and in the best interests of, FiberNet and our stockholders, and in approving the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Stock Options. Each option to purchase shares of our common stock, whether vested or not, outstanding immediately prior to the effective time of the merger will be cancelled and the holder of such stock option will receive an amount (subject to any applicable withholding) in cash equal to the product of (x) the excess, if any, of the merger consideration over the exercise price per share of common stock underlying such stock option multiplied by (y) the number of shares of common stock underlying such stock option (with the aggregate amount of such payment rounded up to the nearest whole cent). Accordingly, such individuals will receive, in respect of each of their stock options, a cash payment equal to the excess of $11.45 over the applicable per share exercise price multiplied by the number of shares subject to such option.

The following table summarizes, as of May 28, 2009, for each of our directors and executive officers:

•	the number of stock options held by such persons; and

•	the aggregate cash payments that will be made in respect of such stock options upon consummation of the merger.

	Options
Name	Number(1)	Cash Payment(2)
Directors
Timothy P. Bradley	1,300	$195
Oskar Brecher	0	$0
Adam M. Brodsky	0	$0
Roy (Trey) D. Farmer III	400	$60
Robert E. La Blanc	800	$120
Michael S. Liss	18,099	$2,715
Charles J. Mahoney	1,300	$195
Richard E. Sayers	1,300	195

Executive Officers
Thomas Brown	800	$120
Jon A. DeLuca	80,100	$701,265
Charles Wiesenhart Jr.	500	$75

(1)	Certain of the executive officers and directors hold options whose exercise price exceed the merger consideration. Because these executive officers or directors will not receive consideration for the shares underlying those options, such options have been excluded from this table.
(2)	Illustrates the economic value of the options with exercise prices lower than $11.45 (which represents the highest potential cash consideration payable to our stockholders under the merger agreement) that will be cashed out in connection with the merger. Such amount is calculated for each individual by multiplying the number of shares underlying eligible options by the difference, if any, between $11.45 and the exercise price of each option.

Change in Control Plan. Our Change in Control Plan (which we refer to as the CIC Plan), effective as of August 17, 2006, provides for certain payments and benefits to employees holding the titles of Vice President, Senior Vice President or President (“Qualified Employees”) in the event that a Qualified Employee is terminated without Cause or resigns for Good Reason (as each term is defined in the CIC Plan) during the period beginning on a Change in Control (as defined in the CIC Plan) and ending on the first anniversary of the Change in Control. In the event of such termination or resignation, a Qualified Employee will be entitled to the following: (i) his or her accrued obligations (namely, all accrued but unpaid base salary, bonus and vacation pay as of the date of termination), (ii) an aggregate amount equal to (A) the Applicable Percentage (which is 50% for each Vice President and Senior Vice President of FiberNet and 100% for the President of FiberNet) multiplied by his or her current base salary plus (B) the higher of (x) a pro-rated portion of the annual bonus paid to such Qualified Employee for the prior fiscal year, if any or (y) a pro-rated portion of the annual bonus for the current year, determined at target corporate and individual performance levels for such Qualified Employee; and (iii) continuation of health benefits for the Qualified Employee and his or her family during the Designated Time

Period, provided the Qualified Employee pays his or her portion of the premium associated with such coverage, if any. The Designated Time Period is six months for each Vice President and Senior Vice President of FiberNet and twelve months for the President of FiberNet. Each Qualified Employee’s right to the receive the benefits set forth above is contingent upon the execution of a release agreement (in the form provided by FiberNet) within thirty days following the Qualified Employee’s final day of employment. If any of the payments or benefits payable to the President of FiberNet in connection with a change in control constitute a “parachute payment” (as defined in Section 280G of the Internal Revenue Code), FiberNet will provide the President with a “gross-up” payment in order to cover the excise tax applicable to such payments or benefits under Section 4999 of the Internal Revenue Code. With respect to Qualified Employees who hold the position of Vice President or Senior Vice President, if any of the payments or benefits payable to such individuals in connection with a change in control constitute a parachute payment, such individuals will receive the greater of (i) the total amount of the payments and benefits to which they are entitled in the event of a change in control, or (ii) an amount of payments and benefits which has been reduced so that the excise tax under Section 4999 of the Internal Revenue Code is not triggered. Pursuant to the terms of the merger agreement, two of FiberNet’s executive officers, Jon A. DeLuca and Charles Wiesenhart Jr., will become entitled to payments and benefits under the CIC Plan in the amounts of $935,593.20 and $184,961.09, respectively, effective as of the consummation of the merger. In addition, another executive officer, Thomas Brown, may become entitled to payments and benefits under the CIC Plan in the amount of $255,229.82 in the event that his employment with FiberNet is terminated after the merger. There can be no assurance, however, that his employment with FiberNet will be terminated after the merger.

The aggregate payments disclosed above that will or may be made pursuant to the CIC Plan upon consummation of the merger assume: (i) that the closing of the merger will occur on August 1, 2009, (ii) that all payments will be made under FiberNet’s current federal employer identification number and (iii) that the merger consideration will be $11.45 per share.

Insurance and Indemnification of Our Directors and Officers. In the event of any threatened or actual claim, action, suit, proceeding or investigation (which we refer to as a claim) in which any present or former director or officer of ours or any of our subsidiaries (whom we refer to as indemnified parties) is or is threatened to be made a party based in whole or in part on any action or failure to take action by any such person in such capacity prior to the effective time of the merger (including in connection with the transactions contemplated by the merger agreement), the surviving corporation will, from and after the effective time of the merger, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable law and required by the respective certificate of incorporation or bylaws (or equivalent organizational documents) of us or our subsidiaries, any indemnity agreements applicable to any such indemnified party and/or any contract between an indemnified party and us or one of our subsidiaries, in each case, in effect on May 28, 2009 and disclosed or entered into thereafter in accordance with the terms of the merger agreement, against, among other things, any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for reasonable legal and other reasonable fees and expenses incurred in advance of the final disposition of the foregoing), judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnified party in connection with such claim, subject to certain requirements described in the merger agreement.

The surviving corporation will: (i) maintain in effect for a period of six years after the effective time of the merger, if available, the current policies of directors’ and officers’ liability insurance maintained by us immediately prior to the effective time of the merger; however, the surviving corporation may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of us and our subsidiaries when compared to the insurance maintained by FiberNet as of May 28, 2009 or (ii) obtain as of the effective time of the merger, “tail” insurance policies with a claims period of six years from the effective time of the merger with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of us and our subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger; however, in no event will the surviving corporation be required to expend an aggregate premium for such coverage in excess of 100% of the last annual premium paid by us for such insurance prior to May 28, 2009. If such insurance coverage cannot be obtained at an aggregate premium equal to or less than such amount, the surviving corporation will obtain, and Zayo Group will cause the surviving corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an aggregate premium equal to such amount.

For six years following the effective time of the merger, Zayo Group, the surviving corporation and each of their respective subsidiaries must include and maintain in effect in their respective certificate of incorporation or bylaws (or similar organizational documents), provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, in the aggregate with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of May 28, 2009.

Continuation of Employment. As of the date hereof, no member of our management team has entered into any employment, retention or other similar agreements with Zayo Group or any of its affiliates with respect to the terms and conditions of his or her employment, contingent upon and assuming closing of the transaction, although there can be no assurances that such arrangements will not be agreed upon in the future. These matters are subject to negotiation and discussion. Any new arrangements may be entered into at or prior to the completion of the merger.

Financial Advisory Services Agreement. As of May 26, 2009, we entered into a letter agreement with Burnham Hill Partners LLC (which we refer to as Burnham) pursuant to which Burnham agreed to provide certain financial advisory services to us, including, among other services, assisting us in identifying parties for a potential superior proposal and assisting us in the evaluation, negotiation and implementation of such superior proposals. In exchange for Burnham’s agreement to provide these services, we have an obligation to pay Burnham a one-time cash fee of $400,000 and have agreed to reimburse Burnham for its reasonable out-of-pocket expenses. We also agreed to indemnify Burnham and certain related parties for certain losses incurred in connection with the provision of such services. Michael Liss, one of our directors, holds an equity interest in Burnham and is one of its Senior Managing Directors.

Common Stock Ownership of Our Directors and Executive Officers

As of [                    ], 2009, the record date for the special meeting, our directors and executive officers beneficially owned in the aggregate approximately [            ] shares of our common stock entitled to vote at the special meeting or approximately [    ]% of our outstanding common stock as of [                    ], 2009. We currently expect that each of these individuals will vote all of his or her shares of our common stock in favor of Proposals 1 and 2.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of certain material U.S. federal income tax consequences of the merger to holders of our common stock whose shares are exchanged for cash in the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (which we refer to as the Code), U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this proxy statement.

U.S. Holders

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in such entity will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding shares of our common stock, you should consult your tax advisor.

This discussion assumes that a U.S. holder holds the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). The following does not address all aspects of U.S. federal income tax that might be relevant to U.S. holders in light of their particular circumstances, or U.S. holders that may be subject to special rules (including, for example, dealers in securities or currencies, traders in securities that elect mark-to-market treatment, financial institutions, insurance companies, mutual funds, tax-exempt organizations, holders liable for the alternative minimum tax, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders whose functional currency is not the U.S. dollar, holders who hold our common stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, holders who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation, or holders who exercise statutory appraisal rights). In addition, the discussion does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a U.S. holder.

The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the amount of cash received and (2) the holder’s adjusted tax basis in such shares. Such gain or loss will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the merger. Long-term capital gains of non-corporate U.S. holders, including individuals, are generally eligible for reduced rates of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of our common stock at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of our common stock.

Payments of cash made to a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 28 percent), unless such holder properly establishes an exemption or provides a correct taxpayer identification number, and otherwise complies with the backup withholding rules (typically, by completing and signing a IRS form W-9 or a substitute form W-9, which will be included with the letter of transmittal). Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Holders should consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for our common stock pursuant to the merger.

Non-U.S. Holders

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to “Non-U.S. holders” (as defined below) of our common stock whose shares are exchanged for cash in the merger.

For purposes of this discussion the term “Non-U.S. holder” means a beneficial owner, other than a partnership, of shares of our common stock that is not a U.S. holder (as defined above).

The receipt of cash by a Non-U.S. holder in exchange for shares of our common stock in the merger generally will be exempt from U.S. federal income tax, unless:

•

the gain on shares of our common stock, if any, is effectively connected with the conduct by the Non-U.S. holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. holder’s permanent establishment in the United States) (in which event (i) the Non-U.S. holder will be subject to U.S. federal income tax as described under “U.S. holders,” but such Non-U.S. holder should provide a Form W-8ECI instead of a Form W-9, and (ii) if the Non-U.S. holder is a corporation, it may be subject to branch profits tax on such gain at a 30 percent rate (or such lower rate as may be specified under an applicable income tax treaty));

•

the Non-U.S. holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met (in which event the Non-U.S. holder will be subject to tax at a flat rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the shares of our common stock net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year); or

•	the Non-U.S. holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

In general, a Non-U.S. holder will not be subject to backup withholding with respect to a payment made with respect to shares of our common stock exchanged for cash in the merger if the holder has provided the exchange agent with an IRS Form W-8BEN (or a Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business). Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. holder’s United States federal income tax liability, if any, provided that the holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

ShareGift USA’s Charitable Donation Program

FiberNet has made arrangements to enable FiberNet stockholders to donate some or all of the merger consideration to be received by them upon consummation of the merger to ShareGift USA. ShareGift USA is a nonprofit charity recognized as exempt from tax by the IRS under Section 501(c)(3) of the Code that will distribute the merger consideration donated by FiberNet stockholders (or the proceeds from the sale of any donated merger consideration) to a variety of recognized U.S. charities. ShareGift USA will aggregate all donations from FiberNet stockholders and distribute them to charitable institutions.

If you are a FiberNet stockholder and a U.S. taxable investor, you may be eligible for a tax deduction should you choose to participate in ShareGift USA’s program. Please consult your tax advisor accordingly.

For additional information on the ShareGift USA charitable donation program, see “ShareGift USA’s Charitable Donation Program” beginning on page 63.

Regulatory Approvals

Completion of the merger is subject to certain governmental or regulatory clearance procedures, including the termination or expiration of the waiting period under the HSR Act and certain waiting periods and approvals required under FiberNet’s licenses with the Federal Communications Commission, California Public Utilities Commission, the New York Public Service Commission and the New Jersey Board of Public Utilities. FiberNet

and Zayo Group expect to file their respective notification and report forms pursuant to the HSR Act with the Antitrust Division of the U.S. Department of Justice (which we refer to as the Antitrust Division) and the Federal Trade Commission (which we refer to as the FTC) on or around June 18, 2009. Under the HSR Act, the merger may not be consummated until 30 days after the latter of the initial filings (unless early termination of this waiting period is granted) or, if the Antitrust Division or the FTC issues a request for additional information, 30 days after FiberNet and Zayo Group have each substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination). Zayo Group and FiberNet filed their joint request for merger approval with the New Jersey Board of Public Utilities on June 1, 2009, with the New York Public Service Commission on June 2, 2009, with the California Public Utilities Commission on June 4, 2009, and with the Federal Communications Commission on June 5, 2009 and June 8, 2009. In addition, FiberNet and Zayo Group provided notice to the Canadian regulatory authorities on June 5, 2009.

Notwithstanding any other provision of the merger agreement to the contrary, in no event shall Zayo Group or any of its affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Zayo Group or any of its affiliates or, assuming the consummation of the merger, the surviving entity or any of its affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Zayo Group, FiberNet, the surviving entity or any of their respective affiliates. We have no right to divest any of our assets or businesses under the agreement.

As of the date of this proxy statement, we and Zayo Group have not yet obtained any governmental or regulatory clearances that may be required to complete the merger. There can be no assurance that the reviewing governmental authorities will terminate or permit any applicable waiting periods to expire, or approve or clear the merger at all or without restrictions or conditions. We, Zayo Group and Zayo Merger Sub have agreed to use all reasonable efforts to take all actions necessary, proper or advisable to ensure that the conditions to the merger are satisfied and to consummate the transactions contemplated by the merger agreement as promptly as practicable.

If any objections are asserted with respect to the transactions contemplated by the merger agreement under any antitrust law or if any suit is instituted (or threatened to be instituted) by the FTC, Antitrust Division or any other applicable governmental entity challenging any of the transactions contemplated by the merger agreement as violative of any antitrust law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated by the merger agreement, each of Zayo Group, Zayo Merger Sub and FiberNet shall use its reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by the merger agreement.

Consummation of the Merger

We currently anticipate that the merger will be completed in the second half of 2009. However, we cannot predict the exact timing of the consummation of the merger and whether the merger will be consummated. In order to consummate the merger, we must obtain the required stockholder approval, and the other closing conditions under the merger agreement, including receipt of certain regulatory approvals, must be satisfied or, to the extent legally permitted, waived.

Current Market Price of Common Stock

The closing per share sale price of our common stock on the NASDAQ Capital Market on May 28, 2009, the last full trading day before we announced the execution of the merger agreement with Zayo Group, was $9.91. The closing per share sale price of our common stock on the NASDAQ Capital Market on [                    ], 2009, the last full trading day before the filing of this proxy statement, was $[            ].

THE MERGER AGREEMENT

The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference in its entirety into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to carefully read the merger agreement in its entirety.

The Merger

The merger agreement provides that at the effective time of the merger, Zayo Merger Sub will be merged with and into FiberNet and, as a result of the merger, the separate corporate existence of Zayo Merger Sub will cease and we will continue as the surviving corporation (which we refer to as the surviving corporation) and become a wholly owned subsidiary of Zayo Group.

The closing of the merger will occur as soon as practicable but in no event later than the fifth business day after the satisfaction or waiver of all of the conditions set forth in the merger agreement, unless another time or date is agreed to in writing by the parties.

The Merger Consideration and the Conversion of Capital Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive $11.45 in cash (subject to the potential downward purchase price adjustment described below), without interest and less any applicable withholding taxes (which we refer to as the merger consideration), other than the following shares (which we refer to as excluded shares):

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shares of our common stock held by us (as treasury stock or otherwise), Zayo Group, Zayo Merger Sub or any direct or indirect wholly owned subsidiary of either us, Zayo Group or Zayo Merger Sub, which will automatically be cancelled and retired with no consideration being delivered in exchange for such shares; and

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shares of our common stock held by holders who have not voted in favor of the adoption of the merger agreement and who have validly asserted their appraisal rights in respect of the merger in accordance with Delaware law (See “Appraisal Rights” section below).

In the event that the aggregate amount of payments to be made by Zayo Group pursuant to Article III of the merger agreement is increased by more than $10,000 as a result of a difference between the capitalization of FiberNet as of the closing and the capitalization set forth in our representations and warranties in the merger agreement, the merger consideration will be ratably and equitably reduced so that the aggregate amount of payments to be made by Zayo Group pursuant to Article III of the merger agreement is reduced by the amount of such excess above $10,000.

Each share of common stock of Zayo Merger Sub, Inc. issued and outstanding immediately prior to the effective time of the merger will be converted into and become one share of common stock of the surviving corporation.

Payment Procedures

Immediately prior to the effective time of the merger, Zayo Group is required to deposit, or cause to be deposited, with the paying agent for the merger sufficient funds to pay the aggregate amount of payments with respect to our common stock and options or warrants to acquire common stock under the merger agreement. The paying agent shall, pursuant to irrevocable instructions, make the payments required by the merger agreement out of the payment fund and the payment fund shall not be used for any other purpose. The payment fund shall be invested by the paying agent as directed by Zayo Merger Sub and FiberNet subject to the investments meeting certain criteria. Any net profit resulting from, or interest or income produced by, such investments shall be property of and payable to Zayo Group or as Zayo Group otherwise directs. To the extent that there are losses with respect to such investments, or the payment fund diminishes for other reasons below the level required to make payments of the amounts required by and in accordance with Article III of the Merger Agreement, Zayo Group shall promptly replace or restore the portion of the payment fund so lost so as to ensure that the payment fund is, at all times, maintained at a level sufficient to make such payments. No diminution in value of the payment fund shall have any effect on the amounts required to be paid by Zayo Group or Zayo Merger Sub under the merger agreement.

As soon as reasonably practicable after the effective time (but in no event more than five business days following the effective time), Zayo Group shall cause the paying agent to mail to each holder of record of shares (other than excluded shares) a letter of transmittal in customary form specifying that delivery will be effected, and risk of loss and title to the certificates will pass, only upon proper delivery of the certificates (or effective affidavits of loss in lieu thereof) to the paying agent and instructions for use in effecting the surrender of the certificates (or effective affidavits of loss in lieu thereof) in exchange for the merger consideration. Upon the proper surrender of a certificate (or effective affidavit of loss in lieu thereof) to the paying agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the paying agent, the holder of such certificate will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to the merger agreement in the form of a check, to be mailed as soon as reasonably practicable (but in no event more than five business days after the receipt thereof), and the certificate so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the certificates. In the event of a transfer of ownership of shares that is not registered in the transfer records of FiberNet, cash to be paid upon due surrender of the certificate may be paid to such a transferee if the certificate formerly representing such shares is presented to the paying agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. All payments owed to the holders of stock options or holders of warrants shall be made from the payment fund as soon as reasonably practicable after the effective time (but in no event more than five business days after the effective time).

Treatment of Stock Options and Warrants

Stock Options. Stock options to purchase shares of our common stock that are outstanding immediately prior to the effective time of the merger, whether or not then vested, will be automatically converted into the right to receive an amount from the payment fund equal to the product of (i) the excess of the merger consideration less the exercise price of the applicable option and (ii) the number of shares of common stock underlying the option. Any stock options with an exercise price that is equal to or greater than the merger consideration will be cancelled without the payment of any consideration, and all rights with respect to such stock option will terminate as of the effective time. The holders of stock options will have no further rights with respect to such stock options from and after the effective time. All payments with respect to stock options will be made by the paying agent within five business days of the effective time of the merger. There are no appraisal rights with respect to any options.

Warrants. Warrants to purchase shares of our common stock that are outstanding immediately prior to the effective time of the merger will be automatically converted into the right to receive an amount that the holders would be entitled to receive under the terms and conditions of their warrants. All payments with respect to warrants will be made by the paying agent within five business days of the effective time of the merger. There are no appraisal rights with respect to any warrants.

Representations and Warranties

The merger agreement contains representations and warranties we made to Zayo Group and Zayo Merger Sub and representations and warranties made by Zayo Group and Zayo Merger Sub to us. The assertions embodied in those representations and warranties were made solely for purposes of the merger agreement and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement. Moreover, these representations and warranties have been qualified by certain disclosures that we made to Zayo Group and Zayo Merger Sub in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement. Furthermore, some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders. The representations and warranties were used for the purpose of allocating risk between the parties to the merger agreement rather than establishing matters of fact. The merger agreement is described in, and included as an annex to, this proxy statement only to provide you with information regarding its terms and conditions and not to provide any factual information regarding us, Zayo Group or our respective businesses. The representations and warranties in the merger agreement and the description of them in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings we publicly file with the SEC.

In the merger agreement, we have made customary representations and warranties to Zayo Group and Zayo Merger Sub with respect to, among other things:

•	our and our subsidiaries’ due organization, valid existence and good standing;

•	our authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against us;

•	our board of directors recommendation of the merger;

•	our capitalization, including in particular the number of shares of our common stock, preferred stock, stock options and warrants, and the valid issuance thereof;

•	the ownership of shares and equity interests in our subsidiaries;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

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the absence of conflicts with, creation of liens or defaults under, our or our subsidiaries’ governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	our SEC filings since January 1, 2007, including financial statements contained therein, internal controls and compliance with the Sarbanes-Oxley Act of 2002 and other applicable securities laws;

•	the absence of undisclosed material liabilities;

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conduct of business and absence of certain changes since December 31, 2008, except as contemplated by the merger agreement, including that there has been no Company Material Adverse Effect (as defined below);

•	the absence of certain litigation;

•	certain of our outstanding material contracts;

•	matters related to employee benefits plans;

•	matters related to labor and employment;

•	tax matters;

•	environmental liabilities;

•	our leased properties;

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our compliance with laws and the maintenance of material licenses and permits, including those issued by the Federal Communications Commission, the California Public Utilities Commission, the New York Public Service Commission and the New Jersey Board of Public Utilities;

•	intellectual property matters;

•	insurance matters;

•	the inapplicability to the proposed merger of antitakeover statutes;

•	receipt by our board of directors of a fairness opinion from Needham & Company, LLC;

•	the absence of undisclosed brokers’ fees and expenses;

•	the absence of illegal contributions or expenditures by us or our officers, directors or employees;

•	the absence of a company rights plan;

•	the absence of related party transactions;

•	certain information related to our major suppliers and customers;

•	certain information related to the operation of our network facilities;

•	certain information related to our bank accounts; and

•	certain information related to change in control payment obligations.

Many of the representations and warranties we made in the merger agreement are qualified by a “materiality” or “Company Material Adverse Effect” standard.

“Company Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) is or is reasonably likely to be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of FiberNet and our subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect resulting from (A) changes in general economic conditions including, without limitation, deterioration of capital or financial markets; (B) general changes or developments in the industries in which we and our subsidiaries operate; (C) acts of terrorism occurring in the United States or in foreign countries where we, either directly or through our subsidiaries, conduct a material portion of our business; (D) changes in any law or GAAP or interpretation thereof after the date of the execution of the merger agreement; (E) demonstrably resulting from the announcement of the merger agreement and the transactions contemplated thereby; (F) any failure, in and of itself, by us to meet any estimates of revenues or earnings for any period (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Company Material Adverse Effect); or (G) a decline in the price or trading volume of our common stock on the NASDAQ (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Company Material Adverse Effect); provided, that with respect to clauses (A), (B), (C) and (D), the impact of such events, states of fact, circumstances, developments, changes or effects is not disproportionately adverse to FiberNet and our subsidiaries, taken as a whole, relative to similarly situated entities; or (ii) would prevent or materially impair or materially delay our ability to perform our obligations under the merger agreement or to consummate the transactions contemplated thereby.

In the merger agreement, Zayo Group and Zayo Merger Sub have made customary representations and warranties to us with respect to, among other things:

•	the due organization, valid existence, good standing, power and authority of Zayo Group and Zayo Merger Sub;

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the authority of each of Zayo Group and Zayo Merger Sub to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against each of Zayo Group and Zayo Merger Sub;

•	the required consents and approvals of government entities in connection with the transactions contemplated by the merger agreement;

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the absence of conflicts with Zayo Group’s or Zayo Merger Sub’s governing documents, applicable laws, or certain agreements as a result of entering in the merger agreement and the consummation of the merger;

•	the cash and financing necessary to allow Zayo Group to consummate the merger;

•	the absence of certain litigation;

•	the accuracy, and compliance with applicable securities laws, of the information supplied by Zayo Group and Zayo Merger Sub contained in this proxy statement; and

•	ownership of shares of our common stock by Zayo Group and Zayo Merger Sub.

The representations and warranties contained in the merger agreement and in any certificate or other writing delivered pursuant to the merger agreement will not survive the effective time of the merger.

Covenants Regarding Conduct of Business by FiberNet Pending the Merger

Except as expressly contemplated by the merger agreement, disclosed in a document delivered to Zayo Group in connection with the execution of the merger agreement, required by law or with the prior written consent of Zayo Group (which consent will not be unreasonably withheld or delayed), from May 28, 2009 until the earlier of the effective time of the merger or the termination of the merger agreement, we are required to, and are required to cause our subsidiaries to:

1)	conduct business in all material respects in the ordinary course of business consistent with past practice; and

2)	use commercially reasonable efforts to maintain and preserve intact in all material respects our business organization, including the services of key employees and the goodwill of our material customers, distributors, suppliers and manufacturers.

In addition, except as expressly contemplated by the merger agreement, disclosed in a document delivered to Zayo Group in connection with the execution of the merger agreement, required by law or with the prior written consent of Zayo Group (which consent will not be unreasonably withheld or delayed), from May 28, 2009 until the earlier of the effective time of the merger or the termination of the merger agreement, we have agreed that we will not, and will cause each of our subsidiaries not to, do any of the following:

•	propose, make or adopt any changes to our or our subsidiaries’ certificate of incorporation or bylaws;

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make, declare, set aside, or pay any dividend or distribution on any shares of our capital stock or otherwise make any payments to our stockholders in their capacity as such, other than dividends paid by a wholly owned subsidiary to its parent corporation or another wholly owned subsidiary in the ordinary course of business;

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adjust, split, combine or reclassify or otherwise amend the terms of our capital stock; repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of our capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of our capital stock or such securities or other rights; authorize for issuance, issue, grant, deliver or sell any shares of our capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of our capital stock or such securities or rights (other than pursuant to the exercise of the stock options or warrants outstanding as of the date of the merger agreement in accordance with their terms as of the date of the merger agreement or the issuance of stock options in the ordinary course of business); adjust or amend any of the terms (including the exercise prices) of the stock options or warrants; enter into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of our capital stock or such securities or other rights; or register for sale, resale or other transfer any shares under the Securities Act on our behalf or the behalf of another person;

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except in the ordinary course of business, sell, lease or otherwise dispose of, or encumber or subject to any lien, a material amount of our assets or securities, including by merger, consolidation, asset sale or other business combination;

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directly or indirectly acquire or agree to acquire by merging with, consolidating with or purchasing a majority equity interest in or a majority of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or any assets that are otherwise material to us and our subsidiaries, other than assets acquired in the ordinary course of business consistent with past practice;

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other than as set out in the Company Disclosure Letter, incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale contracts or other contracts relating to purchased assets or property, any capital lease obligations or any guarantee or any such indebtedness of any other person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of FiberNet or any of our subsidiaries, guarantee any debt securities of any other person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other person or enter into any arrangement having the economic effect of any of the foregoing, or amend, modify or refinance any indebtedness or make any loans, advances or capital contributions to, or investments in, any other person, other than FiberNet or any of our subsidiaries;

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other than as set out in the Company Disclosure Letter, pay, discharge, settle or satisfy obligations under our credit facility or any other claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of the merger agreement of claims, liabilities or obligations which individually are less than $250,000 and are reflected or reserved against in our most recent audited financial statements (or the notes thereto) filed with the SEC, or incurred since the date of such financial statements in the ordinary course of business consistent with past practice; cancel any material indebtedness value; or waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

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incur or commit to incur any capital expenditure or authorization or commitment with respect thereto which is not provided for in our capital expenditure budget as set forth in the Company Disclosure Letter;

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modify, amend, terminate, cancel or extend any Company Contract (as defined in the merger agreement) or enter into any contract that if in effect on the date hereof would be a Company Contract under the terms of the merger agreement;

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commence any legal action (other than a legal action as a result of a legal action commenced against FiberNet or any of our subsidiaries or commenced by FiberNet against Zayo Group or Zayo Merger Sub in respect of the merger agreement or the transactions contemplated by the merger agreement), or compromise, settle or agree to settle any legal action (excluding any legal action relating to the merger agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $100,000 individually or $250,000 in the aggregate, in any case without the imposition of equitable relief on us, or the admission of wrongdoing by us;

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change our financial accounting methods, principles or practices in any material respect, except insofar as may have been required by a change in GAAP or applicable law, or revalue any of our material assets;

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settle or compromise any material liability for taxes, amend any material tax return, make any material tax election or take any material position on any material tax return filed on or after the date of the merger agreement, adopt or change any method of accounting, principles, or practices for tax purposes, or consent to any extension or waiver of any limitations period with respect to any claim or assessment for taxes;

•	change our fiscal year;

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except as required under any company benefit plan or as required to comply with any applicable law, grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor; except as required under our CIC Plan, grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein; pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any company benefit plan or awards made thereunder) except as required to comply with any applicable law or any company benefit plan in effect as of the date hereof or except for payments of salaries or benefits to our employees in the ordinary course of business; adopt or enter into any collective bargaining agreement or other labor union contract; take any action to accelerate the vesting or payment of any compensation or benefit under any company benefit plan or other contract; or adopt any new employee benefit plan or arrangement or amend, renew, modify or terminate any existing company benefit plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable law;

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fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to our and our subsidiaries’ material assets, operations and activities as in effect as of the date hereof;

•	renew or enter into any non-compete, exclusivity, or non-solicitation agreement that would restrict or limit, in any material respect, our or our subsidiaries’ operations;

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waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which our consent is required under, any standstill or confidentiality agreement (but excluding confidentiality provisions in contracts entered into in the ordinary course of business) to which we or any of our subsidiaries is a party;

•	enter into any new line of business outside of our existing business;

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enter into any new real property lease (other than colocation contracts entered into in the ordinary course of business consistent with past practice ), or amend the terms of, or terminate any interest in, any leased property;

•	enter into any contract with respect to network infrastructure or indefeasible rights of use of capacity or infrastructure, each with a term of more than five years;

•	prepay any contracts, other than in the ordinary course of business consistent with past practice; or

•	agree, authorize, resolve, or commit to do any of the foregoing.

Go-Shop Period; No Solicitations

From May 28, 2009 through 11:59 PM New York time on June 17, 2009 (which we refer to as the solicitation period), we have the right to (i) initiate, solicit and encourage takeover proposals (as defined below) (or inquiries, proposals or offers or other efforts or attempts that may lead to takeover proposals), including by way of providing access to non-public information pursuant to (but only pursuant to) a confidentiality agreement that is no less favorable than our confidentiality agreement with Zayo Group (provided that we provide access to the same information to Zayo Group within 24 hours) and (ii) enter into and maintain discussions or negotiations with respect to takeover proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations. Within two business days after June 17, 2009, we are required to provide Zayo Group with a description of the material terms and conditions of each takeover proposal received from an excluded party (as defined below) and keep Zayo Group informed of the occurrence of any changes, developments, discussions or negotiations in the status of any takeover proposal within two business days of any such changes. Except with respect to excluded parties or as otherwise permitted under Section 6.4 of the merger agreement, after June 17, 2009, we must (i) immediately cease and terminate all existing discussions or negotiations with any person with respect to any takeover proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any person in respect of a takeover proposal and (iii) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement and enforce the provisions of any such agreement. Any excluded party ceases to be an excluded party when its takeover proposal is withdrawn, is terminated, expires or fails, in the reasonable judgment of our board of directors, to continuously satisfy certain requirements to being an excluded party.

Except with respect to a takeover proposal submitted by an excluded party during the solicitation period or as otherwise permitted by Section 6.4 of the merger agreement, we agreed not to:

1)	initiate, solicit, knowingly encourage or facilitate the submission of any inquiries, proposals or offers with respect to any takeover proposal;

2)	participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to FiberNet or any of our subsidiaries, or otherwise knowingly cooperate with or knowingly assist any person, in each case, in connection with a takeover proposal;

3)	approve, endorse or recommend any takeover proposal (but specifically excluding any acceptable confidentiality agreements);

4)	enter into any merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement relating to a takeover proposal; or

5)	resolve, propose or agree to do any of the foregoing.

Notwithstanding these restrictions, at any time prior the effective time of the merger or termination of the merger agreement, if we have not materially breached the non-solicitation covenant and our board of directors receives a bona fide written takeover proposal from a third party that our board of directors determines in good faith constitutes or would reasonably be likely to result in a superior proposal, and determines, after consultation with its outside counsel, that the failure to take the actions described in the following clauses (i) and (ii) would be inconsistent with its fiduciary duties to the stockholders of FiberNet under applicable law, then we may (i) furnish the third party with information about FiberNet pursuant to a confidentiality agreement, and (ii) engage in discussions and negotiations with the third party regarding the takeover proposal. In both cases, we must promptly provide Zayo Group with access to any material non-public information that is provided to the third party if such information was not previously provided to Zayo Group.

The merger agreement requires us to notify Zayo Group promptly (and in no event later than 48 hours) after we receive (i) any takeover proposal, (ii) any request for non-public information relating to FiberNet or any of our subsidiaries other than requests for information from an excluded party or in the ordinary course of business consistent with past practices and unrelated to a takeover proposal or (iii) any inquiry or request for discussions or negotiations regarding any takeover proposal. This notice is required to contain the identity of the third party making, and a description of, the takeover proposal, indication, offer, proposal or request. We are also required to keep Zayo Group reasonably informed, on a current basis (and in no event later than 48 hours following any changes) of the status and material terms of any such takeover proposal, indication or request, including the material terms and conditions thereof and any modifications.

Subject to the exceptions in Section 6.4 of the merger agreement (which are summarized above and below), our board of directors will not:

1)	withdraw, modify or qualify in any manner adverse to Zayo Group or Zayo Merger Sub, the board’s approval, recommendation or declaration of the advisability of the merger;

2)	adopt, approve, endorse or otherwise declare advisable, any takeover proposal (other than with Zayo Group); or

3)	resolve, agree or propose to take either action described in the above Items 1 and 2.

We refer to each of the foregoing actions as an adverse recommendation change.

In addition, subject to the exceptions in Section 6.4 of the merger agreement (which are summarized above and below), we have agreed that we will not enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (which we refer to as an alternative acquisition agreement) which is or is reasonably likely to lead to any takeover proposal.

Notwithstanding the restrictions in Section 6.4 of the merger agreement (which are summarized above), at any time prior to the effective time, if our board of directors determines in good faith that failure to do so would be inconsistent with its fiduciary duties to the stockholders of FiberNet under applicable law, our board of directors may make an adverse recommendation change or, in response to a superior proposal that did not result from a material breach of Section 6.4 of the merger agreement, cause FiberNet to terminate the merger agreement and concurrently enter into a binding alternative acquisition agreement with respect to the superior proposal (provided that FiberNet pays the FiberNet termination fee and Zayo Group expenses) (as defined below).

However:

1)	our board of directors is not permitted to make an adverse recommendation change or terminate the merger agreement and cause us to enter into an alternative acquisition agreement unless we promptly notify Zayo Group, in writing, at least four business days (which we refer to as the notice period) before our board of directors takes either action, and we attach to the notice a description of the superior proposal and the identity of the third party making the superior proposal;

2)	during the notice period, we are required to negotiate with Zayo Group in good faith (to the extent Zayo Group seeks to negotiate) to make such adjustments to the terms and conditions of the merger agreement as would enable the board of directors to proceed with its recommendation of the merger agreement and not make an adverse recommendation change; and

3)	we shall not terminate the merger agreement to enter into an alternative acquisition agreement if, prior to the expiration of the notice period, Zayo Group makes a binding written proposal to adjust the terms and conditions of the merger agreement that our board of directors determines in good faith (after consultation with our outside counsel and our financial advisor) to be at least as favorable as the superior proposal.

“Excluded party” means any person who has submitted a written takeover proposal prior to the end of the solicitation period that (i) our board of directors determines in good faith to be bona fide, (ii) our board of directors determines in good faith constitutes or would be reasonably likely to result in a superior proposal and (iii) after consultation with its outside counsel, our board of directors determines in good faith that the failure to take such actions or the failure to (A) furnish information pursuant to (but only pursuant to) an acceptable confidentiality agreement with respect to FiberNet and its subsidiaries to the person making such takeover proposal or (B) engage in discussions or negotiations with such person regarding such takeover proposal would be inconsistent with its fiduciary duties to the stockholders of FiberNet under applicable law. Such written takeover proposal must meet the requirements described in (i), (ii) and (iii) above as of the solicitation period end time and at all times thereafter.

“Superior proposal” means any bona fide written takeover proposal that is on terms that our board of directors determines in good faith (after consultation with FiberNet’s outside counsel), taking into account all legal, financial, regulatory and other aspects of the takeover proposal that our board deems in good faith, to be material, including the person making the takeover proposal and the financing terms thereof, is more favorable to FiberNet’s stockholders than the merger (taking into account all of the terms of any binding and irrevocable proposal by Zayo Merger Sub to amend or modify the terms of the merger and the other transactions contemplated by the merger agreement); provided, that for purposes of this definition in the merger agreement, references in the term takeover proposal to “20%” shall be deemed to be references to “50%.”

“Takeover proposal” means (i) any inquiry, proposal or offer from any person or group of persons other than Zayo Group, Zayo Merger Sub or their affiliates relating to any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes (x) 20% or more of the net revenues, net income or assets of FiberNet and our subsidiaries, taken as a whole, or (y) 20% or more of the equity interest in FiberNet (by vote or value); (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the equity interest (by vote or value) in FiberNet; or (iii) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, or similar transaction involving FiberNet (or any subsidiary or subsidiaries of FiberNet whose business constitutes 20% or more of the net revenues, net income or assets of FiberNet and its subsidiaries, taken as a whole).

Nothing contained in the merger agreement prohibits our board of directors from (i) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act or (ii) complying with its disclosure obligations under applicable law with regard to a takeover proposal, including taking and disclosing to the stockholders of FiberNet a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders) or (iii) disclosing the fact that it has received a takeover proposal and the terms of the takeover proposal, if it determines, after consultation with its outside legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable law or to comply with obligations under any securities laws or the rules and regulations of NASDAQ. However, all such communications are subject to the terms of Section 6.4 of the merger agreement.

Other Covenants and Agreements

Access to Information; Confidentiality.

From May 28, 2009 until the earlier to occur of the effective time of the merger or the termination of the merger agreement, we have agreed to provide to Zayo Group, Zayo Merger Sub and their representatives reasonable access to our officers, employees, accountants, properties and books and records during normal business hours and upon reasonable advance notice, so long as such access does not unreasonably interfere with our operations. We have also agreed to furnish to Zayo Group all documents that Zayo Group or Zayo Merger Sub may reasonably request from time to time. Our obligations under this covenant are subject to certain limitations which are described in the merger agreement.

Stockholders’ Meeting

We have agreed to take all action necessary to duly call, give notice of, convene and hold a meeting of our stockholders (which we refer to as the special meeting) as promptly as practicable after the SEC confirms that it has no further comments on this proxy statement and to mail this proxy statement to the holders of our common stock in advance of such meeting. Subject to our right to pursue a superior proposal as described in “—Go-Shop Period; No Solicitations,” we have agreed to recommend adoption of the merger agreement by our stockholders. We will not be required to hold the special meeting if the merger agreement is terminated before the special meeting is held.

Employees

Zayo Merger Sub will cause employees of the surviving corporation to be enrolled in Zayo Group’s existing employee benefit plans (which we call a parent plan), and all such employees will be credited with his or her years of service with FiberNet and our affiliates before the effective time. The employees of FiberNet and our subsidiaries shall be treated in a manner consistent with Zayo Group’s past practices with respect to severance benefits. In addition, in no event shall Zayo Group, Zayo Merger Sub or the surviving corporation amend, terminate or waive any provision of our CIC Plan during the twelve month period immediately following the effective time (nor shall Zayo Group, Zayo Merger Sub or the surviving corporation amend the merger agreement in respect of this obligation). No provision of the merger agreement will create any third party beneficiary rights in any current or former employee, director or consultant of FiberNet or our subsidiaries in respect of continued employment (or resumed employment) or any other matter. Jon A. DeLuca, Charles Wiesenhart Jr., and Michael S. Hubner shall be terminated without cause effective as of the effective time.

Director and Officer Indemnification and Insurance

In the event of any threatened or actual claim, action, suit, proceeding or investigation (which we refer to as a claim) in which any present or former director or officer of ours or any of our subsidiaries (whom we refer to as indemnified parties) is or is threatened to be made a party on any action or failure to take action by any such person in such capacity prior to the effective time of the merger (including in connection with the transactions contemplated by the merger agreement), the surviving corporation will, from and after the effective time of the merger, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable law and required by the respective certificate of incorporation or bylaws (or equivalent organizational documents) of us or our subsidiaries, any indemnity agreements applicable to any such indemnified party and/or any contract between an indemnified party and us or one of our subsidiaries, against any losses, claims, damages, liabilities, costs, legal and other expenses (including reimbursement for reasonable legal and other reasonable fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified party in connection with the claim, subject to certain requirements described in the merger agreement.

The surviving corporation will: (i) maintain in effect for a period of six years after the effective time of the merger, if available, the current policies of directors’ and officers’ liability insurance maintained by us immediately prior to the effective time of the merger; however, the surviving corporation may substitute policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of us and our subsidiaries when compared to the insurance maintained by FiberNet as of May 28, 2009 or (ii) obtain as of the effective time of the merger, “tail” insurance policies with a claims period of six years from the effective time of the merger with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of us and our subsidiaries, in each case with respect to claims arising out of or relating to events which occurred before or at the effective time of the merger; however, in no event will the surviving corporation be required to expend an annual premium for such coverage in excess of 100% of the last annual premium paid by us for such insurance prior to May 28, 2009. If such insurance coverage cannot be obtained at an annual premium equal to or less than such amount, the surviving corporation will obtain, and Zayo Group will cause the surviving corporation to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to such amount.

For six years following the effective time of the merger, Zayo Group, the surviving corporation and each of their respective subsidiaries must include and maintain in effect in their respective certificate of incorporation or bylaws (or similar organizational documents), provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, in the aggregate with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of May 28, 2009.

All Reasonable Efforts

Completion of the merger is subject to certain governmental or regulatory clearance procedures, including the termination or expiration of the waiting period under the HSR Act and certain waiting periods and approvals required under FiberNet’s licenses with the California Public Utilities Commission, the New York Public Service Commission and the New Jersey Board of Public Utilities. Zayo Group and FiberNet filed their joint request for merger approval with the New Jersey Board of Public Utilities on June 1, 2009, with the New York Public Service Commission on June 2, 2009, with the California Public Utilities Commission on June 4, 2009, and with the Federal Communications Commission on June 5, 2009 and June 8, 2009. In addition, FiberNet and Zayo Group provided notice to the Canadian regulatory authorities on June 5, 2009. FiberNet and Zayo Group expect to file their respective notification and report forms pursuant to the HSR Act with the Antitrust Division of the U.S. Department of Justice (which we refer to as the Antitrust Division) and the Federal Trade Commission (which we refer to as the FTC) on or around June 18, 2009. Under the HSR Act, the merger may not be consummated until 30 days after the latter of the initial filings (unless early termination of this waiting period is granted) or, if the Antitrust Division or the FTC issues a request for additional information, 30 days after FiberNet and Zayo Group have each substantially complied with such request for additional information (unless this period is shortened pursuant to a grant of earlier termination).

Notwithstanding any other provision of the merger agreement to the contrary, in no event shall Zayo Group or any of its affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Zayo Group or any of its affiliates or, assuming the consummation of the merger, the surviving entity or any of its affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Zayo Group, FiberNet, the surviving entity or any of their respective affiliates. We have no right to divest any of our assets or businesses under the agreement.

As of the date of this proxy statement, we and Zayo Group have not yet obtained any governmental or regulatory clearances that may be required to complete the merger. There can be no assurance that the reviewing governmental authorities will terminate or permit any applicable waiting periods to expire, or approve or clear the merger at all or without restrictions or conditions. We, Zayo Group and Zayo Merger Sub have agreed to use all reasonable efforts to take all actions necessary, proper or advisable to ensure that the conditions to the merger are satisfied and to consummate the transactions contemplated by the merger agreement as promptly as practicable.

If any objections are asserted with respect to the transactions contemplated by the merger agreement under any antitrust law or if any suit is instituted (or threatened to be instituted) by the FTC, Antitrust Division or any other applicable governmental entity challenging any of the transactions contemplated by the merger agreement as violative of any antitrust law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated by the merger agreement, each of Zayo Group, Zayo Merger Sub and FiberNet shall use its reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by the merger agreement.

Public Announcements

We, Zayo Group and Zayo Merger Sub have agreed to reasonably consult with each other before issuing any press release or making any other public statement with respect to the merger agreement or the transactions contemplated thereby and will not issue any press release or make any other public statement without the prior written consent of the other parties, except if such release or announcement is required by applicable law or by any rules or regulations of NASDAQ, in which case the party required to make the release or announcement shall use all reasonable efforts to consult with the other party and to implement their comments before issuing any such release or making any such public statement.

Updated Financials

We are required to deliver to Zayo Group monthly financial statements (consisting of an income statement, balance sheet, and trial balance prepared using the same format and methodology as the financial statements provided in the Company Disclosure Letter) of FiberNet and our subsidiaries within 20 days of the end of each calendar month.

Financing

Zayo Group shall use its commercially reasonable efforts to take all actions necessary, proper or advisable to consummate and obtain the financing to consummate the merger on the terms and conditions described in its organizational documents including, without limitation, making a capital call on its investors within five business days of the execution of the merger agreement in an amount that is sufficient to consummate the merger and the other transactions contemplated by the merger agreement. Zayo Group made that capital call on May 21, 2009. If any portion of the financing becomes unavailable, Zayo Group shall use its commercially reasonable efforts to arrange and obtain alternative financing upon terms and conditions not less favorable to Zayo Group or the surviving corporation than those in Zayo Group’s organizational documents.

FiberNet is required to provide, and to cause our subsidiaries, and to use our commercially reasonable efforts to cause each of our and their respective representatives to provide all cooperation reasonably requested by Zayo Group in connection with the financing or any alternative financing (which we refer to collectively as the financing arrangements); provided, however, (i) such requested cooperation does not unreasonably interfere with the ongoing operations of FiberNet and our subsidiaries; (ii) in no event shall FiberNet be required to take any actions that would encumber any of its assets prior to the consummation of the merger or that would result in a breach of any of its contracts; and (iii) neither FiberNet nor any of our subsidiaries shall (x) be required to pay any commitment or other similar fee, (y) have any liability or any obligation under any contract related to the financing arrangements or (z) be required to incur any other liability in connection with the financing arrangements except, in each case, for any commitment, fee, liability or obligation expressly conditioned on the occurrence of the closing.

In no event shall the consummation of the merger or the other transactions contemplated by the merger agreement be conditioned upon or subject to the availability, success or consummation of the financing, any alternative financing or any other financing arrangements of Zayo Group or Zayo Merger Sub.

Zayo Group agrees that between the date of the merger agreement and the earlier of the consummation of the merger or the termination of the merger agreement, Zayo Group (i) shall promptly inform FiberNet in the event that it becomes aware of a material breach of its organizational documents that could reasonably be expected to adversely affect Zayo Group’s ability to consummate the merger or the other transactions contemplated by the merger agreement, (ii) shall maintain at least $25 million in cash on its balance sheet, and (iii) shall not vote to or support any modification or termination of its organizational documents which is intended to, or has or would reasonably be expected to have the effect of, causing certain actions which would adversely affect Zayo Group’s ability to have the financing in place necessary to consummate the merger.

Stock Exchange Listing

Promptly following the consummation of the merger, our common stock will be delisted from the NASDAQ Capital Market and deregistered under the Securities Exchange Act.

Conditions to the Merger

Conditions to Each Party’s Obligations. Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following mutual conditions:

1)	adoption of the merger agreement by holders of a majority of the outstanding shares of our common stock;

2)	the waiting period applicable to the consummation of the merger under the HSR Act will have expired or been earlier terminated, and any approvals required thereunder shall have been obtained;

3)	no governmental entity will have enacted, issued, promulgated, enforced or entered any laws or orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement; and

4)	any waiting periods required under each of FiberNet’s licenses with the Federal Communications Commission, the California Public Utilities Commission, the New York Public Service Commission and the New Jersey Board of Public Utilities shall have expired or been earlier terminated, and any approvals required thereunder shall have been obtained.

Conditions to FiberNet’s Obligations. Our obligation to consummate the merger is subject to the satisfaction or waiver of further conditions, including:

1)	the representations and warranties of Zayo Group and Zayo Merger Sub made in the merger agreement will be true and correct in all respects when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all respects as of such specified date), except where the failure of these representations and warranties to be so true and correct (disregarding any materiality and material adverse effect qualifications contained in these representations and warranties) does not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Zayo Group’s and Zayo Merger Sub’s ability to consummate the transactions contemplated by the merger agreement; and

2)	Zayo Group and Zayo Merger Sub will have performed in all material respects their respective obligations, and complied in all material respects with their respective agreements and covenants, required to be performed or complied with by them under the merger agreement.

Conditions to Zayo Group’s and Zayo Merger Sub’s Obligations. The obligations of Zayo Group and Zayo Merger Sub to consummate the merger are subject to the satisfaction or waiver of further conditions, including:

1)	our representations and warranties relating to power, authority, certain employee benefits matters and certain change in control payment obligations made in the merger agreement will be true and correct in all material respects when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all material respects as of such specified date);

2)	our other representations and warranties made in the merger agreement will be true and correct when made and as of immediately prior to the effective time of the merger (other than those representations and warranties that were made only as of a specified date, which need only be true and correct in all respects as of such specified date), except where the failure of these representations and warranties to be so true and correct (disregarding materiality and material adverse effect qualifications contained in these representations and warranties) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (See “—Representations and Warranties”);

3)	we will have performed in all material respects our obligations, and complied in all material respects with our agreements and covenants, required to be performed or complied with by us under the merger agreement;

4)	the aggregate amount of FiberNet’s and our subsidiaries’ Indebtedness (as defined in the merger agreement) will not exceed $13,500,000;

5)	since May 28, 2009, there will not have occurred any Company Material Adverse Effect (See “—Representations and Warranties”); and

6)	following the expiration of the time period during which stockholders may exercise appraisal or dissenters’ rights under Section 262 of the Delaware General Corporation Law, holders of shares representing less than 15% of the outstanding shares shall have demanded and perfected their right to an appraisal of the shares in accordance with Section 262(d) of the Delaware General Corporation Law and not withdrawn such demand.

Termination of the Merger Agreement

Termination by Either Party. We and Zayo Group may terminate the merger agreement by mutual written consent at any time before the consummation of the merger. In addition, either we or Zayo Group may terminate the merger agreement at any time before the consummation of the merger if:

1)	the merger is not consummated on or before December 31, 2009 (which we refer to as the end date); however, if either the HSR approval condition or licensing condition described above (see Items 2 and 4 under “—Conditions to Each Party’s Obligations”) have not been satisfied by the end date, but all of the other conditions to the consummation of the merger have been satisfied, then the end date will be automatically extended until March 31, 2010 (however, the right to terminate the merger agreement under this provision will not be available to any party whose material breach of any covenant or obligation in the merger agreement has resulted in the failure of any conditions to the merger to be satisfied on or before the end date);

2)	the merger agreement has been submitted to our stockholders for adoption and the required stockholder approval has not been obtained upon a final vote taken at the special meeting (or any adjournment or postponement thereof); or

3)	any law or order prohibits consummation of the merger or if any order restrains, enjoins or otherwise prohibits consummation of the merger, and such order has become final and nonappealable.

Termination by Zayo Group. Zayo Group may also terminate the merger agreement if:

1)	an adverse recommendation change (See “—Go-Shop Period; No Solicitations”) has occurred;

2)	our board of directors has approved, endorsed or recommended any takeover proposal other than the merger with Zayo Merger Sub;

3)	our board of directors has approved, endorsed, recommended or caused us or any of our subsidiaries to enter into a binding written merger agreement or similar sale agreement, other than the merger agreement with Zayo Group and Zayo Merger Sub;

4)	FiberNet or our board has resolved or announced its intention to take any of the actions described in the above Items 1, 2 and 3; or

5)	we breach any of our covenants contained in the merger agreement, or if any of our representations or warranties in the merger agreement were inaccurate when made or become inaccurate, in either case such that the related closing condition would not be satisfied; however, in the event that the breach or inaccuracies are curable by us, Zayo Group will not be permitted to terminate the merger agreement under this clause unless we fail to cure such breach or inaccuracies within a twenty business day period after delivery of written notice from Zayo Group to us of such breach or inaccuracies; in addition, Zayo Group may not terminate the merger agreement under this clause if Zayo Group or Zayo Merger Sub is then in material breach of any provision of the merger agreement.

Termination by FiberNet. We may also terminate the merger agreement if:

1)	Zayo Group or Zayo Merger Sub breaches any of its covenants contained in the merger agreement, or if any representation or warranty of Zayo Group or Zayo Merger Sub was inaccurate when made or becomes inaccurate, in either case such that the related closing condition would not be satisfied; however, in the event that the breach or inaccuracies are curable by Zayo Group or Zayo Merger Sub, we will not be permitted to terminate the merger agreement under this clause unless Zayo Group fails to cure such breach or inaccuracies within a twenty business day period after delivery of written notice from us to Zayo Group of such breach or inaccuracies; in addition, we may not terminate the merger agreement under this clause if we are then in material breach of any provision of the merger agreement;

2)	prior to the adoption of the merger agreement by our stockholders, our board of directors determines in good faith to enter into a definitive acquisition agreement in respect of a superior proposal in order to comply with its fiduciary duties (See “—Go-Shop Period; No Solicitations”); however, if we terminate the merger agreement under this clause we are required to pay Zayo Group a termination fee of $2,721,041 and the reasonable out-of-pocket expenses of Zayo Group and Zayo Merger Sub, not to exceed $1 million, at or prior to the termination of the merger agreement (See “—FiberNet Termination Fee and Zayo Group Expenses” below); or

3)	all of the conditions described in the paragraphs labeled “Conditions to Each Party’s Obligations” and “Conditions to FiberNet’s Obligations” in the section labeled “Conditions to the Merger” above have been satisfied or waived in writing (other than such conditions which would be satisfied at the closing of the merger) and Zayo Merger Sub breaches its obligation to consummate the closing of the merger and fund the payment fund, or if Zayo Group or Zayo Merger Sub is in breach of any of their respective representations, warranties or covenants and such breaches, individually or in the aggregate, have had or would reasonably be expected to have an material adverse effect on Zayo Group’s ability to close the merger, and are not cured within twenty business days of Zayo Group’s or Zayo Merger Sub’s receipt of notice from FiberNet of such breaches.

FiberNet Termination Fee and Zayo Group Expenses

We have agreed to pay Zayo Group (a) a termination fee of $2,721,041 (which we refer to as the FiberNet termination fee) and (b) Zayo Group’s reasonable out-of-pocket expenses in connection with the transaction, not to exceed $1 million (which we refer to as the Zayo Group expenses), in the event that (i) the merger agreement is terminated by Zayo Group pursuant to any of the provisions described in Items 1, 2, 3 and 4 in the paragraph labeled “Termination by Zayo Group” under “—Termination of the Merger Agreement” above (in which case the FiberNet termination fee and Zayo Group expenses will be paid within two business days after such termination), or (ii) the merger agreement is terminated by us pursuant to the provision described in Item 2 in the paragraph labeled “Termination by FiberNet” under “—Termination of the Merger Agreement” above (in which case the FiberNet termination fee and Zayo Group expenses will be paid in advance or concurrently with such termination).

In addition, if:

1)	either we or Zayo Group terminate the merger agreement because the required stockholder approval has not been obtained at the special meeting (or any adjournment or postponement of the special meeting); or

2)	Zayo Group terminates the merger agreement in connection with our breach of any of our covenants contained in the merger agreement, or inaccuracy of any of our representations or warranties in the merger agreement, in either case such that the related closing condition would not be satisfied;

and in each case:

(a)	prior to the special meeting, a takeover proposal has been (i) made to our stockholders and not withdrawn, (ii) publicly disclosed and not withdrawn or (iii) otherwise communicated to us or our board of directors and not withdrawn; and

(b)	within 180 days following the date of such termination, (i) we enter into, or submit to our stockholders for adoption, a written agreement with respect to a takeover proposal or (ii) a takeover proposal is consummated (which, in each case, need not be the same takeover proposal that shall have been made, publicly disclosed or communicated prior to the special meeting), then we have agreed to pay to Zayo Group, within five business days after the consummation of such definitive agreement or transaction, the FiberNet termination fee and the Zayo Group expenses.

Zayo Group Termination Fee

Zayo Group has agreed to pay us a termination fee of $25 million if the merger agreement is terminated by us and either (i) all of the conditions described in the paragraphs labeled “Conditions to Each Party’s Obligations” and “Conditions to FiberNet’s Obligations” in the section labeled “Conditions to the Merger” above have been satisfied or waived in writing (other than such conditions which would be satisfied at the closing of the merger) and Zayo Merger Sub breaches its obligation to consummate the closing of the merger and fund the payment fund, or (ii) Zayo Group or Zayo Merger Sub is in breach of any of their respective representations, warranties or covenants and such breaches, individually or in the aggregate, have had or would reasonably be expected to have an material adverse effect on Zayo Group’s ability to close the merger, and are not cured within twenty business days of Zayo Group’s or Zayo Merger Sub’s receipt of notice from FiberNet of such breaches. In either case, Zayo Group is required to make payment of the $25 million termination fee within two business days of such termination by us.

Fees and Expenses

Except as expressly described above, all expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses.

Zayo Group Obligations

Each of Zayo Group and Zayo Merger Sub are jointly and severally liable for the obligations of the other pursuant to the merger agreement and each of Zayo Group and Zayo Merger Sub unconditionally and irrevocably guarantee the performance of any and all such obligations of the other. Zayo Group guarantees the full and complete performance by Zayo Merger Sub or the surviving corporation, as applicable, of its respective obligations under the merger agreement.

Specific Performance

Subject to the terms of the merger agreement, FiberNet and Zayo Group have agreed that irreparable damage would occur in the event that any of the provisions of the merger agreement were breached by FiberNet. The parties have accordingly agreed that Zayo Group and Zayo Merger Sub will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in the Chancery Court of the State of Delaware. However, Zayo Group’s rights are subject to certain limitations including FiberNet’s right to terminate the merger agreement to accept a superior proposal (in which case, Zayo Group’s remedies would be limited to receipt of the FiberNet termination fee and Zayo Group expenses).

FiberNet has no right to seek or enforce specific performance against Zayo Group or Zayo Merger Sub. Our sole remedy in the event that Zayo Group breaches its obligation to consummate the merger and fund the payment fund is to receive the $25 million termination fee described above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL #1, THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

SHAREGIFT USA’S CHARITABLE DONATION PROGRAM

Should you desire, FiberNet has made arrangements to enable stockholders to donate some or all of the merger consideration to be received in the event of consummation of the merger to ShareGift USA.

ShareGift USA is a non-profit charity recognized as exempt from tax by IRS under Section 501(c)(3) of the Code that will distribute your donated merger consideration (or the proceeds from the sale of your donated shares consideration) to a variety of recognized U.S. charities. ShareGift USA donates the proceeds to charities focusing on education, health, human services, public society, the environment and international causes. All merger consideration received by ShareGift USA will be used to make donations to the following charities: Teach for America, Alzheimer’s Association, Juvenile Diabetes Research Foundation, Feeding America, Trust for Public Land and Room to Read.

If the merger is completed, [            ], the paying agent for the transaction with Zayo Group, will send a letter of transmittal to each stockholder of FiberNet. The letter of transmittal will include instructions for exchanging your shares of FiberNet common stock for the merger consideration and will also include an option for you to donate all or a portion of your merger consideration to ShareGift USA. ShareGift USA will aggregate all donations from FiberNet stockholders and distribute them to charitable institutions.

If you would like to donate some or all of your merger consideration under this program, simply follow the instructions on the letter of transmittal and return your properly completed letter of transmittal. Please do not send your FiberNet stock certificates until your receive your letter of transmittal.

Once your donation is received and processed, you will receive from ShareGift USA written confirmation of your donation. If you are a U.S. taxable investor, you may be eligible for a tax deduction should you choose to participate in ShareGift USA’s program. Please consult your tax advisor accordingly.

You can find more information about ShareGift USA on its website at http://sharegiftusa.org.

APPRAISAL RIGHTS

Under the Delaware General Corporation Law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of our common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the Delaware General Corporation Law, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the Delaware General Corporation Law may result in a termination or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of our common stock unless otherwise indicated.

Section 262 requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption and approval of the merger agreement and the merger. Voting against or failing to vote for the adoption and approval of the merger agreement and the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

•

You must not vote in favor of, or consent in writing to, the adoption and approval of the merger agreement and the merger. A vote in favor of the adoption and approval of the merger agreement and merger, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted in favor of the adoption and approval of the merger agreement and the merger. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger.

•

You must continue to hold your shares of our common stock through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made but who thereafter transfers the shares prior to the effective date of the merger will lose any right to appraisal with respect to such shares.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the merger consideration, but you will have no appraisal rights with respect to your shares of our common stock.

All demands for appraisal should be addressed to FiberNet Telecom Group, Inc., 220 West 42nd Street, 13th Floor, New York, NY 10036, Attn: Corporate Secretary, Telephone (212) 405-6200, and must be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to us. The beneficial holder must, in such cases, have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your brokerage firm, bank, trust or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement and the merger. Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Notwithstanding the foregoing, at any time within 60 days after the effective time, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. A person who is the beneficial owner of shares of common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the corporation the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon FiberNet, as the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. There is no present intent on our part to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that we will file such a petition or that we will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Delaware law provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Although we believe the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and you should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement. Moreover, the surviving corporation does not anticipate offering more than the value that you are entitled to receive under the terms of the merger agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of FiberNet common stock is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Court deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its shares of common stock pursuant to the merger agreement. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Court, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the cash that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF COMMON STOCK

Our common stock is traded on the NASDAQ Capital Market under the symbol “FTGX”. The following table sets forth the high and low sales prices of our common stock for the periods indicated as reported on the NASDAQ Capital Market. We did not declare or pay any dividends during the periods indicated. Pursuant to the merger agreement, until the effective time of the merger, we may not declare or pay dividends without the consent of Zayo Group.

	High	Low
Year ended December 31, 2007
First Quarter	$9.90	$6.15
Second Quarter	$9.75	$7.20
Third Quarter	$8.69	$7.39
Fourth Quarter	$8.40	$7.55
Year ended December 31, 2008
First Quarter	$8.91	$7.12
Second Quarter	$9.52	$6.70
Third Quarter	$11.54	$8.34
Fourth Quarter	$10.50	$5.40
Year ended December 31, 2009
First Quarter	$11.00	$8.66
Second Quarter (through May 28, 2009)	$11.54	$9.75

The following table sets forth the closing per share sales price of our common stock, as reported on the NASDAQ Capital Market on May 28, 2009, the last full trading day before we publicly announced the merger agreement, and on [                    ], 2009, the last full trading day before the filing of this proxy statement:

	FiberNet Common Stock Closing Price
May 28, 2009		$9.91
[ ], 2009	$	[	]

Following the merger there will be no further market for our common stock.

PROPOSAL #2: PROPOSAL TO ADJOURN THE SPECIAL MEETING

Although it is not currently expected, the special meeting may be adjourned, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement. Any adjournment may be made without notice, other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Approval of the Proposal to Adjourn the Special Meeting requires, assuming a quorum is present, the affirmative vote of holders of at least a majority of FiberNet’s outstanding shares of common stock that are entitled to vote at, and are present at, the special meeting. If a quorum is not present at the special meeting, the stockholders entitled to vote at the meeting may adjourn the meeting until a quorum shall be present. Any signed proxies received by us in which no voting instructions are provided on this matter will be voted “FOR” the Proposal to Adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies to adopt the merger agreement. In addition, when any meeting is convened, the presiding officer, if directed by our board of directors, may adjourn the meeting if (i) no quorum is present for the transaction of business or (ii) our board of directors determines that adjournment is necessary or appropriate to enable the stockholders to consider fully information which our board of directors determines has not been made sufficiently or timely available to stockholders or otherwise to exercise effectively their voting rights. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

No Appraisal or Dissenters’ Rights

Stockholders who do not approve the Proposal to Adjourn the Special Meeting may vote against the proposal, but under the Delaware General Corporation Law appraisal and dissenters’ rights are not provided to stockholders in connection with this action.

Vote Required to Approve the Proposal to Adjourn the Special Meeting

Approval of the Proposal to Adjourn the Special Meeting will require the affirmative vote of holders of at least a majority of FiberNet’s outstanding shares of common stock that are entitled to vote at, and are present in person or represented by proxy at, the special meeting.

Recommendation of Our Board of Directors

FiberNet’s board of directors recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the sale of FiberNet as contemplated by the merger agreement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL #2, THE PROPOSAL TO ADJOURN THE SPECIAL MEETING.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of our common stock beneficially owned by those who, as of June 12, 2009 (the “Measurement Date”), were known by us (based solely on a review of Schedule 13Gs or 13Ds filed with the SEC prior to the date hereof) to beneficially own more than 5% of our common stock. Unless otherwise noted, these persons have sole voting and investment power over the shares listed. All percentages shown below are the percentages set forth in the applicable Schedule 13G filing.

	Number of Shares Beneficially Owned	Percentage Owned
Directors and Executive Officers
Timothy P. Bradley(1)	29,633	*
Oskar Brecher(2)	50,000	*
Adam M. Brodsky	12,000	*
Thomas Brown(3)	116,273	1.5
Jon A. DeLuca(4)	368,472	4.7
Roy (Trey) D. Farmer III(5)	20,598	*
Robert E. La Blanc(6)	23,200	*
Michael S. Liss(7)	225,416	2.9
Charles J. Mahoney(8)	29,548	*
Richard E. Sayers(9)	34,435	*
Charles Wiesenhart Jr.(10)	79,669	1.0
Executive officers and directors as a group (eleven persons)	989,244	12.8

5% Stockholders

Mr. Kamran Hakim(11) c/o Buckingham Trading Partners 3 West 57th Street, 7th Floor New York, NY 10019	820,647	10.5

Carlson Capital, L.P.(12) 2100 McKinney Avenue, Suite 1600 Dallas, TX 75201	774,200	10.1

Deutsche Bank AG, New York Branch(13) 60 Wall Street, 43rd Floor New York, NY 10005	519,522	6.6

WC Capital Management, LLC(14) 300 Drakes Landing Road, Suite 230 Greenbrae, CA 94904	450,000	5.9

Renaissance Technologies LLC(15) 800 Third Avenue New York, New York 10022	419,700	5.4

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)	Includes 27,500 shares of restricted stock and 2,133 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Measurement Date.
(2)	Includes 38,000 shares of common stock and 12,000 shares of restricted stock.
(3)	Includes 11 shares of common stock, 114,000 shares of restricted stock and 2,262 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Measurement Date.

(4)	Includes 43 shares of common stock, 309,000 shares of restricted stock and 59,429 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Measurement Date.
(5)	Includes 16,600 shares of restricted stock and 3,998 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Measurement Date.
(6)	Includes 1,000 shares of common stock, 21,400 shares of restricted stock and 800 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Measurement Date.
(7)	Includes 18,801 shares of common stock, 180,200 shares of restricted stock and 26,415 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Measurement Date.
(8)	Includes 27,500 shares of restricted stock and 2,048 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Measurement Date.
(9)	Includes 440 shares of common stock owned by Taurus Telecommunications Inc., 530 shares of common stock, 30,500 shares of restricted stock and 2,965 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Measurement Date.
(10)	Includes 79,000 shares of restricted stock and 669 shares issuable upon the exercise of options to purchase common stock that are exercisable within 60 days of the Measurement Date.
(11)	Based on a Form 4 filed with the Securities and Exchange Commission on February 15, 2008. Includes 75,000 shares issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of the record date. Mr. Hakim is the sole owner of gateway.realty.new jersey.llc, which owns 290,800 shares of the company.
(12)	Based on a Schedule 13D filed with the Securities and Exchange Commission on June 9, 2009. Includes 699,714 shares held by Double Black Diamond Offshore Ltd. Carlson Capital, L.P. is the investment manager to Double Black Diamond Offshore Ltd. and other accounts. Mr. Clint D. Carlson is the president of Asgard Investment Corp., the general partner of Carlson Capital, L.P.
(13)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2009. Includes 137,907 shares issuable upon the exercise of warrants to purchase common stock that are exercisable within 60 days of the record date.
(14)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on June 10, 2009.
(15)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009.

OTHER MATTERS

Other Business at the Special Meeting

Our board currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of stockholders properly come before the meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that the board does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

We intend to hold an annual meeting in 2010 only if the merger is not completed. In order to be eligible for inclusion in our proxy materials for our 2010 annual meeting, if such a meeting is held, written notice of any stockholder proposal must have been received by us not later than [                    ], 2010. To be considered for presentation at our annual meeting, if such a meeting is held, stockholder proposals must be received at our executive offices no more than 90 nor less than 60 days prior to the anniversary of the 2009 annual meeting; as a result, proposals must be received between March 11, 2010 and April 10, 2010. All stockholder proposals for inclusion in our future annual meeting proxy materials, if any, will be subject to the requirements of the proxy rules adopted under the Exchange Act, and, as with any stockholder proposal (regardless of whether it is included in our proxy materials), our certificate of incorporation and by-laws, and Delaware law.

STOCKHOLDERS SHARING AN ADDRESS

We will deliver only one copy of this proxy statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Upon written or oral request, we will promptly deliver a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the proxy statement by contacting us at: 220 West 42nd Street, 13th Floor, New York, NY 10036, Attention: Corporate Secretary, or by calling (212) 405-6200. Conversely, if multiple stockholders sharing an address receive multiple proxy statement and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents we file with the SEC by going to the Investors & Press section of our corporate website at www.ftgx.com. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report filed on Form 10-K for the fiscal year ended December 31, 2008 (filed on March 18, 2009).

•	Quarterly Report filed on Form 10-Q for the fiscal quarter ended March 31, 2009 (filed on May 15, 2009).

•	Current Reports filed on Form 8-K dated May 15, 2009 (filed on May 15, 2009); dated March 12, 2009 (filed on March 12, 2009).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statement and any of the documents incorporated by reference in this document, without charge, by written or telephonic request directed to FiberNet Investor Relations at 220 West 42nd Street, 13th Floor, New York, NY 10036, by calling (212) 405-6200, on the Investors & Press section of our corporate website at www.ftgx.com or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [                    ], 2009. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

Merger Agreement

AGREEMENT AND PLAN OF MERGER

by and among

ZAYO GROUP, LLC

ZAYO MERGER SUB, INC.

and

FIBERNET TELECOM GROUP, INC.

Dated as of May 28, 2009

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”) is entered into as of May 28, 2009, by and among Zayo Group, LLC (“Parent”), a Delaware limited liability company, Zayo Merger Sub, Inc. (“Purchaser”), a Delaware corporation and direct wholly-owned subsidiary of Parent, and FiberNet Telecom Group, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the respective boards of directors or managers of Parent, Purchaser and the Company have determined that it is in the best interests of their respective stockholders for Parent to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the parties intend to consummate the Merger (as defined herein) with the Company surviving the Merger as a wholly owned subsidiary of Parent in accordance with the DGCL on the terms and conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”), has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Purchaser and (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, the Board of Managers of Parent has unanimously approved this Agreement and declared it advisable for Parent to enter into this Agreement;

WHEREAS, the Board of Directors of Purchaser has unanimously approved this Agreement and declared it advisable for Purchaser to enter into this Agreement; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

(1) “Acceptable Confidentiality Agreement” means a customary confidentiality and standstill agreement containing terms no less favorable to the Company than those set forth in the Confidentiality Agreement; provided, that such confidentiality agreement shall not prohibit compliance with any of the provisions of Section 6.4.

(2) “Acquiror Disclosure Letter” has the meaning set forth in Article V.

(3) “Acquiror Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, materially impairs the ability of Parent and Purchaser to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so.

(4) “Adverse Recommendation Change” has the meaning set forth in Section 6.4(e).

(5) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

(6) “Affiliated Group” has the meaning set forth in Section 4.14(a).

(7) “Agreement” has the meaning set forth in the Preamble.

(8) “Alternative Acquisition Agreement” has the meaning set forth in Section 6.4(e).

(9) “Alternative Financing” has the meaning set forth in Section 6.15(a).

(10) “Antitrust Division” has the meaning set forth in Section 6.9(a).

(11) “Business Day” means any day, other than Saturday, Sunday or a day on which banking institutions in the City of New York are generally closed.

(12) “CAPUC License” means the Company’s or one of its Subsidiary’s authorization by the California Public Utilities Commission to provide competitive interexchange and local exchange services on a resale basis and local facilities-based services on a limited basis.

(13) “Certificate” has the meaning set forth in Section 3.1(c).

(14) “Certificate of Incorporation” means the Company’s Amended and Restated Certificate of Incorporation.

(15) “Certificate of Merger” has the meaning set forth in Section 2.3.

(16) “Change In Control Plan” means that certain plan that was approved and adopted by the Company Board on August 17, 2006 in order to specify certain benefits that will accrue to Qualified Employees (as such term is defined in the Change In Control Plan) in connection with a change in control.

(17) “Closing” has the meaning set forth in Section 2.2.

(18) “Closing Date” has the meaning set forth in Section 2.2.

(19) “Code” means the Internal Revenue Code of 1986, as amended.

(20) “Common Stock” has the meaning set forth in Section 3.1(a).

(21) “Communications Licenses” has the meaning set forth in Section 4.17(c).

(22) “Company” has the meaning set forth in the Preamble.

(23) “Company Assets” has the meaning set forth in Section 4.6.

(24) “Company Benefit Plans” has the meaning set forth in Section 4.12(a).

(25) “Company Board” has the meaning set forth in the Recitals.

(26) “Company Board Recommendation” has the meaning set forth in Section 4.2(a).

(27) “Company Bylaws” has the meaning set forth in Section 4.1.

(28) “Company Contract” has the meaning set forth in Section 4.11(a).

(29) “Company Disclosure Letter” has the meaning set forth in Article IV.

(30) “Company Financial Advisor” has the meaning set forth in Section 4.21.

(31) “Company Intellectual Property” has the meaning set forth in Section 4.18(c).

(32) “Company Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that, individually or in the aggregate with all other events, states of fact, circumstances, developments, changes and effects, (i) is or is reasonably likely to be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect resulting from (A) changes in general economic conditions including, without limitation, deterioration of capital or financial markets; (B) general changes or developments in the industries in which the Company and its Subsidiaries operate; (C) acts of terrorism occurring in the United States or in foreign countries where the Company, either directly or through its Subsidiaries, conducts a material portion of the Company’s business; (D) changes in any Law or GAAP or interpretation thereof after the date hereof; (E) demonstrably resulting from the announcement of this Agreement and the transactions contemplated hereby; (F) any failure, in and of itself, by the Company to meet any estimates of revenues or earnings for any period (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Company Material Adverse Effect); or (G) a decline in the price or trading volume of the Company’s Common Stock on the NASDAQ (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Company Material Adverse Effect); provided, that with respect to clauses (A), (B), (C) and (D), the impact of such events, states of fact, circumstances, developments, changes or effects is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, relative to similarly situated entities; or (ii) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(33) “Company Organizational Documents” means the Certificate of Incorporation and bylaws (or the equivalent organizational documents) of the Company and each of its Subsidiaries, in each case as in effect on the date of this Agreement.

(34) “Company Permits” has the meaning set forth in Section 4.17(b).

(35) “Company Proxy Statement” has the meaning set forth in Section 4.5.

(36) “Company SEC Documents” has the meaning set forth in Section 4.7(a).

(37) “Company Stockholder Approval” has the meaning set forth in Section 3.1.

(38) “Company Stockholder Meeting” has the meaning set forth in Section 4.2(a).

(39) “Company Stock Award Plans” has the meaning set forth in Section 4.3(a).

(40) “Confidentiality Agreement” means that certain confidentiality agreement by and between the Company and Parent, dated as of April 17, 2009.

(41) “Contracts” means any contracts, agreements, licenses, notes, debentures, guarantees, purchase or sale orders, bonds, mortgages, indentures, commitments, leases or other instruments or obligations, arrangements, understandings or undertakings, whether written or oral.

(42) “Credit Facility” has the meaning set forth in Section 4.4.

(43) “DGCL” means the Delaware General Corporation Law.

(44) “Dissenting Shares” has the meaning set forth in Section 3.3.

(45) “Dissenting Stockholder” has the meaning set forth in Section 3.3.

(46) “Effective Time” has the meaning set forth in Section 2.3.

(47) “Environmental Claims” means, in respect of any Person, (i) any and all administrative, regulatory or judicial actions, suits, orders, decrees, demands, directives, claims, liens, proceedings or written notices of noncompliance or violation alleging potential presence or Release of, or exposure to, any Hazardous Materials at any location, whether or not owned, operated, leased or managed by such Person, or (ii) any and all indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of, or exposure to, any Hazardous Materials.

(48) “Environmental Laws” means all applicable federal, state, local and foreign laws (including international conventions, protocols and treaties), common law, rules, regulations, orders, decrees, judgments, binding agreements or Environmental Permits issued, promulgated or entered into, by or with any Governmental Entity, relating to pollution, Hazardous Materials, health or safety, natural resources or the protection, investigation or restoration of the environment as in effect on the date of this Agreement.

(49) “Environmental Permits” means all permits, licenses, registrations and other governmental authorizations required under applicable Environmental Laws.

(50) “ERISA” has the meaning set forth in Section 4.12(a).

(51) “ERISA Affiliate” has the meaning set forth in Section 4.12(b).

(52) “Excess Amount” has the meaning set forth in Section 3.1(e).

(53) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(54) “Excluded Party” has the meaning set forth in Section 6.4(b).

(55) “Excluded Share(s)” has the meaning set forth in Section 3.1(b).

(56) “Expenses” has the meaning set forth in Section 6.12.

(57) “Extended Termination Date” has the meaning set forth in Section 8.2(a).

(58) “FCC” has the meaning set forth in Section 4.17(c).

(59) “FCC License” means the Company’s or one of its Subsidiary’s authorization by the FCC to provide both domestic and international interexchange services, and to provide global facilities-based and global resale services.

(60) “Financing” has the meaning set forth in Section 6.15(a).

(61) “Financing Agreements” means that certain Securities Purchase Agreement, dated as of February 9, 2009, by and among Communications Infrastructure Investments, LLC and the several Purchasers named in Schedule D thereto, that certain Second Amended and Restated Limited Liability Company Agreement of Communications Infrastructure Investments, LLC, dated as of February 9, 2009, and the Related Agreements (as defined in the Securities Purchase Agreement).

(62) “Financing Arrangements” has the meaning set forth in Section 6.15(b).

(63) “FIRPTA Certificate” has the meaning set forth in Section 6.11.

(64) “FTC” has the meaning set forth in Section 6.9(a).

(65) “GAAP” has the meaning set forth in Section 4.7(b).

(66) “Governmental Entity” has the meaning set forth in Section 4.5.

(67) “Hazardous Materials” means (i) any substance that is listed, classified, regulated or subject to under any Environmental Laws; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, molds, or radon; or (iii) any other substance that is the subject of regulatory action, or that could give rise to liability, under any Environmental Laws.

(68) “HSR Act” has the meaning set forth in Section 4.5.

(69) “Indemnified Parties” has the meaning set forth in Section 6.8(a).

(70) “Indebtedness” has the meaning set forth in Section 6.1(f).

(71) “Initial Termination Date” has the meaning set forth in Section 8.2(a).

(72) “Intellectual Property” has the meaning set forth in Section 4.18(c).

(73) “IRS” has the meaning set forth in Section 4.12(d).

(74) “IRU” has the meaning set forth in Section 4.11(a)(xi).

(75) “Knowledge” means (i) with respect to the Company, the actual knowledge, after reasonable investigation, of the Persons set forth in Section 1.1 of the Company Disclosure Letter; and (b) with respect to the Parent or Purchaser, the actual knowledge, after reasonable investigation, of the Persons set forth in Section 1.1 of the Acquiror Disclosure Letter.

(76) “Laws” means any domestic or foreign laws, statutes, ordinances, rules (including rules of common law), regulations, codes, executive orders or legally enforceable requirements enacted, issued, adopted, promulgated or applied by any Governmental Entity.

(77) “Leased Properties” has the meaning set forth in Section 4.16(b).

(78) “Legal Action” has the meaning set forth in Section 4.10.

(79) “Liabilities” means any losses, liabilities, claims, damages or expenses, including reasonable legal fees and expenses.

(80) “Liens” means any mortgages, deeds of trust, liens (statutory or other) pledges, security interests, claims, covenants, conditions, restrictions, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments, third party rights or other encumbrances or title defects of any kind or nature.

(81) “Major Customers” has the meaning set forth in Section 4.26(b).

(82) “Major Suppliers” has the meaning set forth in Section 4.26(a).

(83) “Maximum Premium” has the meaning set forth in Section 6.8(b).

(84) “Measurement Date” has the meaning set forth in Section 4.3(a).

(85) “Merger” has the meaning set forth in Section 2.1.

(86) “Merger Consideration” has the meaning set forth in Section 3.1(b).

(87) “NASDAQ” has the meaning set forth in Section 4.5.

(88) “NJBPU License” means the Company’s or one of its Subsidiary’s authorization by the New Jersey Board of Public Utilities to provide local and interexchange services.

(89) “NYPSC License” means the Company’s or one of its Subsidiary’s authorization by the New York Public Service Commission to provide switched and non-switched intercity and intracity telecommunications services and to resell all forms of telephone service in the state of New York.

(90) “Notice Period” has the meaning set forth in Section 6.4(e).

(91) “Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Entity.

(92) “Other Filings” has the meaning set forth in Section 6.6(a).

(93) “Parent” has the meaning set forth in the Preamble.

(94) “Parent Expenses” has the meaning set forth in Section 8.6(a).

(95) “Parent Plan” has the meaning set forth in Section 6.7.

(96) “Paying Agent” has the meaning set forth in Section 3.2(a).

(97) “Payment Fund” has the meaning set forth in Section 3.2(a).

(98) “Permits” has the meaning set forth in Section 4.17(b).

(99) “Permitted Liens” means (i) liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, materialmen’s or other liens or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) liens contemplated by the Credit Facility or (iv) any other liens, security interests, easements, rights-of-way, encroachments, restrictions, conditions and other encumbrances that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, have a material effect on the assets or properties to which they relate.

(100) “Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(101) “Preferred Stock” has the meaning set forth in Section 4.3(a).

(102) “Property” has the meaning set forth in Section 4.16(b).

(103) “Property Contracts” has the meaning set forth in Section 4.16(b).

(104) “Purchaser” has the meaning set forth in the Preamble.

(105) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment.

(106) “Representatives” means, when used with respect to Purchaser or the Company, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers, agents and other representatives of Parent, Purchaser or the Company, as applicable, and its Subsidiaries.

(107) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

(108) “SEC” means the Securities and Exchange Commission.

(109) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(110) “Share(s)” has the meaning set forth in Section 3.1(a).

(111) “Solicitation Period End Time” has the meaning set forth in Section 6.4(a).

(112) “State PUC” means the regulatory body in a particular state that governs public utilities within said state.

(113) “Stock Option(s)” has the meaning set forth in Section 3.5.

(114) “Subsequent Company SEC Documents” has the meaning set forth in Section 4.7(a).

(115) “Subsidiary” means, when used with respect to Parent, Purchaser or the Company, any other Person (whether or not incorporated) that Parent, Purchaser or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or other equity interests of such Person.

(116) “Superior Proposal” means any bona fide written Takeover Proposal that is on terms that the Company Board determines in good faith (after consultation with the Company’s outside counsel), taking into account all legal, financial, regulatory and other aspects of the Takeover Proposal that the Company Board deems in good faith, to be material, including the Person making the Takeover Proposal and the financing terms thereof, is more favorable to the Company’s stockholders than the Merger (taking into account all of the terms of any binding and irrevocable proposal by Purchaser to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement); provided, that for purposes of this definition of references in the term Takeover Proposal to “20%” shall be deemed to be references to “50%.”

(117) “Surviving Corporation” has the meaning set forth in Section 2.1.

(118) “Takeover Laws” has the meaning set forth in Section 4.20.

(119) “Takeover Proposal” means (i) any inquiry, proposal or offer from any Person or group of Persons other than Parent, Purchaser or their Affiliates relating to any direct or indirect acquisition or purchase of a business or division (or more than one of them) that in the aggregate constitutes (x) 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or (y) 20% or more of the equity interest in the Company (by vote or value); (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of the equity interest (by vote or value) in the Company; or (iii) any merger, reorganization, consolidation, share exchange, business combination, recapitalization, or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole).

(120) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, joint and several liability for being a member of an affiliated, consolidated, combined, unitary or other group for any period, or otherwise by operation of applicable Laws, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

(121) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(122) “Termination Fee” has the meaning set forth in Section 8.6(a).

(123) “Treasury Regulations” means the Treasury regulations promulgated under the Code.

(124) “USRPHC” has the meaning set forth in Section 6.11.

(125) “Warrant(s)” has the meaning set forth in Section 3.6.

(126) “Warrant Payments” has the meaning set forth in Section 3.6.

ARTICLE II

THE MERGER

Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, (a) Purchaser will merge with and into the Company (the “Merger”) and (b) the separate corporate existence of Purchaser will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Closing. Unless otherwise mutually agreed in writing by the Company and Purchaser, the closing of the Merger (the “Closing”) will take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m. New York time on a date mutually agreed upon by Purchaser and the Company, but not later than the fifth (5th) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions) will have been satisfied or waived in accordance with this Agreement (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”).

Section 2.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, Purchaser and the Company will cause a certificate of merger in a form reasonably acceptable to Purchaser and the Company (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the DGCL as soon as practicable on or after the Closing Date, and make any and all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Purchaser and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger will generally have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation and all debts, Liabilities and duties of the Company and Purchaser shall become debts, Liabilities and duties of the Surviving Corporation.

Section 2.5 Organizational Documents. At the Effective Time, (a) the Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be amended and restated as of the Effective Time so as to contain the provisions, and only the provisions, contained immediately prior to the Effective Time in the certificate of incorporation of Purchaser until thereafter amended in accordance with the provisions thereof and as provided by applicable Law, except for Article I thereof, which shall read “the name of the corporation is FiberNet Telecom Group, Inc.” and (b) the bylaws of Purchaser will be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein, in the certificate of incorporation of the Surviving Corporation or by applicable Law.

Section 2.6 Directors and Officers of Surviving Corporation. The directors of Purchaser, as of the Effective Time, shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Surviving Corporation shall, from and after the Effective Time, be as set forth on Section 2.6 of the Acquiror Disclosure Letter, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation of the Surviving Corporation, the bylaws of the Surviving Corporation and applicable Law.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 3.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Purchaser or the Company or the holder of any capital stock of Parent, Purchaser or the Company (other than the requisite approval of the Merger by the stockholders of the Company in accordance with the DGCL (the “Company Stockholder Approval”)):

(a) Cancellation of Certain Common Stock. Each of the outstanding shares (each, a “Share, and collectively, the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”) that is owned by Parent or Purchaser or any of their respective direct or indirect wholly-owned Subsidiaries or any direct or indirect wholly-owned Subsidiary of the Company (other than Shares held on behalf of third parties), and each Share that is owned by the Company as treasury stock, will automatically be cancelled and retired and will cease to exist without any conversion thereof, and no consideration will be delivered in exchange therefor.

(b) Conversion of Common Stock. Each Share issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled and retired in accordance with Section 3.1(a) and (ii) Dissenting Shares (each, an “Excluded Share” and collectively, the “Excluded Shares”)) will automatically be converted into the right to receive an amount equal to $11.45 per share, net to the holder thereof in cash and without interest thereon and subject to adjustment pursuant to Section 3.1(e) below (the “Merger Consideration”), payable upon surrender of such Shares in the manner provided in Section 3.2.

(c) Cancellation of Shares. All Shares when converted in accordance with Section 3.1(b) will no longer be outstanding and all such Shares will automatically be cancelled and retired and will cease to exist, and, subject to Section 3.3, each holder of a certificate formerly representing any such Shares (each, a “Certificate”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with this Article III.

(d) Conversion of Purchaser Capital Stock. Each share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time will automatically be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

(e) Adjustment to Merger Consideration. In the event that the aggregate amount of payments to be made pursuant to this Article III is increased by more than Ten Thousand Dollars ($10,000) as a result of the Company’s breach of its representations and warranties set forth in Section 4.3(a) (the amount of such increase above Ten Thousand Dollars ($10,000) being referred to herein as the “Excess Amount”), the payments to be made pursuant to this Article III shall be ratably and equitably reduced so that the aggregate amount of payments to be made pursuant to this Article III is reduced by an amount equal to the Excess Amount.

Section 3.2 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, for the benefit of the holders of Shares (other than Excluded Shares), the holders of Stock Options (as defined herein) and the holders of Warrants (as defined herein), Purchaser will designate, or cause to be designated, a bank or trust company that is reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the payment of the Merger Consideration in respect of Certificates upon surrender of such Certificates (or effective affidavits of loss in lieu thereof) and the amounts owed to the holders of the Stock Options and the Warrants in accordance with this Article III from time to time after the Effective Time. Immediately prior to the Effective Time, Parent or Purchaser will deposit, or cause to be deposited, with the Paying Agent in trust for the benefit of the Company’s stockholders and holders of Stock Options or Warrants cash in amounts sufficient for the payment of the aggregate amount of Merger Consideration pursuant to Section 3.1(b) upon surrender of such Certificates and for the payments in respect of the Stock Options pursuant to Section 3.5 and the Warrants pursuant to Section 3.6 (such cash being herein referred to as the “Payment Fund”). The Paying Agent shall, pursuant to irrevocable instructions, make the payments required by this Article III out of the Payment Fund and the Payment Fund shall not be used for any other purpose. Purchaser will enter into a paying agent agreement on customary terms, which terms shall be in form and substance reasonably acceptable to the Company, prior to the Effective Time. The Payment Fund shall be invested by the Paying Agent as directed by Purchaser and the Company; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available) or in money market funds. Any net profit resulting from, or interest or income produced by, such investments shall be property of and payable to Parent or as Parent otherwise directs. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make payments of the amounts required by and in accordance with this Article III, Parent shall promptly replace or restore the portion of the Payment Fund so lost so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments. No diminution in value of the Payment Fund shall have any effect on the amounts required to be paid by Parent or Purchaser under this Article III.

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time (but in no event more than five (5) Business Days following the Effective Time), Parent shall cause the Paying Agent to mail to each holder of record of Shares (other than Excluded Shares) a letter of transmittal in customary form as reasonably agreed by Purchaser and the Company specifying that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Paying Agent and instructions for use in effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration. Upon the proper surrender of a Certificate (or effective affidavit of loss in lieu thereof) to the Paying Agent, together with a properly completed letter of transmittal, duly executed, and such other documents as may reasonably be requested by the Paying Agent, the holder of such Certificate will be entitled to receive in exchange therefor cash in the amount (after giving effect to any required tax withholdings) that such holder has the right to receive pursuant to this Article III in the form of a check, to be mailed, as soon as reasonably practicable (but in no event more than five (5) Business Days after the receipt thereof), and the Certificate so surrendered will forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. All payments owed to the holders of Stock Options or holders of Warrants shall be made from the Payment Fund as soon as reasonably practicable after the Effective Time (but in no event more than five (5) Business Days after the Effective Time).

(c) Withholding Taxes. The Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares or holder of Stock Options or Warrants any amounts that are required to be deducted and withheld with respect to such payments under the Code and the rules and Treasury Regulations promulgated thereunder, or any comparable provisions of any state, local or foreign Tax Laws, except that the Surviving Corporation and the Paying Agent will not withhold any amount by reason of Section 1445 of the Code if the Company provides the FIRPTA Certificate required under Section 6.11 unless otherwise required by applicable Laws. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holders of Stock Options or Warrants, as the case may be, in respect of which such deduction and withholding was made.

(d) No Further Transfers. All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates. After the Effective Time, there will be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time other than to settle transfers of Shares that occurred prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Paying Agent, they will be cancelled and exchanged for the Merger Consideration as provided in this Article III.

(e) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed pursuant to this Article III on the date that is nine months after the Effective Time will be delivered to the Surviving Corporation, on demand, and any holder of a Certificate who has not theretofore complied with this Article III, or any holder of Stock Options or Warrants that has not received the payment contemplated by this Article III, will thereafter look only to the Surviving Corporation, and the Surviving Corporation shall remain fully liable, for payments owed to such holder under this Article III. Any portion of the Payment Fund remaining unclaimed by holders of Shares, Stock Options or Warrants as of the date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto. None of Parent, the Paying Agent or the Surviving Corporation shall be liable to any holder of Shares, Stock Options or Warrants for cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in customary amount and upon such terms as the Surviving Corporation may determine are necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to this Agreement.

Section 3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by a stockholder (a “Dissenting Stockholder”) who has neither voted in favor of the adoption of this Agreement or the Merger nor consented thereto in writing or is otherwise entitled to dissenters’ rights under Section 262 of the DGCL and who has validly asserted dissenters’ rights with respect to the Merger in accordance with the DGCL for such Shares and otherwise not withdrawn or lost such rights (the “Dissenting Shares”), will not be converted into, or represent the right to receive, the Merger Consideration. Instead such stockholder shall be entitled to payment of the fair value of the Dissenting Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his or her dissenters’ rights, in which instance such holder’s Shares shall not be deemed Dissenting Shares but shall be entitled to receive the applicable Merger Consideration in accordance with this Article III. Dissenting Stockholders will be entitled to the rights with respect to the Dissenting Shares held by them in accordance with the provisions of the DGCL, including Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or otherwise lose their dissenters’ rights pursuant to the provisions of the DGCL will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration in the manner provided in Article III and will no longer be Excluded Shares. Notwithstanding anything to the contrary contained in this Section 3.3, if the Merger is abandoned prior to the Effective Time, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares pursuant to the provisions of the DGCL will automatically cease and terminate with no further action by any Person. The Company will give Parent and Purchaser prompt notice of any written demands to receive fair value for Shares held by a stockholder, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to rights of dissent with respect to the Merger. The Company will give Parent and Purchaser the opportunity to participate in and direct all negotiations and proceedings with respect to assertion of dissenters’ rights. The Company will not, except with the prior written consent of Parent and Purchaser (which consent shall not be unreasonably withheld or delayed), make any payment with respect to any demands for payment of fair value for Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

Section 3.4 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares, or securities convertible or exchangeable into or exercisable for Shares, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration (if such event occurs prior to the Effective Time) and the amounts payable pursuant to this Article III will be equitably adjusted to reflect such change; provided, that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited or not expressly permitted by the terms of this Agreement.

Section 3.5 Treatment of Options. Each option to purchase shares of Common Stock, whether vested or not, (individually a “Stock Option” and collectively, the “Stock Options”) outstanding immediately prior to the Effective Time pursuant to the Company Stock Award Plans or otherwise will at the Effective Time be cancelled and the holder of such Stock Option will, in full settlement of such Stock Option and in exchange for the surrender to the Company of any certificate or other document evidencing such Stock Option, receive from the Payment Fund an amount (subject to any applicable withholding pursuant to Section 3.2(c)) in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per share of Common Stock underlying such Stock Option multiplied by (y) the number of shares of Common Stock underlying such Stock Option (with the aggregate amount of such payment rounded up to the nearest whole cent). If the applicable exercise price of any Stock Option equals or exceeds the Merger Consideration, such Stock Option shall be cancelled without payment of additional consideration, and all rights with respect to such Stock Option shall terminate as of the Effective Time. The holders of Stock Options will have no further rights in respect of any Stock Options from and after the Effective Time.

Section 3.6 Treatment of Warrants. With respect to each warrant to purchase shares of Common Stock set forth on Section 3.6 of the Company Disclosure Letter hereto (individually a “Warrant” and collectively, the “Warrants”) outstanding immediately prior to the Effective Time, Parent and Purchaser shall deposit sufficient funds into the Payment Fund in order to pay the holders of such Warrants the amounts owed pursuant to the terms and conditions of the applicable Warrants (the “Warrant Payments”). Upon the exercise of the applicable holder’s rights under the applicable Warrant, Parent and Purchaser shall cause the applicable Warrant Payment to be paid to such holder out of the Payment Fund, in full settlement of any amounts owed or which may become owed under the applicable Warrant and in exchange for the surrender to the Company of any certificate or other document evidencing such Warrant. Any Warrant Payments shall be subject to any applicable withholding pursuant to Section 3.2(c). A holder of a Warrant will have no further rights in respect of his, her or its Warrants after receipt of the applicable Warrant Payment pursuant to this Section 3.6.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (x) the corresponding sections or subsections of the disclosure letter (the “Company Disclosure Letter”) delivered by the Company to Parent and Purchaser concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Company Disclosure Letter will be deemed to be disclosed in any other section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section) and (y) as disclosed in any Company SEC Documents filed prior to the date of this Agreement, the Company hereby represents and warrants to Parent and Purchaser as follows:

Section 4.1 Organization; Power; Qualification. The Company and each of its Subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now conducted and each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where the character of the assets and properties owned, leased or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has previously made available (if and only to the extent requested in writing by Parent prior to the date of this Agreement) to Parent true and complete copies of the Certificate of Incorporation and the Company’s bylaws (the “Company Bylaws”) and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each is in full force and effect. The Company is not in violation of any material provision of the Certificate of Incorporation or Company Bylaws.

Section 4.2 Corporate Authorization; Enforceability. (a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to adoption of this Agreement by the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The Company Board, at a meeting duly called and held prior to the execution of this Agreement, duly and unanimously: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Purchaser, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the other transactions contemplated hereby, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the special meeting of the stockholders of the Company to be held to consider the adoption of this Agreement (as such special meeting may be adjourned or reconvened from time to time, the “Company Stockholder Meeting”). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company, except in the case of the Merger which is subject to the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent and Purchaser, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Law affecting or relating to enforcement of creditors’ rights generally or by general principles of equity.

Section 4.3 Capitalization; Options. (a) The Company’s authorized capital stock consists solely of 2,000,000,000 shares of Common Stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on May 1, 2009 (the “Measurement Date”), (i) 7,667,368 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued or outstanding, (ii) there were issued and outstanding pursuant to the Company’s stock award plans (the “Company Stock Award Plans”), Stock Options representing the right to acquire an aggregate of 109,389 shares of Common Stock for a per share exercise price that is less than the Merger Consideration and (iii) there were Warrants to purchase 250,764 shares of Common Stock. No Shares are held in the treasury of the Company or are owned by any of the Company’s Subsidiaries. Since the Measurement Date, other than in connection with the issuance of Shares pursuant to the exercise of Stock Options or Warrants outstanding as of the Measurement Date, or the issuance of Stock Options pursuant to Company Benefit Plans as in existence as of the Measurement Date, there has been no change in the number of outstanding shares of capital stock of the Company or the number of outstanding Stock Options. Section 4.3(a) of the Company Disclosure Letter sets forth for each Stock Option, issued or outstanding pursuant to the Company Stock Award Plans or otherwise, the number of Stock Options, the number of shares of Common Stock issuable thereunder and exercise or conversion price relating thereto. Except as set forth in this Section 4.3, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights).

(b) All outstanding Shares are, and all shares reserved for issuance under the Company Stock Award Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and are not subject to any pre-emptive or other similar rights.

(c) Except for the Warrants, the Stock Options or as set forth in this Section 4.3, there are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) to issue, sell, or otherwise transfer to any Person, or to repurchase, redeem or otherwise acquire from any Person, any Shares, Preferred Stock, capital stock of any Subsidiary of the Company, or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or any Subsidiary of the Company or such securities or other rights or (ii) to provide any funds to or make any investment in any other Person other than a wholly owned Subsidiary of the Company.

(d) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of the Company.

(e) Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, or make any loan, capital contribution, guarantee or other investment in, any Person other than Subsidiaries.

Section 4.4 Subsidiaries. Section 4.4 of the Company Disclosure Letter sets forth a complete and correct list of all of the Company’s Subsidiaries. All equity interests of the Company’s Subsidiaries held by the Company or any other Subsidiary are validly issued, fully paid and non-assessable. All of the shares of capital stock or other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company. All such equity interests are free and clear of any Liens or any other limitations or restrictions on such equity interests (including any limitation or restriction on the right to vote, pledge or sell or otherwise dispose of such equity interests), other than Liens, limitations and restrictions pursuant to the terms of the Amended and Restated Credit Agreement, dated as of November 7, 2007, by FiberNet Operations, Inc., Devnet L.L.C (as Co-Borrowers), the Company, FiberNet Telecom, Inc., Availius, LLC, Local Fiber, LLC and FiberNet Equal Access, L.L.C. (as Guarantors), CapitalSource Finance LLC (as Agent) and the lenders from time to time party thereto (as amended, the “Credit Facility”). Except as set forth in this Section 4.4, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of any Subsidiary of the Company or such securities or other rights (which term, for purposes of this Agreement, will be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights). There are no stockholder agreements, voting trusts or other agreements or understandings to which any of the Company’s Subsidiaries is a party with respect to the voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other equity interest of any of the Company’s Subsidiaries.

Section 4.5 Governmental Authorizations. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company or any of its Subsidiaries of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any international, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, board, court, tribunal, arbitral body, self-regulated entity or similar body, whether domestic or foreign (each, a “Governmental Entity”), other than: (i) with respect to consummation of the Merger, the filing of a Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Exchange Act, state securities Laws or blue sky Laws; (iii) the filing of a proxy statement (the “Company Proxy Statement”) relating to the Company Stockholder Meeting; (iv) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ Global Market (“NASDAQ”); (v) the pre-merger notifications required under (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (B) the antitrust, competition or merger control Laws of any other applicable jurisdiction; (vi) as set forth on Section 4.5 to the Company Disclosure Letter and (vii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Non-Contravention. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, any provision of the Company Organizational Documents; (ii) contravene or conflict with, or result in any violation or breach of, any Laws, Orders or Company Contracts applicable to the Company or any of its Subsidiaries or by which any assets of the Company or any of its Subsidiaries (“Company Assets”) are bound (assuming that all consents, approvals, authorizations, filings and notifications described in Section 4.5 have been obtained or made); or (iii) cause the creation or imposition of any Liens on any Company Assets, except for Permitted Liens, except, in the cases of clauses (ii) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.7 Financial Reports and SEC Documents. (a) The Company has filed or furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2007 (the forms, statements, reports and documents filed or furnished with the SEC since January 1, 2007, including any amendments thereto, the “Company SEC Documents”). Each of the Company SEC Documents filed or furnished on or prior to the date of this Agreement, at the time of its filing (except as and to the extent such Company SEC Document has been modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement), complied, and all documents required to be filed by the Company with the SEC after the date hereof (the “Subsequent Company SEC Documents”) will comply, in all material respects with the applicable requirements of each of the Exchange Act, the Securities Act, and the Sarbanes-Oxley Act, as the case may be, including in each case the rules and regulations promulgated thereunder. As of their respective dates, except as and to the extent modified or superseded in any subsequent Company SEC Document filed and publicly available prior to the date of this Agreement, the Company SEC Documents did not, and the Subsequent Company SEC Documents will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of an SEC review or outstanding SEC comment or investigation.

(b) Each of the consolidated balance sheets and each of the consolidated statements of operations, stockholders’ equity and cash flows included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) presents fairly, in all material respects, the financial position of the Company and its Subsidiaries as of its date (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments that are not material in amount or effect and to any other adjustments set forth in the Company SEC Documents filed prior to the date of this Agreement), in each case in conformity with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(c) The Company and its Subsidiaries have implemented and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to reasonably ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (A) any known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. A true, correct copy of the FiberNet Telecom Group, Inc. SOX 404 Management Summary Report on Findings as at December 31, 2008 is set forth as Section 4.7(c) of the Company Disclosure Letter.

(d) To the Knowledge of the Company, during the three year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries nor any director or officer of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any written material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any written material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 4.8 Undisclosed Liabilities. Except (i) as and to the extent disclosed, reflected or reserved against on the consolidated balance sheet of the Company dated as of March 31, 2009 (including the notes thereto) included in the Company SEC Documents or (ii) as incurred since March 31, 2009 in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries has any Liabilities or obligations, whether due or to become due, the nature of which would require disclosure on the Company’s consolidated balance sheet under GAAP, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company’s or any of its Subsidiaries’ audited financial statements or other Company SEC Documents.

Section 4.9 Absence of Certain Changes. Since December 31, 2008, (a) the Company and each of its Subsidiaries have conducted their respective business only in the ordinary course consistent with past practices; (b) there have not been any Company Material Adverse Effects or any changes, events or developments that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance and (d) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.1.

Section 4.10 Litigation. There are no (i) investigations by a Governmental Entity pending or, to the Knowledge of the Company, threatened affecting the Company or any of its Subsidiaries or (ii) claims, actions, suits, arbitrations, demand letters, judicial, administrative or regulatory proceedings, hearings, or other proceedings (each, a “Legal Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, in either case which involves an amount in controversy in excess of $500,000, seeks material injunctive or other non-monetary relief or, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the Knowledge of the Company, threatened, seeking to prevent, hinder, modify, delay or challenge the transactions contemplated by this Agreement.

Section 4.11 Contracts. (a) Section 4.11 of the Company Disclosure Letter lists each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound as of the date of this Agreement:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S K under the Securities Act or disclosed by the Company on a Current Report on Form 8 K;

(ii) any Contract that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person (but specifically excluding any provisions regarding the non-solicitation or non-hire of employees or consultants contained in Contracts entered into in the ordinary course of business);

(iii) any joint venture, partnership, limited liability or other similar agreement or arrangement;

(iv) any Contract relating to Indebtedness pursuant to which the Company has obligations exceeding $250,000, other than trade debt incurred in the ordinary course of business;

(v) any Contract involving outstanding obligations, or pursuant to which the Company may assume or incur potential liabilities, with respect to the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests, for aggregate consideration (in one or a series of transactions) under such Contract of $250,000 or more (other than acquisitions or dispositions of assets in the ordinary course of business consistent with past practice);

(vi) any Contract pursuant to which the Company or any of its Subsidiaries has “earn-out” obligations that could result in payments in excess of $100,000 after the date of this Agreement;

(vii) any Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $250,000 over the remaining term of such Contract, other than customer or supplier Contracts entered into in the ordinary course of business;

(viii) any Contract that provides for any standstill obligations;

(ix) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment or loan in an amount in excess of $250,000 individually;

(x) any Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company;

(xi) any Contract with respect to network infrastructure or indefeasible rights of use of capacity or infrastructure (any such Contract, an “IRU”), each with a term of more than five (5) years;

(xii) any employment, severance, retention or consulting agreements or agreements providing for severance payments or other benefits by the Company or any of its Subsidiaries in the event of the sale or “change of control” of the Company; or

(xiii) any Contract with a Major Supplier or Major Customer that requires a consent to a “change of control” of the Company or its Subsidiaries or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement.

Each contract of the type described in clauses (i) through (xiii) is referred to herein as a “Company Contract.”

(b) (i) Each Company Contract is valid and binding on the Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) the Company, each of its Subsidiaries and, to the Knowledge of the Company, each other party to each Company Contract, has in all material respects performed all obligations required to be performed by it under each Company Contract, and (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default under any such Company Contract on the part of the Company or any of its Subsidiaries.

Section 4.12 Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter contains a correct and complete list of each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other stock purchase, stock option, restricted stock, severance, retention, employment, consulting, change-of-control, collective bargaining, bonus, incentive, deferred compensation, employee loan, fringe benefit and other benefit plan, agreement, program, policy, commitment or other arrangement, whether or not subject to ERISA (including any related funding mechanism now in effect or required in the future), in each case under which any past or present director, officer, employee, consultant or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits, or with respect to which the Company or any of its Subsidiaries has or may have any material liability (contingent or otherwise). All such plans, agreements, programs, policies, commitments and arrangements are collectively referred to as the “Company Benefit Plans.”

(b) No event has occurred and no condition exists that would subject the Company by reason of its affiliation with any current or former member of its “controlled group” (within the meaning of Section 414 of the Code) (an “ERISA Affiliate”) to any material Tax, penalty, fine or other liability imposed by ERISA, the Code or other applicable Laws.

(c) No Company Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and neither of the Company, nor any ERISA Affiliate has withdrawn at any time within the preceding six years from any multiemployer plan, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any ERISA Affiliate.

(d) With respect to each Company Benefit Plan, if applicable, the Company has made available to Parent correct and complete copies of (i) all plan documents, if any, including related trust agreements, funding arrangements, and insurance contracts and all amendments thereto; (ii) the most recent summary plan descriptions and any summaries of material modifications; (iii) the most recent financial reports for such Company Benefit Plan, if any; (iv) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”) regarding the tax-qualified status of such Company Benefit Plan; and (v) (A) Form 5500 Annual Returns/Reports, including all schedules and attachments, including the certified audit opinions, (B) audited financial statements, (C) actuarial valuation reports, and (D) attorney’s response to an auditor’s request for information for each of the two most recent plan years.

(e) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and neither the Company nor any ERISA Affiliate has at any time within the preceding six years terminated or incurred any liability with respect to any employee benefit plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. No Company Benefit Plan other than the Change In Control Plan provides health or life insurance or other welfare-type benefits for current or future retired or terminated employees of the Company or any of its Subsidiaries (or any spouse or other dependent thereof) other than in accordance with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state or local law.

(f) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has been issued a favorable determination letter by the IRS with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code (or such qualified plan has been established under a prototype or volume submitter plan for which an IRS opinion letter has been obtained by the plan sponsor and is sufficient as to the adopting employer), and no event has occurred that would reasonably be expected to adversely affect such qualification or exemption. Each Company Benefit Plan has been established and administered in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws. All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Benefit Plans to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date. No reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Benefit Plan.

(g) Except (i) for the Change In Control Plan, (ii) any Company Stock Award Plans (or awards thereunder), (iii) as contemplated by Section 6.7 or (iv) as set forth in Section 4.12(g) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event including notice, lapse of time or both) (A) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any current or former employee of the Company and its Subsidiaries or with respect to any Company Benefit Plan; (B) increase any benefits otherwise payable under any Company Benefit Plan; (C) result in the acceleration of the time of payment or vesting of any compensation or benefits; (D) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code; (E) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans; or (F) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(h) None of the Company Benefit Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment or vesting of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(i) Each Company Benefit Plan that provides for deferred compensation (as defined under Section 409A of the Code) satisfies in all material respects the applicable requirements of Sections 409A(a)(2), (3), and (4) of the Code, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code.

Section 4.13 Labor Relations.

(a) (i) None of the employees of the Company or its Subsidiaries is represented by a union and, to the Knowledge of the Company, no union organizing efforts have been conducted since January 1, 2007 or are now being conducted and (ii) neither the Company nor any of its Subsidiaries is a party to or presently negotiating any collective bargaining agreement or other labor Contract. There is no pending and, to the Knowledge of the Company, there is no threatened material strike, picket, work stoppage, work slowdown or other organized labor dispute materially affecting the Company or any of its Subsidiaries, nor has there been any of the foregoing labor disputes since January 1, 2007.

(b) The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security Taxes. No unfair labor practice or labor charge or complaint is pending or, to the Knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Entity.

(c) Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. None of the Company, any of its Subsidiaries or any of its or their executive officers has received within the past three (3) years any notice of intent by any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation relating to the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such investigation is in progress.

Section 4.14 Taxes. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries and any consolidated, combined, unitary, Affiliates or aggregate group of which the Company in any of its Subsidiaries is or has ever been a member (an “Affiliated Group”) has properly prepared and timely filed all Tax Returns required to be filed by it and each return was complete and correct at the time of filing, except as to the amount and availability of net operating losses and carryforwards, which are correct and complete to the Knowledge of the Company.

(b) The Company and its Subsidiaries and any Affiliated Group have fully and timely paid all Taxes due (whether or not shown to be due) with respect to the Tax Returns referred to in Section 4.14(a) and have made adequate provision (in addition to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for any Taxes that are not yet due and payable (including Taxes for which no Tax Returns are required to be filed) for all taxable periods, or portions thereof, ending on or before March 31, 2009 on the most recent financial statements contained in the Company SEC Documents, and the Company and its Subsidiaries have not incurred any Tax since March 31, 2009 except in the ordinary course of business consistent with past practice.

(c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and, to the Knowledge of the Company, no request for any such waiver or extension is currently pending.

(d) Except as set forth on Section 4.14(d) of the Company Disclosure Letter, no audit or other proceeding by any Governmental Entity is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Affiliated Group. There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries or any Affiliated Group. Each deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid. No issues relating to Taxes were raised by the relevant taxing authority in any completed audit or examination that would or would reasonably be expected to recur in a later taxable period. Neither the Company nor any of its Subsidiaries has received written notice or, to the Knowledge of the Company, has otherwise received notice from a taxing authority in any jurisdiction in which the Company or any Subsidiary has not filed a Tax Return for any period that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(e) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any taxing authority. Neither the Company nor any of its Subsidiaries is party to or bound by any written or oral Tax sharing agreement, Tax indemnity obligation or similar arrangement with respect to Taxes pursuant to which the Company or its Subsidiaries may have any obligation to make payments after the Closing Date (including any advance pricing agreement, closing agreement, offer in compromise or other similar agreement related to Taxes).

(f) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due.

(g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Effective Time as a result of (i) an installment sale, as defined in Section 453(b) of the Code, made on or before the Effective Time, (ii) an open transaction entered into on or before the Effective Time, or (iii) the receipt of a prepaid amount on or before the Effective Time.

(h) Neither the Company nor any of its Subsidiaries (i) has agreed to or is required to make any adjustment under Section 481 of the Code or any comparable provisions of any state, local or foreign Tax Laws, (ii) has Knowledge that any taxing authority is proposing any such adjustment, or (iii) has an application pending requesting permission for any changes in methods of accounting.

(i) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and any comparable provisions of any state, local or foreign Tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Tax Laws.

(j) Each of the Company and its Subsidiaries has properly and in a timely manner documented its transfer pricing methodology in compliance with Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any state, local or foreign Tax Laws. No taxing authority has made or proposed any adjustment of Tax items of the Company or its Subsidiaries pursuant to Section 482 of the Code, the Treasury Regulations promulgated thereunder, or any comparable provisions of any state, local or foreign Tax Laws.

(k) The Company was not, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l) Neither the Company nor any of its Subsidiaries has ever participated in a “Reportable Transaction” described in Section 6707A(c)(1) of the Code.

(m) Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will result in payments under any Company Plan which would not reasonably be expected to be deductible under Section 162(m) of the Code.

(n) Neither the Company nor any of its Subsidiaries (i) is, or since January 1, 2006 has been, a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any comparable provision of any state, local or foreign Tax Laws), as a transferee or successor, by contract, or otherwise.

(o) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p) Neither the Company nor any of its Subsidiaries has taken any action that is not in accordance with past practice that could defer a material liability for the Taxes of the Company or any of its Subsidiaries from any taxable period ending on or before the Effective Time to any taxable period ending after such date, other than those actions taken in the ordinary course of business.

(q) To the Knowledge of the Company, there has been no “change in ownership” of the Company or any of its Subsidiaries within the meaning of Section 382(g) of the Code within the three-year period preceding the Effective Time, and there is currently no limitation on the utilization of any net operating losses, capital losses, built-in losses, credits, or similar Tax items of the Company or any of its Subsidiaries pursuant to the provisions of Sections 269, 382, 383, 384 or 1502 of the Code or Treasury Regulations promulgated thereunder, or any comparable provisions of any state, local or foreign Tax Laws. All Tax attributes of the Company and its Subsidiaries have been accounted for as assets on the most recent financial statements contained in the Company SEC Documents in accordance with GAAP principles.

Section 4.15 Environmental Liability. Except for matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries are and have been in compliance with all applicable Environmental Laws and have obtained or applied for all Environmental Permits necessary for their operations as currently conducted; (ii) to the Knowledge of the Company, there have been no Releases of any Hazardous Materials that could form the basis of any Environmental Claim against the Company or any of its Subsidiaries; (iii) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries; (iv) during the three year period immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; and (v) neither the Company nor its Subsidiaries are subject to, or to the Knowledge of the Company are threatened to become subject to, any Liabilities relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental Liabilities.

Section 4.16 Real Properties. (a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Section 4.16(b)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all of the real property leased, subleased, or otherwise occupied by the Company or any of its Subsidiaries (the “Property”), including the address of such Property, and identifying the applicable Contract (each such lease, a

“Property Contract,” and the Property Contracts set forth in Section 4.16(b)(ii) of the Company Disclosure Letter shall be “Leased Properties”). The Company and each of its Subsidiaries, as applicable, have good, valid and marketable leasehold interests in all of the Leased Property. To the Knowledge of the Company, as of the date of this Agreement, there are no existing defaults by the landlord or tenant under any of the Property Contracts with respect to the Leased Properties, which defaults remain uncured, and no event which, with notice or lapse of time or both, would become a default by the Company or its Subsidiary, as applicable, or, to the Knowledge of the Company, the counterparties thereto. Each of the Company and its Subsidiaries is in compliance with the terms of all real property leases to which it is a party, and all such real property leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such real property leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no fact or condition exists or is threatened that would result in the discontinuation of necessary utilities or services to the Leased Property or the termination of current access to and from the Leased Property. To the Knowledge of the Company, no portion of the Leased Property has been condemned, requisitioned or otherwise taken by any public authority and there is no pending, or, to the Knowledge of the Company, threatened or contemplated condemnation actions or special assessments with respect to the Leased Property. The Company has made available to Parent and Purchaser true, correct and complete copies of all of the Property Contracts with respect to Leased Properties.

(c) There are no contractual restrictions that preclude or restrict the ability to use any Leased Property by the Company or any Subsidiary for the current or contemplated use of such real property. To the Knowledge of the Company, there are no material latent defects affecting the Leased Property.

Section 4.17 Permits; Compliance with Laws. (a) Except with respect to ERISA, Taxes, and environmental Liabilities, which are the subject of Sections 4.12, 4.14 and 4.15, respectively, the Company and its Subsidiaries are in compliance in all material respects with all Laws of any Governmental Body applicable to their respective businesses or operations. Except with respect to immaterial violations of any Laws, neither the Company nor any of its Subsidiaries has, during the three-year period immediately preceding the date of this Agreement, received any written notice of, has Knowledge of or has been charged with, the violation of any Laws.

(b) Each of the Company and its Subsidiaries is in possession of all authorizations, licenses, consents, certificates, registrations, approvals and other permits of any Governmental Entity (“Permits”) necessary for it to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”), except where the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and all such Company Permits are in full force and effect. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation or give to others any right of revocation, non-renewal, adverse modification or cancellation, with or without notice or lapse of time or both) of any term, condition or provision of any Permit to which it is a party, except where such default or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The Company is the authorized legal holder or otherwise has rights to all Permits required by the Federal Communications Commission (the “FCC”), any State PUC or any other Governmental Entity that regulates telecommunications in each jurisdiction in which the Company is operating (collectively, “Communications Licenses”), and the Communications Licenses constitute all of the licenses from the FCC, the State PUCs or any other Governmental Entity that regulates telecommunications in each such jurisdiction that are necessary or required for or used in the operation of the business as presently conducted by the Company, other than (i) such licenses the absence of which would not result in a Company Material Adverse Affect or (ii) such licenses from any municipal franchising authority or similar Governmental Entity, the absence of which would not result in any fines, penalties, or other losses in excess of $5,000 individually or $50,000 in the aggregate and which are obtained in the ordinary course of business. All the Communications Licenses were duly obtained and are valid and in full force and effect, and not subject to any material condition, except those conditions that may be contained within the terms of such Communications Licenses or related Laws. No action by or before the FCC, any State PUC or any other Governmental Entity that regulates telecommunications in each applicable jurisdiction is pending or, to the Knowledge of the Company, threatened, in which the requested remedy is (i) the revocation, suspension, cancellation, rescission or modification or refusal to renew any Communications Licenses, or (ii) material fines and/or forfeitures. The Universal Service Administrative Company has not initiated any inquiries, audits or other proceedings against the Company and, to the Knowledge of the Company, no such actions are threatened which, in each case, would result in fines, penalties or other losses in excess of $5,000 individually or $50,000 in the aggregate, if not cured or otherwise responded to in the ordinary course of business.

Section 4.18 Intellectual Property.

(a) The Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses all right, title and interest in and to use all material Company Intellectual Property. To the Knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiaries does not constitute an infringement or misappropriation of any third party Intellectual Property. In the two years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries has received any notice from any person alleging that the use of any of the Company Intellectual Property or the operation of the Company’s or its Subsidiaries’ businesses infringes, dilutes (in the case of trademarks), or otherwise violates the Intellectual Property of such person or that any of the Company Intellectual Property is invalid. The consummation of the transactions contemplated hereby will not materially alter or impair the Company’s or any of its Subsidiaries rights in or to the Company Intellectual Property.

(b) As of the date hereof, no claims are currently pending or, to the Knowledge of the Company, threatened by any person with respect to the Company Intellectual Property owned or purported to be owned by Company or any of its Subsidiaries. As of the date hereof, there are no pending claims by the Company or any Subsidiary alleging or asserting that any third party has violated, misappropriated or infringed any of the Company Intellectual Property nor, to the Knowledge of the Company, is there any basis for any such claim. All employees of the Company enter into customary agreements to keep confidential all proprietary information of the Company.

(c) As used herein, the term “Intellectual Property” shall mean all patents, patent applications, statutory invention registrations, inventions and other industrial property rights; trademarks, service marks, trade names, trade dress, logos, including registrations and applications for the registration thereof; copyrights (including without limitation, computer software programs); Internet domain name registrations; Internet web sites, web content, and registrations and applications for registrations thereof; confidential and proprietary information, including know-how and trade secret rights, technologies, techniques and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto; and rights of privacy, publicity and endorsement, in each case under the laws of any jurisdiction in the world, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing. As used herein, “Company Intellectual Property” shall mean the Intellectual Property currently used in connection with the business of the Company or any of its Subsidiaries or owned or held for use by the Company or any of its Subsidiaries, and shall include, but not be limited to, the trade names set forth on Section 4.18(c) of the Company Disclosure Letter.

(d) To the Knowledge of the Company, none of the activities or operations of the Company or any of its Subsidiaries (including the use of any Intellectual Property in connection therewith) have infringed upon, misappropriated or diluted any Intellectual Property of any third party, and neither the Company nor any of its

Subsidiaries has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, except where any such infringement, misappropriation or dilution, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, no third party is misappropriating, infringing, or diluting in any material respect any Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to any of the businesses of the Company or any of its Subsidiaries. To the Knowledge of the Company, no Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries that is material to any of the businesses of the Company or any of its Subsidiaries is subject to any outstanding order, judgment, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

Section 4.19 Insurance. The Company and each of its Subsidiaries are covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 4.19 of the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned, held by the Company and each of its Subsidiaries. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (i) except for policies that have expired under their terms in the ordinary course, the policy is in full force and effect; (ii) neither the Company nor any Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (iv) to the Knowledge of the Company, no notice of cancellation or termination has been received other than in connection with ordinary renewals.

Section 4.20 Takeover Statutes. No further action is required by the Company Board or the stockholders of the Company to render Section 203 of the DGCL inapplicable to this Agreement, the Merger and the other transactions contemplated hereby. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.21 Opinion of Financial Advisor. Needham & Company, LLC (the “Company Financial Advisor”) has delivered to the Company Board its written opinion to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company, from a financial point of view. The Company will promptly following execution and delivery of this Agreement furnish to Purchaser a correct and complete copy of such opinion. The Company has obtained the authorization of the Company Financial Advisor to include a copy of its opinion in the Company Proxy Statement.

Section 4.22 Brokers and Finders. Other than Deutsche Bank Securities Inc. and the Company Financial Advisor, the fees and expenses of each of which will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Purchaser a correct and complete copy of all agreements between the Company and the Company Financial Advisor under which the Company Financial Advisor would be entitled to any payment relating to the Merger or a similar transaction.

Section 4.23 Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, officers or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.24 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.25 Related Party Transactions. Except as disclosed in the Company SEC Documents, no director, executive officer or, to the Company’s Knowledge, any Person who beneficially owns five percent (5%) or more of the issued and outstanding Shares is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets that is of the type that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act.

Section 4.26 Suppliers and Customers.

(a) Section 4.26(a) of the Company Disclosure Letter sets forth a list of the top 5 suppliers of the Company by dollar amount paid during calendar year 2008 and for January through April 30, 2009, from whom the Company has purchased goods and/or services (the “Major Suppliers”). Since November 30, 2008, no Major Supplier has expressed in writing, and, to the Company’s Knowledge, no Major Supplier has expressed orally, to the Company its intention to cancel or otherwise terminate or materially reduce its relationship with the Company.

(b) Section 4.26(b) of the Company Disclosure Letter sets forth a list of the top 15 customers of the Company by dollar amount of revenue received during the 2008 calendar year and for January through April 30, 2009 (the “Major Customers”). Since November 30, 2008, no Major Customer has expressed in writing, and, to the Company’s Knowledge, no Major Customer has expressed orally, to the Company its intention to cancel or otherwise terminate its relationship with the Company or materially reduce its contracted monthly recurring revenue to the Company. The Company is not in material breach of any “most favored nation” or other similar provision contained in any Contract with a Major Customer.

Section 4.27 Network Facilities and Operations.

(a) Section 4.27(a) of the Company Disclosure Letter sets forth for the Company’s current operations a complete list as of the date hereof of material network outages and material collocation service unavailability caused by the Company or any of its Subsidiaries and material customer service credits owed during the period from January 1, 2008 through April 1, 2009.

(b) Section 4.27(b) of the Company Disclosure Letter sets forth the following information relating to the network and collocation space of the Company as of the date hereof: (i) a good faith estimate of all network electronics of the Company, including, without limitation, DWDM, SONET, routers, switches, HVAC, generators, UPS plants, DC plants, and batteries (but excluding internal IT equipment), (ii) all material network electronics spare inventory of the Company, (iii) per leased facility location, the leased space currently in use by customers versus leased space currently available and ready for use by customers versus leased space available but not ready for use by customers (i.e. unfinished space), (iv) per leased facility location, identification of all riser space, (v) a description of fibers and fiber miles owned or leased by the Company, and (vi) any pending sale and sublease of any of the foregoing. The information provided in Section 4.27(b) of the Company Disclosure Letter is accurate and complete in all material respects; provided, however, that the operation of the network of the Company is subject to embedded software owned by third parties and licensed to, or otherwise permitted to be used by, the Company as to which (unless indicated otherwise in Section 4.27(b) of the Company Disclosure Letter) the Company has valid licenses, or other rights to use, that will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the consummation of the transactions contemplated by this Agreement.

(c) Each of the network and collocation facilities described in Section 4.27 of the Company Disclosure Letter, and the Company’s network and collocation facilities taken as a whole, is, in all material respects, working, functional, fit for the purpose intended, has been maintained, subject to ordinary wear and tear, is in good working condition and is without any material defects for purposes of operating the business as operated by the Company.

(d) To the Knowledge of the Company, and subject to the accuracy of the information provided by utilities (prior to the metering device), the underlying landlords of the subject facility leases and owners of fiber subject to IRUs, the Company has made available (if and to the extent requested in writing by Parent prior to the date of this Agreement) to Purchaser as-built drawings for each leased facility (and associated collocation space) and fiber network. Such drawings are true, complete and accurate in all material respects.

Section 4.28 Bank Accounts.

(a) Section 4.28 of the Company Disclosure Letter lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box relating to the Company and the names and identification of all Persons authorized to draw thereon or to have access thereto.

(b) The Company has not had a financial interest, signature authority, or other authority over any financial accounts, including bank securities, or other types of financial accounts, in a foreign country.

Section 4.29 Change In Control Payment Obligations. Section 4.29 of the Company Disclosure Letter sets forth all of the severance, retention and change of control benefit obligations of the Company with respect to each employee of the Company or its Subsidiaries assuming the requisite conditions for the payment of such benefit obligations are triggered and the Closing and the payment of all such benefits obligations occur as of August 1, 2009, except for the acceleration of the vesting of any Stock Options and the removal of any transfer restrictions on the restricted stock awards granted under the Company Stock Award Plans and the payments in respect of such Stock Options and restricted stock awards pursuant to Article III of this Agreement.

Section 4.30 No Other Representations or Warranties. Except for the representations and warranties of the Company contained in this Article IV, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Affiliates or with respect to any other information provided by the Company or any of its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as set forth in the corresponding sections or subsections of the disclosure letter (the “Acquiror Disclosure Letter”) delivered by Parent and Purchaser to the Company concurrently with the execution of this Agreement (it being understood that any matter disclosed in any section of the Acquiror Disclosure Letter will be deemed to be disclosed in any other section of the Acquiror Disclosure Letter to the extent that it is readily apparent on the face of such disclosure that such disclosure is applicable to such other section), Parent and Purchaser hereby represent and warrant to the Company as follows:

Section 5.1 Organization and Power. Parent is a limited liability company, Purchaser is a corporation, and each is duly organized validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of Parent and Purchaser has the requisite power and authority to own, lease and operate its respective assets and properties and to carry on its business as now conducted, except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.2 Corporate Authorization. Each of Parent and Purchaser has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser.

Section 5.3 Enforceability. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Law affecting or relating to enforcement of creditors’ rights generally or by general principles of equity.

Section 5.4 Governmental Authorizations. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement do not and will not require any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity other than: (i) with respect to consummation of the Merger, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) applicable requirements of the Exchange Act, state securities Laws or blue sky Laws; (iii) the filing of the Company Proxy Statement; (iv) any filings required by, and any approvals required under, the rules and regulations of NASDAQ; (v) the pre-merger notification required under (A) the HSR Act, and (B) the competition or merger control Laws of any other applicable jurisdiction; (vi) any consent, approval or other authorization of, or filing with or notification to, any Governmental Entity identified in Section 5.4 of the Acquiror Disclosure Letter; and (vii) in such other circumstances where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.5 Non-Contravention. The execution, delivery and performance of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement do not and will not:

(i) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of either Parent or Purchaser; or

(ii) contravene or conflict with, or result in any violation or breach of, any Laws, Orders or Contracts applicable to Parent or Purchaser or any of its Subsidiaries or by which any assets of Parent or Purchaser or any of their respective Subsidiaries are bound, except as would not, individually or in the aggregate, reasonably be expected to have a Acquiror Material Adverse Effect.

Section 5.6 Financing.

(a) Immediately preceding the Closing, Purchaser will have an amount in cash necessary to consummate the Merger and the other transactions contemplated hereby in accordance with this Agreement. Parent and Purchaser’s obligation to consummate the Merger is not, in any way, conditioned on Parent or Purchaser having sufficient funds.

(b) As of the date of this Agreement, there has not been a Subsequent Closing (as defined in the Financing Agreements). Schedule D to the Financing Agreements, which is set forth in Section 5.6(b) of the Acquiror Disclosure Letter, is true and correct in all material respects and there is at least $75,000,000 of Class B Capital Commitments (as defined in the Financing Agreements) which have not been funded.

Section 5.7 Absence of Litigation. As of the date hereof, there are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the Knowledge of Parent, threatened against Parent or any of its Affiliates, other than any such suit, claim, action, proceeding or investigation that would or would not, reasonably be expected to, prevent or delay the consummation of, or otherwise adversely affect the ability of

Parent or Purchaser to consummate, the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent or delay the consummation of, or otherwise adversely affect the ability of Parent or Purchaser to consummate, the transactions contemplated hereby.

Section 5.8 Disclosure.

(a) None of the information supplied or to be supplied in writing by either Purchaser or Parent for inclusion in the Company Proxy Statement, will, at the respective times such documents are filed or first mailed, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein in light of the circumstances under which they are made not misleading or, at the Closing, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading or necessary to correct any statement in any earlier communication which shall have become false or misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Purchaser with respect to information supplied in writing by the Company specifically for inclusion therein, or with respect to information derived from the Company’s SEC filings which is included or incorporated by reference therein.

(b) None of the information supplied or to be supplied by Parent or Purchaser in writing specifically for inclusion in the Company Proxy Statement will, at the respective times it is first published, sent or given to the Company’s stockholders and at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.9 Ownership of Shares. As of the date of this Agreement, none of Parent or Purchaser owns, directly or indirectly, beneficially or of record, any of the Shares or holds any rights to acquire any of the Shares, except pursuant to this Agreement. As of the date of this Agreement, the directors, officers, Affiliates and employees of Parent, Purchaser and their respective Affiliates own less than 1% of the Shares in the aggregate.

Section 5.10 No Other Representations or Warranties. Except for the representations and warranties of Parent and Purchaser contained in this Article V, none of Parent, Purchaser or any other Person on behalf of Parent or Purchaser makes any other express or implied representation or warranty with respect to Parent, Purchaser or any of their Affiliates or with respect to any other information provided by Parent or Purchaser or any of their Affiliates.

Section 5.11 No Additional Representations. Parent and Purchaser acknowledge and agree that they, along with their Representatives, have conducted their own independent investigation, review and analysis of the business, operations, assets, Liabilities and prospects of the Company and its Subsidiaries. Parent and Purchaser acknowledge that they and their Representatives have been provided access to the personnel, properties, premises and records of the Company and its Subsidiaries for such purposes. In entering into this Agreement, Parent and Purchaser acknowledge that they have not relied on any factual representations of the Company or its Representatives, except for the specific representations and warranties of the Company set forth in this Agreement. Parent acknowledges that neither the Company nor any Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth herein, and neither the Company nor any other Person shall be subject to any liability to Parent or any other Person resulting from the Company’s making available to Parent or Parent’s use of such information, or any information, documents or material made available to Parent in the diligence materials provided to Parent, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business of the Company. Except (a) as expressly required or permitted by this Agreement, (b) as set forth in Section 6.1 of the Company Disclosure Letter, (c) as required by applicable Law or (d) with the prior written consent of Parent given in response to a written request (including email) for said consent, which consent shall not be unreasonably withheld, delayed, or conditioned (and which shall be deemed given if Parent does not reply to said request within four (4) Business Days of the date such request is received by Parent), from the date of this Agreement to the earlier of (i) the date of termination of this Agreement or (ii) the Effective Time, the Company will, and will cause each of its Subsidiaries to, (x) conduct its operations only in the ordinary course of business consistent with past practice, (y) use commercially reasonable efforts to maintain and preserve intact in all material respects its business organization, including the services of its key employees and the goodwill of its material customers, distributors, suppliers and manufacturers and (z), without limiting the generality of the foregoing, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a) propose, make or adopt any changes to the Company Organizational Documents;

(b) make, declare, set aside, or pay any dividend or distribution on any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such, other than dividends paid by a wholly-owned Subsidiary to its parent corporation or another wholly-owned Subsidiary in the ordinary course of business;

(c) (i) adjust, split, combine or reclassify or otherwise amend the terms of its capital stock, (ii) repurchase, redeem, purchase, acquire, encumber, pledge, dispose of or otherwise transfer, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, (iii) authorize for issuance, issue, grant, deliver or sell any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or rights (other than pursuant to the exercise of the Stock Options or Warrants outstanding as of the date of this Agreement in accordance with their terms as of the date of this Agreement or the issuance of Stock Options in the ordinary course of business), (iv) adjust or amend any of the terms (including the exercise prices) of the Stock Options or Warrants, (v) enter into any Contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights or (vi) register for sale, resale or other transfer any Shares under the Securities Act on behalf of the Company or any other Person;

(d) except in the ordinary course of business, sell, lease or otherwise dispose of, or encumber or subject to any Lien, a material amount of the Company’s assets or securities, including by merger, consolidation, asset sale or other business combination;

(e) directly or indirectly acquire or agree to acquire (i) by merging with, consolidating with or purchasing a majority equity interest in or a majority of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than assets acquired in the ordinary course of business consistent with past practice;

(f) except as set forth in Section 6.1(f) of the Company Disclosure Letter (i) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness for borrowed money, any obligations under conditional or installment sale Contracts or other Contracts relating to purchased assets or property, any capital lease obligations or any guarantee or any such indebtedness of any other Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of any other Person, enter into any “keepwell” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing (collectively, “Indebtedness”), or amend, modify or refinance any Indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(g) except as set forth in Section 6.1(g) of the Company Disclosure Letter (i) pay, discharge, settle or satisfy obligations under the Credit Facility or any other claims, Liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction thereof (A) in the ordinary course of business consistent with past practice or (B) as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations which individually are less than $250,000 and are reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents (for amounts not in excess of such reserves), or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness value or (iii) waive, release, grant or transfer any right of material value other than in the ordinary course of business consistent with past practice;

(h) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, capitalization or other reorganization;

(i) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto which is not provided for in the capital expenditure budget set forth in Section 6.1(i) of the Company Disclosure Letter;

(j) (i) modify, amend, terminate, cancel or extend any Company Contract or (ii) enter into any Contract that if in effect on the date hereof would be a Company Contract;

(k) commence any Legal Action (other than a Legal Action as a result of a Legal Action commenced against the Company or any of its Subsidiaries or commenced by the Company against Parent or Purchaser in respect of this Agreement or the transactions contemplated by this Agreement), or compromise, settle or agree to settle any Legal Action (excluding any Legal Action relating to this Agreement or the transactions contemplated hereby) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of money damages not in excess of $100,000 individually or $250,000 in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company;

(l) change its financial accounting methods, principles or practices in any material respect, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(m) settle or compromise any material liability for Taxes, amend any material Tax Return, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement, adopt or change any method of accounting, principles, or practices for Tax purposes, or consent to any extension or waiver of any limitations period with respect to any claim or assessment for Taxes;

(n) change its fiscal year;

(o) (i) except as required under any Company Benefit Plan or as required to comply with any applicable Law, grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefits, or grant of any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, (ii) except as required under the Change In Control Plan, grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Benefit Plan or awards made thereunder) except as required to comply with any applicable Law or any Company Benefit Plan in effect as of the date hereof or except for payments of salaries or benefits to the Company’s employees in the ordinary course of business, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or other Contract or (vi) adopt any new employee benefit plan or arrangement or amend, renew, modify or terminate any existing Company Benefit Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law;

(p) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the material assets, operations and activities of the Company and its Subsidiaries as in effect as of the date hereof;

(q) renew or enter into any non-compete, exclusivity, or non-solicitation agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(r) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any standstill or confidentiality agreement (but excluding confidentiality provisions in the Contracts entered into in the ordinary course of business) to which the Company or any of its Subsidiaries is a party;

(s) enter into any new line of business outside of its existing business;

(t) enter into any new real property lease (other than collocation Contracts entered into in the ordinary course of business consistent with past practice), or amend the terms of, or terminate any interest in, any Leased Property;

(u) enter into any Contract with respect to network infrastructure or indefeasible rights of use of capacity or infrastructure, each with a term of more than five (5) years;

(v) prepay any Contracts, other than in the ordinary course of business consistent with past practice; or

(w) agree, authorize, resolve, or commit to do any of the foregoing.

Section 6.2 Other Actions. Parent, Purchaser and the Company will not, and will cause their respective Subsidiaries and Affiliates not to, take any action that would reasonably be expected to, individually or in the aggregate, result in any of the conditions to the Merger set forth in Article VII of this Agreement not being satisfied or satisfaction of those conditions being materially delayed, except, in the case of the Company, to the extent the Company Board withdraws, modifies or amends the Company Board Recommendation to the extent permitted by Section 6.4 or terminates this Agreement to the extent permitted by Article VIII.

Section 6.3 Access to Information; Confidentiality. Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent, Purchaser and their Representatives, during normal business hours and upon reasonable advance notice (i) such access to the officers, management, employees, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Purchaser reasonably may request, except that Parent or Purchaser shall not conduct any physical testing, sampling or analysis of soil, subsoil, groundwater, other environmental constituents, or building materials without specific written authorization from the Company, and (ii) all documents (including, without limitation, financial, operating and other data) that Parent or Purchaser reasonably may request. Notwithstanding the foregoing, the

Company shall not be obligated to comply with the foregoing provisions of this Section 6.3 (A) with respect to materials, documents or information relating to this Agreement or the transactions contemplated hereby, or any Takeover Proposal, Superior Proposal, contemplated Adverse Recommendation Change or a definitive agreement in respect of any of the foregoing or (B) if the Company determines in its reasonable judgment that (1) such compliance would be reasonably expected to result in the violation of applicable Law, or the Company Board’s fiduciary duties or (2) such noncompliance is necessary or advisable to preserve attorney-client, work-product or any similar privilege, or to protect any trade secret. All information exchanged or received pursuant to this Section 6.3 shall be deemed to be “Confidential Information,” as defined in and subject to the terms of the Confidentiality Agreement.

Section 6.4 Solicitation. (a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. New York City time on June 17, 2009 (the “Solicitation Period End Time”), the Company and its Representatives shall have the right to directly or indirectly: (i) initiate, solicit and encourage Takeover Proposals (or inquiries, proposals or offers or other efforts or attempts that may lead to Takeover Proposals), including by way of providing access to non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided that the Company shall promptly (and in any event within twenty-four (24) hours) provide Parent access to any material non-public information concerning the Company or its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives; and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations. Within two (2) Business Days after the Solicitation Period End Time, the Company shall provide Parent a description of the material terms and conditions of each Takeover Proposal received from an Excluded Party (as defined below), and the Company shall keep Parent reasonably informed on a current basis (and in any event within two (2) Business Days of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Takeover Proposal. Except as permitted by this Section 6.4 and except with respect to any Excluded Party (as defined below, and as determined by the Company Board no later than the Solicitation Period End Time), at the Solicitation Period End Time the Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (1) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal, (2) request the prompt return or destruction of all confidential information previously furnished to any Person in respect of a Takeover Proposal and (3) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Takeover Proposal, and shall enforce the provisions of any such agreement. Notwithstanding anything to the contrary in this Section 6.4, any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Takeover Proposal made by such party is withdrawn, is terminated, expires or fails, in the reasonable judgment of the Company Board, to continuously satisfy the requirements of Sections 6.4(c)(i) and (iii).

(b) Except as otherwise permitted by Section 6.4(a), Section 6.4(c) and Section 6.4(e) and except with respect to any written Takeover Proposal received after the date hereof and prior to the Solicitation Period End Time with respect to which the requirements of Sections 6.4(c)(i), (c)(iii), and (c)(iv) have been satisfied as of the Solicitation Period End Time and at all times thereafter (any Person so submitting such Takeover Proposal, an “Excluded Party”), the Company shall not and shall cause its Subsidiaries and Representatives not to, directly or indirectly, from the Solicitation Period End Time until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII:

(i) initiate, solicit or knowingly encourage (including by way of providing non-public information) or facilitate the submission of any inquiries, proposals or offers with respect to a Takeover Proposal;

(ii) participate or engage in any discussions or negotiations with, or furnish or disclose any non-public information relating to the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with or knowingly assist any Person, in each case, in connection with a Takeover Proposal;

(iii) approve, endorse or recommend any Takeover Proposal (but specifically excluding any Acceptable Confidentiality Agreements);

(iv) enter into any merger agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement relating to a Takeover Proposal; or

(v) resolve, propose or agree to do any of the foregoing.

(c) Notwithstanding anything to the contrary contained in this Section 6.4 (and in addition to but not in lieu of the Company’s rights under Section 6.4(a)), if at any time following the date of this Agreement and prior to the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, (i) the Company has received a written Takeover Proposal from a third party that the Company Board determines in good faith to be bona fide, (ii) the Company has not materially breached this Section 6.4 and (iii) the Company Board determines in good faith that such Takeover Proposal constitutes or would be reasonably likely to result in a Superior Proposal, and (iv) after consultation with its outside counsel, the Company Board determines in good faith that the failure to take such actions or any of the actions described in the following clauses (1) and (2) would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (1) furnish information pursuant to (but only pursuant to) an one or more Acceptable Confidentiality Agreements with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal and (2) engage in discussions or negotiations with the Person making such Takeover Proposal regarding such Takeover Proposal; provided that the Company will not, and will not allow its Subsidiaries or their respective Representatives to, disclose any non-public information to such Person unless the Company promptly (and in any event within twenty-four (24) hours) provides Parent access to such material non-public information concerning the Company and its Subsidiaries provided to such other Person which was not previously provided to Parent. Without limiting the generality of the foregoing sentence, prior to the Effective Time, the Company shall in any event be permitted to take the actions described in clauses (1) and (2) above (subject to the proviso thereto) with respect to an Excluded Party.

(d) From and after the Solicitation Period End Time and until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Company shall promptly (and in any event within forty-eight (48) hours) notify Parent in the event that the Company or any of its Subsidiaries or their respective Representatives receives (other than from any Excluded Party): (i) any Takeover Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information from an Excluded Party or in the ordinary course of business consistent with past practices and unrelated to a Takeover Proposal or (iii) any inquiry or request for discussions or negotiations regarding any Takeover Proposal. The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent of the identity of such Person and provide Parent with a description of such Takeover Proposal, indication, inquiry or request. The Company shall keep Parent reasonably informed on a current basis (and in any event within forty-eight (48) hours of the occurrence of any changes, developments, discussions or negotiations) of the status of any such Takeover Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto). Without limiting the foregoing, from and after the Solicitation Period End Time until the earlier of the Effective Time or the termination of this Agreement pursuant to Article VIII, the Company shall promptly (and in any event within forty-eight (48) hours) notify Parent if it determines to begin providing information or to engage in discussions or negotiations concerning a Takeover Proposal pursuant to Section 6.4(c).

(e) Except as permitted pursuant to Section 6.4(a), Section 6.4(c) or this Section 6.4(e), neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Purchaser) the approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Takeover Proposal or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 6.4(e)(i) being referred to herein as an “Adverse Recommendation Change”) or (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Alternative Acquisition Agreement”) constituting or which is reasonably likely to lead to any Takeover Proposal or (iii) resolve, agree or propose to take any such actions. Notwithstanding the foregoing or anything in this Section 6.4 to the contrary, at any time prior to the Effective Time, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 6.4(e), (x) make an Adverse Recommendation Change or (y) in response to a Superior Proposal that did not result from a material breach of this Section 6.4, cause the Company to terminate this Agreement pursuant to Section 8.4(b) (including payment of the Termination Fee) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that (1) (AA) no Adverse Recommendation Change may be made and (BB) no such termination of this Agreement and entry into an Alternative Acquisition Agreement by the Company may be made, in each case, until after the fourth (4th) Business Day following Parent’s receipt (any such four Business Day period, a “Notice Period”) of written notice from the Company advising Parent that the Company Board intends to make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.4(b), as the case may be, which written notice shall set forth (if applicable) the terms and conditions of, and the identity of any Person making, any Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that the Company shall provide written notice of any amendment to the financial terms or any other material term of such Superior Proposal prior to the expiration of the Notice Period), (2) during the Notice Period, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and not make an Adverse Recommendation Change and (3) the Company shall not terminate this Agreement pursuant to Section 8.4(b) if, prior to the expiration of the Notice Period, Parent makes a binding written proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) to be at least as favorable as the Superior Proposal.

(f) Nothing contained in this Agreement (including, without limitation, this Section 6.4) shall prohibit the Company Board from (i) making any “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9 under the Exchange Act or (ii) complying with its disclosure obligations under applicable Law with regard to a Takeover Proposal, including taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders) or (iii) disclosing the fact that the Company Board has received a Takeover Proposal and the terms of such Takeover Proposal, if the Company Board determines, after consultation with its outside legal counsel, that the failure to take any such actions would be inconsistent with its fiduciary duties under applicable Law or to comply with obligations under any securities Laws or the rules and regulations of NASDAQ, provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be subject to the provisions of this Section 6.4.

(g) The Company shall not take any action to exempt any Person (other than Parent, Purchaser and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.4(b).

Section 6.5 Takeover Statutes. If any Takeover Law is or becomes applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement, each of Parent, Purchaser and the Company and their respective boards of directors will (a) take all necessary action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such Takeover Law.

Section 6.6 Company Proxy Statement; Other Filings; Stockholders’ Meeting.

(a) On or prior to the last day of the Solicitation Period End Time, the Company shall prepare and, after consultation with Parent, file with the SEC the Company Proxy Statement and each of the Company, Parent and Purchaser shall, or shall cause their respective Affiliates to, prepare and, after consultation with each other, file with the SEC all other filings that are required to be filed by such party in connection with the transactions contemplated hereby (the “Other Filings”). The Company will provide Parent a reasonable opportunity to review and consult with the Company regarding the Company Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC. Parent, Purchaser and the Company shall cooperate with one another in connection with the preparation of the Company Proxy Statement and the Other Filings and shall furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Company Proxy Statement and the Other Filings. Parent, Purchaser and the Company shall each use all reasonable efforts to have the Company Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company will use commercially reasonable efforts to cause the Company Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after the definitive Company Proxy Statement is cleared by the SEC (but in no event later than seven (7) Business Days after the Company Proxy Statement is cleared by the SEC).

(b) As promptly as reasonably practicable, each of Parent and the Company shall notify the other of (i) the receipt of any comments from the SEC and all other written correspondence and oral communications with the SEC relating to the Company Proxy Statement and (ii) any request by the SEC for any amendment or supplement to the Company Proxy Statement or the Other Filings or for additional information with respect thereto. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Company Proxy Statement by the SEC and the Company shall cause the definitive Company Proxy Statement to be mailed promptly after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Company Proxy Statement. All filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Company Proxy Statement and any amendment or supplement thereto and all mailings to the Company’s stockholders in connection with the Merger and transactions contemplated by this Agreement shall be subject to the reasonable prior review and comment of Parent. All filings by Parent with the SEC in connection with the transactions contemplated hereby shall be subject to the reasonable prior review and comment of the Company.

(c) If, at any time prior to the Effective Time or the earlier termination of this Agreement pursuant to Article VIII, any information relating to the Company, Parent or Purchaser or any of their respective Affiliates, directors or officers is discovered by the Company, Parent or Purchaser which should be set forth in an amendment or supplement to the Company Proxy Statement or Other Filings, so that the Company Proxy Statement or Other Filings would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(d) Notwithstanding any Adverse Recommendation Change and for so long as this Agreement has not been terminated in accordance with Article VIII, the Company shall, in accordance with applicable Law, its Certificate of Incorporation and Company Bylaws, take all reasonable action necessary to promptly and duly call, give notice of, convene and hold, as soon as reasonably practicable following the date upon which the Company Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders (but in any event within twenty-two (22) Business Days after the date the definitive Company Proxy Statement is mailed to stockholders, or later if necessary to accommodate any amendments of the Proxy Statement needed to be filed with the SEC after the Proxy Statement is first mailed), the Company Stockholder Meeting for the purpose of seeking the Company Stockholder Approval. The Company Board shall (i) except as otherwise provided in Section 6.4, recommend adoption of this Agreement and include in the Company Proxy Statement such recommendation and

(ii) use take all reasonable lawful action to solicit such adoption. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first sentence of this Section 6.6(d) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Takeover Proposal or the occurrence of any Adverse Recommendation Change, unless this Agreement is terminated pursuant to Article VIII hereof.

Section 6.7 Employees. Purchaser will cause employees of the Surviving Corporation to be enrolled in Parent’s existing employee benefit plans (each such plan, a “Parent Plan”), and all such employees will be credited with his or her years of service with the Company and its Affiliates before the Effective Time (including predecessor or acquired entities or any other entities with respect to service for which the Company and its Affiliates have given credit for prior service). For purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits, the Parent Plan will cause all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such employee and his or her covered dependents, to the extent any such exclusions or requirements were waived or were inapplicable under any similar or comparable Company Benefit Plan, and the Parent Plan will cause any eligible expenses incurred by such employee and his or her covered dependents during the plan year in which the Closing falls to be taken into account under such Parent Plan for purposes of satisfying all deductible, coinsurance and maximum out- of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Plan. The employees of the Company and its Subsidiaries shall be treated in a manner consistent with Parent’s past practices with respect to severance benefits. Notwithstanding anything to the contrary in this Agreement, in no event shall Parent, Purchaser or the Surviving Corporation amend, terminate or waive any provision of the Change In Control Plan during the twelve (12) month period immediately following the Effective Time (nor shall Parent, Purchaser or the Surviving Corporation amend this Agreement in respect of this obligation). This Section 6.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.7, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.7. Without limiting the foregoing, no provision of this Section 6.7 will create any third party beneficiary rights in any current or former employee, director or consultant of the Company or its Subsidiaries in respect of continued employment (or resumed employment) or any other matter. The Company’s employees set forth in Section 6.7 of the Company Disclosure Letter shall be terminated without cause effective as of the Effective Time.

Section 6.8 Directors’ and Officers’ Indemnification and Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation, in which any present or former director or officer of the Company or any of its Subsidiaries (together, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to, any action or failure to take action by any such Indemnified Party in such capacity taken prior to the Effective Time, the Surviving Corporation will, from and after the Effective Time, indemnify, defend and hold harmless, as and to the fullest extent permitted or required by applicable Law, and as may otherwise be required by the Company Organizational Documents (or any similar organizational document of the Company or its Subsidiaries), when applicable, or any indemnity agreements or Contracts applicable to any such Indemnified Party, against any losses, claims, damages, Liabilities, costs, legal and other expenses (including reimbursement for reasonable legal and other fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party), judgments, fines and amounts paid in settlement actually incurred by such Indemnified Party in connection with such claim, action, suit, proceeding or investigation, subject to the Surviving Corporation’s receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable Law.

(b) The Surviving Corporation will (i) maintain in effect for a period of six years after the Effective Time, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company) or (ii) obtain as of the Effective Time “tail” insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous in the aggregate to the directors and officers of the Company, in each case with respect to claims, actions, suits, proceedings or investigations arising out of or relating to events which occurred before or at the Effective Time; provided, however that in no event will the Surviving Corporation be required to expend an aggregate premium for such “tail” insurance coverage contemplated by subsection (ii) of this Section 8.6(b) in excess of 100% of the last annual premium paid by the Company for its current policies of directors’ and officers’ liability insurance (which fiscal year 2009 premiums are hereby represented and warranted by the Company to be as set forth in Section 6.8(b) of the Company Disclosure Letter) prior to the date of this Agreement (the “Maximum Premium”). If such “tail” insurance coverage contemplated by subsection (ii) of this Section 8.6(b) cannot be obtained at all, or can only be obtained at an aggregate premium in excess of the Maximum Premium, the Surviving Corporation will obtain that amount of such “tail” insurance coverage obtainable for an aggregate premium equal to the Maximum Premium.

(c) The provisions of this Section 6.8 will survive the Closing and, after the Effective Time, are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and its successors and representatives after the Effective Time and their rights under this Section 6.8 are in addition to, and will not be deemed to be exclusive of, any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract, the Company Organizational Documents (or similar organizational document) or the certificate of incorporation or bylaws of Parent, the Surviving Corporation or any of their respective Subsidiaries or otherwise.

(d) Following the Effective Time, Parent, the Surviving Corporation and each of their respective Subsidiaries shall include and maintain in effect in their respective certificate of incorporation or bylaws (or similar organizational documents) for a period of six years after the Effective Time, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses which are, in the aggregate with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such organizational documents as of the date of this Agreement.

(e) In the event that the Parent, Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Persons, or (ii) transfers all or substantially all of its properties or assets to any Person, then and in each case, proper provision will be made so that the applicable successors, assigns or transferees assume the obligations set forth in this Section 6.8.

Section 6.9 All Reasonable Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with applicable Laws, each of the parties to this Agreement will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions to the Merger set forth in Article VII are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable, including (i) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) making, as promptly as practicable (and in any event within 15 Business Days of the date of this Agreement), an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and not extending any waiting period under the HSR Act or entering into any agreement with the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto, (iii) making, as promptly as practicable, appropriate filings under any other antitrust, competition or pre-merger notification, trade regulation law, regulation or order, (iv) subject to first having used all reasonable efforts to negotiate a resolution of any objections underlying such lawsuits or other legal proceedings, defending and contesting any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby, and to fully carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent (except as required by the terms of the applicable Contract).

(b) Parent, Purchaser and the Company will cooperate and consult with each other in connection with the making of all such filings, notifications and any other material actions pursuant to this Section 6.9, subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed material written communication to any Governmental Entity and by providing counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, that material may be redacted on the advice of outside counsel as necessary to address good faith legal privilege or confidentiality concerns.

(c) Each of Parent, Purchaser and the Company will promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement. If Parent, Purchaser or the Company (or any of their respective Affiliates) receives a request for additional information or documentary material from any such Governmental Entity that is related to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. The parties agree not to participate, or to permit their Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate. Each party will advise the other party promptly of any understandings, undertakings or agreements (oral or written) which the first party proposes to make or enter into with the FTC, the Antitrust Division or any other Governmental Entity in connection with the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party will use all reasonable efforts to resolve any objections that may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory Laws, including (subject to first having used all reasonable efforts to negotiate a resolution to any such objections) contesting and resisting any action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.9, if any objections are asserted with respect to the transactions contemplated hereby under any antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, Antitrust Division or any other applicable Governmental Entity challenging any of the transactions contemplated hereby as violative of any antitrust Law or which would otherwise prohibit or materially impair or materially delay the consummation of the transactions contemplated hereby, each of Parent, Purchaser and the Company shall use its reasonable efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Corporation or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares) or (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Corporation or any of their respective Affiliates.

Section 6.10 Public Announcements. Parent, Purchaser and the Company will reasonably consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the transactions contemplated by this Agreement. Neither Parent, Purchaser nor the Company will issue any such press release or make any such public statement without the prior written consent of the other parties hereto, except to the extent that the disclosing party determines in good faith it is required to do so by applicable Laws or the rules or regulations of NASDAQ, in which case that party will use all reasonable efforts to consult with the other party and to implement their comments before issuing any such release or making any such public statement.

Section 6.11 FIRPTA Certificate. The Company shall deliver to Purchaser a certificate dated as of the Closing Date, sworn under penalty of perjury, stating that the Company is not a “United States real property holding corporation” (a “USRPHC”), as such term is defined by Section 897(c)(2) of the Code and the Treasury Regulations, and has not been a USRPHC on any determination date during the five-year period ending on the Closing Date, and that none of the shares of capital stock of the Company constitute, as of the Closing Date, a “United States real property interest” under Code Section 897(c) (the “FIRPTA Certificate”).

Section 6.12 Fees and Expenses. Whether or not the Merger is consummated, and subject to the provisions of Section 8.6, all expenses (including those payable to Representatives) incurred by any party to this Agreement or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) will be paid by the party incurring those Expenses.

Section 6.13 Rule 16b-3. Prior to the Effective Time, the Company may take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 6.14 Updated Financials. The Company shall deliver to Parent monthly financial statements (consisting of an income statement, balance sheet, and trial balance prepared using the same format and methodology as the financial statements attached hereto as Section 6.14 of the Company Disclosure Letter) of the Company and its Subsidiaries within 20 days of the end of each calendar month.

Section 6.15 Financing.

(a) Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the financing on the terms and conditions described in the Financing Agreements (the “Financing”), including, without limitation, (i) making a Class B Capital Call (as defined in the Financing Agreements) within five (5) Business Days of the execution of this Agreement in an amount that is sufficient (when aggregated with Parent’s cash as of the date of this Agreement) to consummate the Merger and the other transactions contemplated by this Agreement and (ii) using commercially reasonable efforts to (A) maintain in effect the Financing Agreements, (B) satisfy on a timely basis all conditions applicable to the Financing in the Financing Agreements that are within the control of Parent or the Purchaser and comply with its obligations thereunder, and (C) consummate the Financing at or prior to the Closing. If any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions contemplated by the Financing Agreements and such portion is reasonably required to fund the Payment Fund and consummate the Merger and the other transactions contemplated by this Agreement, Parent shall use its commercially reasonable efforts to arrange and obtain alternative financing upon terms and conditions not less favorable to Parent or the Surviving Corporation than those in the Financing Agreements (as determined in the reasonable judgment of Parent) from the same and/or alternative financial sources in an amount sufficient to fund the Payment Fund and to consummate the Merger and the other transactions contemplated by this Agreement (“Alternative Financing”), as promptly as practicable following the occurrence of such event.

(b) The Company shall provide, and shall cause its Subsidiaries, and shall use its commercially reasonable efforts to cause each of its and their respective Representatives to provide all cooperation reasonably requested by Parent in connection with the Financing or any Alternative Financing (collectively the “Financing Arrangements”); provided, however, (i) such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries; (ii) in no event shall the Company be required to take any actions that would encumber any of its assets prior to the consummation of the Merger or that would result in a breach of any of its Contracts; and (iii) neither the Company nor any of its Subsidiaries shall (x) be required to pay any commitment or other similar fee, (y) have any liability or any obligation under any Contract related to the Financing Arrangements or (z) be required to incur any other liability in connection with the Financing Arrangements except, in each case, for any commitment, fee, liability or obligation expressly conditioned on the occurrence of the Closing.

(c) Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs (including reasonable attorneys’ fees) to the extent incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.15 and (ii) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all Liabilities suffered or incurred by any of them in connection with any of the Financing Arrangements and any information used in connection therewith, other than with respect to any information provided by the Company or any of its Subsidiaries, except in the event that such Liabilities arose out of or result from the willful misconduct or gross negligence of the Company, its Subsidiaries or their respective Representatives.

(d) In the event that the Financing Agreements are amended, replaced, supplemented or otherwise modified, including as a result of seeking Alternative Financing in accordance with Section 6.15(a), each of Parent and the Company shall comply with its covenants in Sections 6.15(a), (b), and (c) with respect to the Financing Agreements, as so amended, replaced, supplemented or otherwise modified and with respect to such Alternative Financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Financing. Notwithstanding anything in this Section 6.15 to the contrary and for the avoidance of doubt, in no event shall the consummation of the Merger or the other transactions contemplated by this Agreement be conditioned upon or subject to the availability, success or consummation of the Financing, any Alternative Financing or any other financing arrangements of Parent or the Purchaser.

(e) Parent agrees that between the date of this Agreement and the earlier of the consummation of the Merger or the termination of this Agreement in accordance with Article VIII, (i) Parent shall promptly inform the Company in the event that it becomes aware of a material breach of the Financing Agreements that could reasonably be expected to adversely affect Parent’s ability to consummate the Merger or the other transactions contemplated by this Agreement, (ii) Parent shall maintain at least $25,000,000 in cash on Parent’s balance sheet, (iii) Parent will not vote or consent in writing to or otherwise propose, solicit, encourage, suggest, support or advocate any amendment, modification, waiver, supplement or termination of the Financing Agreements which is intended to, or has or would reasonably be expected to have the effect of, affecting (A) the rights or obligations of a Defaulting Investor Member (as defined in the Financing Agreements), (B) the procedure or requirements by which a Class B Capital Call (as defined in the Financing Agreements) is made, approved or vetoed or (C) the Class B Capital Commitment (as defined in the Financing Agreements) of any Member (as defined in the

Financing Agreements) other than increases in the Class B Capital Commitment of any Member and (iv) there shall not be one or more Subsequent Closings (as defined in the Financing Agreements) that would result in the funding of Class B Capital Commitments (as defined in the Financing Agreements) of more than $20,000,000 in the aggregate.

Section 6.16 NASDAQ De-Listing. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Shares from NASDAQ and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.17 Director Resignations. The Company shall cause to be delivered to Parent resignations of all the directors of the Company and its Subsidiaries to be effective upon the consummation of the Merger.

Section 6.18 Regulatory Licenses. Between the date of this Agreement and the earlier of the consummation of the Merger or the termination of this Agreement in accordance with Article VIII, the Company shall use its reasonable efforts to maintain in full force and effect each of the FCC License, CAPUC License, NYPSC License and NJBPU License.

Section 6.19 Acknowledgment. Each of the Company, Parent and Purchaser shall, subject to the provisions, restrictions and limitations set forth in Section 6.9 hereof, use their respective reasonable efforts to promptly hereafter complete the actions set forth in Section 6.19(a) and 6.19(b) of the Company Disclosure Letter; provided, however, in no event shall the failure to complete such actions in Section 6.19(b) of the Company Disclosure Letter be deemed to be a breach of this covenant by any party hereto.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver in writing at or prior to the Effective Time of the following conditions:

(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained by the Company.

(b) HSR Approval. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, and any approvals required thereunder shall have been obtained.

(c) No Injunctions or Restraints. No Governmental Entity will have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(d) Regulatory Consents. With respect to each of the FCC License, CAPUC License, NYPSC License and NJBPU License, any waiting periods thereunder (and any extensions thereof) applicable to the consummation of the Merger shall have expired or been earlier terminated, and any approvals required thereunder shall have been obtained.

Section 7.2 Conditions to the Obligations of Parent and Purchaser. The obligations of Parent and Purchaser to consummate the Merger are subject to the satisfaction or waiver by Parent in writing at or prior to the Effective Time of the following additional conditions:

(a) Company Representations and Warranties. The representations and warranties of the Company set forth in Article IV of this Agreement shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that each of the representations and warranties set forth in Sections 4.2, 4.4, 4.12(g) and 4.29 shall be true and correct in all material respects both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

(b) Company Covenants. The Company shall have performed in all material respects all obligations, or complied in all material respects with the agreements and covenants, required to be performed by or complied with by it pursuant to this Agreement.

(c) Indebtedness. The aggregate amount of the Company’s and its Subsidiaries’ Indebtedness as of the Closing Date (excluding any fees or interest payments in respect of such Indebtedness) shall not exceed $13,500,000.

(d) Compliance Certificate. Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Sections 7.2(a), 7.2(b), and 7.2(c) have been, or as of immediately prior to the Closing will be, satisfied.

(e) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(f) Dissenters’ Rights. The time period for the exercise by any stockholder of the Company of any appraisal rights or dissenters’ rights applicable as a result of the Merger, including any such rights under Section 262 of the DGCL, shall have expired and the holders of Shares representing less than fifteen percent (15%) of the Shares shall have demanded and perfected their right to an appraisal of the Shares in accordance with Section  262(d) of the DGCL and not withdrawn such demand.

Section 7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction or waiver by the Company in writing at or prior to the Effective Time of the following additional conditions:

(a) Parent Representations and Warranties. The representations and warranties of Parent and Purchaser set forth in Article V of this Agreement shall be true and correct both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Acquiror Material Adverse Effect.

(b) Parent Covenants. Each of Parent and Purchaser shall have performed in all material respects all obligations, or complied in all material respects with the agreements and covenants, required to be performed by or complied with by it pursuant to this Agreement.

(c) Compliance Certificate. The Company shall have received a certificate signed on behalf of the Parent and Purchaser by a senior executive officer of each of Parent and Purchaser to the effect that the conditions set forth in Sections 7.3(a) and 7.3(b) have been, or as of immediately prior to the Closing will be, satisfied.

Section 7.4 Frustration of Conditions. None of the Company, Parent or Purchaser may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing by mutual written consent of Purchaser and the Company.

Section 8.2 Termination by Either Purchaser or the Company. This Agreement may be terminated by either Purchaser or the Company at any time prior to the Closing:

(a) if the Closing shall not have occurred on or before December 31, 2009 (the “Initial Termination Date”); provided, however, that in the event the condition to the Merger set forth in Section 7.1(b) or Section 7.1(d) shall not have been satisfied or waived on or prior to the Initial Termination Date, and all of the other conditions to the Merger shall have been satisfied or waived on or prior to the Initial Termination Date (other than conditions which would be satisfied at Closing), the Initial Termination Date shall be automatically extended until March 31, 2010 (the “Extended Termination Date”); and provided further, that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party hereto whose breach of any covenant or obligation under this Agreement has resulted in the failure of any of the conditions to the Merger to be satisfied on or before the Initial Termination Date or the Extended Termination Date, as applicable; or

(b) if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting; or

(c) if any Law or Order prohibits consummation of the Merger or if any Order restrains, enjoins or otherwise prohibits consummation of the Merger, and such Order has become final and nonappealable.

Section 8.3 Termination by Purchaser. This Agreement may be terminated by Purchaser at any time prior to the Closing:

(a) if (i) an Adverse Recommendation Change shall have occurred, (ii) the Company Board approves, endorses or recommends any Takeover Proposal other than the Merger, (iii) the Company Board approves, endorses, recommends, or causes the Company or any of its Subsidiaries to enter into, a binding written merger agreement, acquisition agreement, purchase agreement, option agreement or other similar sale agreement to consummate a Takeover Proposal; or (iv) the Company or the Company Board resolves or announces its intention to do any of the foregoing (but, in the case of each of (i), (ii), (iii) or (iv), specifically excluding any Acceptable Confidentiality Agreements); or

(b) in the event (A) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of the date of termination (as if made on such date), but in either case only to the extent that such breach or inaccuracy would reasonably be expected to result in the condition set forth in Section 7.2(a) or Section 7.2(b) not being satisfied as of the date of termination; provided, however, that notwithstanding the foregoing, in the event that such breach of covenant by the Company is, or such inaccuracies in the representations and warranties of the Company are, curable by the Company, then Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 8.3(b) until the expiration of a twenty (20) Business Day period after delivery of written notice from Purchaser to the Company of such breach or inaccuracy, as applicable (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 8.3(b) if such breach or inaccuracy by the Company is cured within such twenty (20) Business Day period); provided, further, however, that Purchaser may not terminate this Agreement pursuant to this Section 8.3(b) if Parent or Purchaser is in material breach of any provision of this Agreement.

Section 8.4 Termination by the Company. This Agreement may be terminated by the Company:

(a) at any time prior to the Closing, in the event (A) of a breach of any covenant or agreement on the part of Parent or Purchaser set forth in this Agreement or (B) that any of the representations and warranties of Parent and Purchaser set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate as of the date of termination (as if made on such date), but in either case only to the extent that such breach or inaccuracy would reasonably be expected to result in the conditions set forth in Section 7.3(a) or Section 7.3(b) not being satisfied as of the date of termination; provided however, that notwithstanding the foregoing, in the event that such breach of covenant by Parent or Purchaser is, or such inaccuracies in the representations and warranties of Parent or Purchaser are, curable by Parent or Purchaser, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.4(a) until the expiration of a twenty (20) Business Day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.4(a) if such breach or inaccuracy by Parent or Purchaser is cured within such twenty (20) Business Day period); provided, further, however, that the Company may not terminate this Agreement pursuant to this Section 8.4(a) if the Company is in material breach of any provision of this Agreement;

(b) at any time pursuant to and in accordance with Section 6.4(e); provided, however, that the Company shall not terminate this Agreement pursuant to this Section 8.4(b), and any purported termination pursuant to this Section 8.4(b) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company pays the Termination Fee and Parent Expenses in the manner provided for in Section 8.6(a)(ii); or

(c) at any time in the event that (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived in writing (other than such conditions which would be satisfied at the Closing) and Purchaser has breached its obligation to consummate the Closing in accordance with Section 2.2 and fund the Payment Fund in accordance with Section 3.2(a) or (ii) Parent or Purchaser is in breach of any of their respective representations, warranties or covenants and such breaches, individually or in the aggregate, have had or would reasonably be expected to have an Acquiror Material Adverse Effect and are not cured within twenty (20) Business Days of Parent’s or Purchaser’s receipt of notice from the Company of such breaches.

Section 8.5 Effect of Termination. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent or Representative of such party); provided, however, each of this Section 8.5, Section 8.6 (including with respect to any Termination Fee, Parent Expenses and Parent Termination Fee that may be payable pursuant thereto) and Article IX (except Section 9.13), will survive any termination of this Agreement.

Section 8.6 Fees and Expenses Following Termination. (a) The Company will pay, or cause to be paid, to Purchaser or to accounts designated by Purchaser in writing by wire transfer of immediately available funds an amount equal to $2,721,041 (the “Termination Fee”), plus the full amount of the Parent Expenses:

(i) if this Agreement is terminated by Purchaser pursuant to Section 8.3(a), in which event payment of the Termination Fee and Parent Expenses will be made within two (2) Business Days after such termination;

(ii) if this Agreement is terminated by the Company pursuant to Section 8.4(b) in which event payment of the Termination Fee and Parent Expenses must be made in advance of or concurrently with such termination; or

(iii) if (A) this Agreement is terminated by either party pursuant to Section 8.2(b) or by Purchaser pursuant to Section 8.3(b), (B) a Takeover Proposal (whether or not conditional) shall have been made directly to the Company’s stockholders, otherwise publicly disclosed or otherwise communicated to senior management of the Company or the board of directors of the Company, and not withdrawn, prior to the Company Stockholder Meeting, and (C) within 180 days after the date of such termination, the Company enters into, or submits to its stockholders for adoption, a written agreement in respect of any Takeover Proposal or a transaction in respect of a Takeover Proposal (including, without limitation, a tender offer) is consummated (which, in each case, need not be the same Takeover Proposal that shall have been made, publicly disclosed or communicated prior to the Company Stockholder Meeting), the payment of the Termination Fee and Parent Expenses will be made within five (5) Business Days after the consummation of such definitive agreement (or transaction).

“Parent Expenses” means all reasonable out-of-pocket expenses of Parent and Purchaser (including all fees and expenses of financing sources, counsel, accountants, investment bankers, experts and consultants to Parent and Purchaser and their Affiliates) incurred by Parent or Purchaser or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, not to exceed $1,000,000 in the aggregate.

(b) Parent will pay, or cause to be paid, to Company or to accounts designated by Company in writing by wire transfer of immediately available funds an amount equal to $25,000,000 (the “Parent Termination Fee”) if this Agreement is terminated by the Company pursuant to Section 8.4(c), in which event payment of the Parent Termination Fee will be made within two (2) Business Days after such termination.

(c) The parties acknowledge that the agreements contained in Section 8.6(a) and 8.6(b) are an integral part of the transactions contemplated by this Agreement, that without these agreements neither party would have entered into this Agreement, and that any amounts payable pursuant to Section 8.6(a) or 8.6(b) do not constitute a penalty. If either party fails to pay any amounts due to such other party pursuant to Section 8.6 within the time periods specified in Section 8.6, such party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(d) For the avoidance of doubt, the Company shall not be required to pay the Termination Fee or Parent Expenses more than once, and Parent and Purchaser shall not be required to pay the Parent Termination Fee more than once. In the event either (i) the Termination Fee and Parent Expenses (plus any amounts contemplated by Section 8.6(c)) are required to be paid by the Company as a result of a termination of this Agreement, or (ii) the Parent Termination Fee (plus any amounts contemplated by Section 8.6(c)) are required to be paid by Parent or Purchaser as a result of a termination of this Agreement, then Purchaser’s right to receive the Termination Fee and Parent Expenses (plus any amounts contemplated by Section 8.6(c)), or the Company’s right to receive the Parent Termination Fee (plus any amounts contemplated by Section 8.6(c)), as the case may be, shall be deemed liquidated damages and such right to receipt shall be (A) Parent’s and Purchaser’s (in the case of payment contemplated by subsection (d)(i) above) sole and exclusive remedy in respect of such termination (and any breaches of this Agreement by the Company in connection therewith), and (B) the Company’s (in the case of payment as contemplated by subsection (d)(ii) above) sole and exclusive remedy in respect of such termination (and any breaches of this Agreement by the Parent or Purchaser in connection therewith); provided, however, that nothing in this Section 8.6(d) shall be deemed to limit Parent’s or Purchaser’s right to seek specific performance with respect to breaches of this Agreement by the Company pursuant to Section 9.13; provided, further, that notwithstanding the foregoing proviso or anything in Section 9.13 to the contrary, in the event that this Agreement has been terminated in accordance with Article VIII and as a result of such termination, the Company is obligated to pay the Termination Fee and the Parent Expenses (and, if applicable, any amounts contemplated by Section 8.6(c)), then Parent and Purchaser shall not have any right pursuant to Section 9.13 to seek or enforce consummation of the Merger and Parent’s and Purchaser’s remedies shall be limited solely to the right to receive the Termination Fee and the Parent Expenses (and, if applicable, any amounts contemplated by Section 8.6(c)) in accordance with this Section 8.6.

(e) Notwithstanding anything to the contrary in this Agreement, other than specific performance which may be granted pursuant to Section 9.13, (i) the maximum aggregate liability of the Company and its Subsidiaries, together with their respective Affiliates, Representatives, and equityholders (and any Representatives or Affiliates of the foregoing) hereunder shall be limited to payment of the Termination Fee and Parent Expenses (plus any amounts paid or payable in accordance with Section 8.6(c)), pursuant to the terms of this Section 8.6; and (ii) the maximum aggregate liability of Parent and Purchaser, together with their respective Affiliates, Representatives, and equityholders (and any Representatives or Affiliates of the foregoing) hereunder shall be limited to payment of the Parent Termination Fee (plus any amounts paid or payable in accordance with Section 8.6(c)), pursuant to the terms of this Section 8.6 and (iii) in no event shall the Company or any of its

Affiliates, or Parent or Purchaser or any of their Affiliates, seek any money damages or any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, other than as provided in, and subject to the limitations of, this Section  8.6.

Section 8.7 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective boards of directors (or similar governing bodies or entities) at any time prior to the Effective Time; provided, however, that, the Company Stockholder Approval is obtained, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of NASDAQ, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.8 Extension; Waiver. At any time prior to the Effective Time, Parent and Purchaser, on the one hand, and the Company, on the other hand, may, unless prohibited by applicable Laws, (a) extend the time for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement, or (c) waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Interpretation. The headings in this Agreement are for reference only and do not affect the meaning or interpretation of this Agreement. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement, the Company Disclosure Letter and the Acquiror Disclosure Letter to Articles, Sections and Annexes refer to Articles and Sections of, and Annexes to, this Agreement unless the context requires otherwise. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation.” The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Annexes, the Company Disclosure Letter, the Acquiror Disclosure Letter and the Schedules hereto, and not to any particular provision of this Agreement. Unless the context requires otherwise (including with respect to subsection (i)(D) of the definition of “Company Material Adverse Effect”), any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.

Section 9.2 Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.2 does not limit any covenant of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time. Without limiting the preceding sentence, the covenants and agreements of the parties contained in Section 6.12 (Fees and Expenses), Sections 8.5 (Effect of Termination) (and the Sections referred to therein) and 8.6 (Fees and Expenses Following Termination) and Article IX of this Agreement shall survive termination of this Agreement. The Confidentiality Agreement will (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

Section 9.3 Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this Agreement.

Section 9.4 Submission to Jurisdiction. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the sole jurisdiction of, the Chancery Court of the State of Delaware.

Section 9.5 Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.5.

Section 9.6 Notices. Any notice, request, instruction or other communication under this Agreement will be in writing and delivered by hand or overnight courier service or by facsimile:

If to the Company, to:

FiberNet Telecom Group, Inc.

220 West 42nd Street

13th Floor

New York, NY 10036

Facsimile:	(212) 405-6262
Attention:	Jon DeLuca

with a copy (which will not constitute notice to the Company) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Facsimile:	(212) 728-8111
Attention:	Steven A. Seidman, Esq.
Rosalind Fahey Kruse, Esq.

If to Parent or Purchaser, to:

Zayo Group, Ltd.

901 Front Street, Suite 200

Louisville, Colorado 80027

Facsimile:	(303) 226-5923
Attention:	Scott E. Beer, Esq.

with a copy (which will not constitute notice to Parent or Purchaser) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Facsimile:	(212) 351-4035
Attention:	J. Alan Bannister, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above. Each such communication will be effective (a) if delivered by hand or overnight courier, when such delivery is made at the address specified in this Section 9.6, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 9.6 and appropriate confirmation is received.

Section 9.7 Entire Agreement. This Agreement, the Company Disclosure Letter, the Acquiror Disclosure Letter and the Confidentiality Agreement constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement.

Section 9.8 Parent and Purchaser Obligations. Each of Parent and Purchaser are jointly and severally liable for the obligations of the other pursuant to this Agreement and each of Parent and Purchaser unconditionally and irrevocably guarantee the performance of any and all such obligations of the other. Parent shall cause Purchaser to take all actions required of it pursuant to the terms of this Agreement. Parent, as the sole stockholder of Purchaser, will consent in writing to the adoption of this Agreement and the approval of the Merger in accordance with applicable Law. Parent agrees to take all actions necessary to cause Purchaser or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent guarantees the full and complete performance by Purchaser or Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any agreement, covenant or obligation of Purchaser or the Surviving Corporation, as applicable, under this Agreement. Purchaser shall at all times prior to the Effective Time be a direct or indirect wholly owned subsidiary of Parent.

Section 9.9 No Third Party Beneficiaries. Except (a) as provided in Section 6.8 (Directors’ and Officers’ Indemnification and Insurance), (b) following the Effective Time, the provisions of Article III (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons) and (c) the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Purchaser’s breach of this Agreement or fraud, which right is hereby acknowledged and agreed by Parent and Purchaser, Parent, Purchaser and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including, the right to rely upon the representations and warranties set forth herein. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.8 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.10 Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

Section 9.11 Rules of Construction. The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document will be construed against the party drafting such agreement or other document.

Section 9.12 Assignment. This Agreement may not be assigned by operation of Law or otherwise; provided, however, (a) either Purchaser or Parent may assign this Agreement to any Affiliate of either Purchaser or Parent, and (b) Parent may collaterally assign this Agreement to its lenders pursuant to Parent’s credit facility, provided that, notwithstanding any such assignment contemplated by (a) or (b), Parent and Purchaser shall remain liable for their duties and obligations set forth in this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 9.12 will be null and void.

Section 9.13 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were breached by the Company and it is accordingly agreed that Parent and Purchaser will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity; provided, however, notwithstanding the foregoing and in all instances, this Section 9.13 shall be subject to the terms of and limitations set forth in Section 8.6(d) and Section 8.6(e). Except as set forth in Section 8.6(d) and Section 8.6(e), the terms of this Section 9.13 shall not be deemed to be superseded, amended or modified in any respect by the terms of any other provisions of this Agreement.

Section 9.14 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile transmission, all of which will be one and the same agreement. This Agreement shall become effective only when actually signed by each party hereto and each such party has received counterparts hereof signed by all of the other parties hereto.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

FIBERNET TELECOM GROUP, INC.

By:	/s/ JON DELUCA
Name: Jon DeLuca Title: President and CEO

ZAYO GROUP, LLC

By:	/s/ KEN DESGARENNES
Name: Ken desGarennes Title: Vice President and Chief Financial Officer

ZAYO MERGER SUB, INC.

By:	/s/ KEN DESGARENNES
Name: Ken desGarennes Title: Vice President and Chief Financial Officer

Annex B

Needham & Company, LLC Fairness Opinion, dated as of May 21, 2009

[NEEDHAM & COMPANY LETTERHEAD]

May 21, 2009

Board of Directors

FiberNet Telecom Group, Inc.

220 West 42nd Street

New York, NY 10036

Gentlemen:

We understand that Zayo Group, LLC (“Zayo”), FiberNet Telecom Group, Inc. (the “Company”) and a wholly-owned subsidiary of Zayo (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company and the Company will become a wholly-owned subsidiary of Zayo (the “Merger”). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.

Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than shares owned by the Company as treasury stock, shares owned by Zayo or any direct or indirect wholly-owned subsidiary of Zayo or the Company, and dissenting shares, will be converted into the right to receive $11.45 per share in cash (the “Merger Consideration”).

You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement.

For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated May 21, 2009 and received oral advice from you as to the amount of the Merger Consideration to be included in the definitive Merger Agreement; (ii) reviewed certain publicly available information concerning the Company and certain other relevant financial and operating data of the Company furnished to us by the Company; (iii) reviewed the historical stock prices and trading volumes of the Company Common Stock; (iv) held discussions with members of management of the Company concerning the current operations of and future business prospects for the Company; (v) reviewed certain financial forecasts with respect to the Company prepared by the management of the Company and held discussions with members of such management concerning those forecasts; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for the Company; (vii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (viii) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. We have assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto. In addition, we have assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated May 21, 2009 (including for these purposes the Merger Consideration of $11.45 per share in cash), without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the

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Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Zayo or the contemplated benefits of the Merger. With respect to the financial forecasts for the Company provided to us by the management of the Company, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Company. We express no opinion with respect to any of such forecasts or estimates or the assumptions on which they were based.

We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company or Zayo nor have we evaluated the solvency or fair value of the Company or Zayo under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or as to the Company’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to the Company. You have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. In addition, we express no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger.

We have been engaged by the Board of Directors of the Company as financial advisor in connection with the Merger to render this opinion and will receive a fee for our services, none of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our out-of-pocket expenses. We may in the future provide investment banking and financial advisory services to the Company, Zayo and their respective affiliates unrelated to the proposed Merger, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any information statement or proxy statement used in connection with the Merger provided that this letter is quoted in full in such information statement or proxy statement. This opinion has been approved by a fairness committee of Needham & Company, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Very truly yours,

NEEDHAM & COMPANY, LLC

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Annex C

Needham & Company, LLC Fairness Opinion, dated as of May 27, 2009

[NEEDHAM & COMPANY LETTERHEAD]

May 27, 2009

Board of Directors

FiberNet Telecom Group, Inc.

220 West 42nd Street

New York, NY 10036

Gentlemen:

We understand that Zayo Group, LLC (“Zayo”), FiberNet Telecom Group, Inc. (the “Company”) and a wholly owned subsidiary of Zayo (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into the Company and the Company will become a wholly owned subsidiary of Zayo (the “Merger”). The terms and conditions of the Merger will be set forth more fully in the Merger Agreement.

Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each issued and outstanding share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”), other than shares owned by the Company as treasury stock, shares owned by Zayo or any direct or indirect wholly owned subsidiary of Zayo or the Company, and dissenting shares, will be converted into the right to receive $11.45 per share in cash (the “Merger Consideration”).

You have asked us to advise you as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement.

For purposes of this opinion we have, among other things: (i) reviewed a draft of the execution version of the Merger Agreement dated May 27, 2009; (ii) reviewed certain publicly available information concerning the Company and certain other relevant financial and operating data of the Company furnished to us by the Company; (iii) reviewed the historical stock prices and trading volumes of the Company Common Stock; (iv) held discussions with members of management of the Company concerning the current operations of and future business prospects for the Company; (v) reviewed certain financial forecasts with respect to the Company prepared by the management of the Company and held discussions with members of such management concerning those forecasts; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for the Company; (vii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (viii) reviewed such other financial studies and analyses and considered such other matters as we have deemed appropriate.

In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us for purposes of this opinion and have neither attempted to verify independently nor assumed responsibility for verifying any of such information. We have assumed the accuracy of the representations and warranties contained in the Merger Agreement and all agreements related thereto. In addition, we have assumed, with your consent, that the Merger will be consummated upon the terms and subject to the conditions set forth in the draft Merger Agreement dated May 27, 2009, without waiver, modification or amendment of any material term, condition or agreement thereof and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that

C-1

would have an adverse effect on the Company, Zayo or the contemplated benefits of the Merger. With respect to the financial forecasts for the Company provided to us by the management of the Company, we have assumed, with your consent and based upon discussions with such management, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Company. We express no opinion with respect to any of such forecasts or estimates or the assumptions on which they were based.

We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company or Zayo nor have we evaluated the solvency or fair value of the Company or Zayo under any state or federal laws relating to bankruptcy, insolvency or similar matters. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof and we assume no responsibility to update or revise our opinion based upon circumstances and events occurring after the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of Company Common Stock of the Merger Consideration to be received by such holders pursuant to the Merger Agreement and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, or as to the Company’s underlying business decision to engage in the Merger or the relative merits of the Merger as compared to other business strategies that might be available to the Company. You have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. In addition, we express no opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors or employees of any party to the Merger, or any class of such persons, relative to the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement or with respect to the fairness of any such compensation. Our opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the proposed Merger.

We have been engaged by the Board of Directors of the Company as financial advisor in connection with the Merger to render this opinion and will receive a fee for our services, none of which is contingent on the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our role as financial advisor and out of the rendering of this opinion and to reimburse us for our out-of-pocket expenses. We may in the future provide investment banking and financial advisory services to the Company, Zayo and their respective affiliates unrelated to the proposed Merger, for which services we would expect to receive compensation. In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account or for the accounts of customers or affiliates and, accordingly, may at any time hold a long or short position in such securities.

This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any information statement or proxy statement used in connection with the Merger provided that this letter is quoted in full in such information statement or proxy statement. This opinion has been approved by a fairness committee of Needham & Company, LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view.

Very truly yours,

NEEDHAM & COMPANY, LLC

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Annex D

Appraisal Rights

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at, the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

FiberNet Telecom Group, Inc.

220 W. 42nd Street

13th Floor

New York, NY 10036

(212) 405-6200

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS ON [            ], 2009

The undersigned stockholder(s) of FIBERNET TELECOM GROUP, INC. (“FiberNet”) hereby constitutes and appoints [                    ] and [            ], and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the special meeting of stockholders of FiberNet to be held on [            ], 2009, at [            ], local time, and at any adjournment or postponement of the meeting, according to the number of shares of common stock of FiberNet that the undersigned may be entitled to vote, and with all powers that the undersigned would possess if personally present, as follows:

THIS PROXY WILL BE VOTED FOR EACH OF PROPOSAL #1, PROPOSAL TO ADOPT THE

MERGER AGREEMENT, PROPOSAL #2, PROPOSAL TO ADJOURN THE SPECIAL MEETING, AS

MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT, UNLESS THE CONTRARY IS

INDICATED IN THE APPROPRIATE PLACE.

(continued on reverse side)

– FOLD AND DETACH HERE –

FIBERNET TELECOM GROUP, INC.

PLEASE MARK VOTE IN BOX IN THE FOLLOWING MANNER USING DARK INK ONLY.

PROPOSAL #1, PROPOSAL TO ADOPT THE MERGER AGREEMENT: To adopt the Agreement and Plan of Merger, among FiberNet, Zayo Group, LLC, a Delaware limited liability company, and Zayo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Zayo Group, LLC, as such agreement may be amended from time to time, pursuant to which Zayo Merger Sub, Inc. will merge with and into FiberNet, with FiberNet surviving the merger as a wholly owned subsidiary of Zayo Group, LLC.

☐	FOR	☐	AGAINST	☐	ABSTAIN

PROPOSAL #2, PROPOSAL TO ADJOURN THE SPECIAL MEETING: To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve Proposal #1, Proposal to Adopt the Merger Agreement.

☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting.

The undersigned revokes any prior proxy at the meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the notice of special meeting of stockholders and proxy statement is hereby acknowledged.

Dated:

(Signature(s) of Stockholders)

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, sign in partnership name by authorized partner.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FIBERNET TELECOM GROUP, INC. PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED. THANK YOU.